Filed Pursuant to Rule 424(b)(3)
of the Rules and Regulations
Under the Securities Act of 1933

Registration Statement Nos.

333-104767
333-104767-01
333-104767-02
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 17, 2004)

DOANE PET CARE COMPANY

10 3/4% Senior Notes Due 2010

Recent Developments

      We have attached to this prospectus supplement, and incorporated by reference into it, the Quarterly Report on Form 10-Q of Doane Pet Care Company for the quarter ended October 2, 2004, dated November 12, 2004.

      This prospectus supplement is to be used by Credit Suisse First Boston LLC, or CSFB, and J.P. Morgan Securities Inc., or JPMorgan, in connection with offers and sales of the notes in market-making transactions. CSFB and JPMorgan may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. The notes are not listed on any securities exchange or admitted to trading in the National Association of Securities Dealers Automated Quotation System and we do not intend to apply for any such listing or admission to trading. We receive no portion of the proceeds of sales of the notes and have paid certain expenses incident to the registration of the notes.

November 12, 2004

CREDIT SUISSE FIRST BOSTON	JPMORGAN

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended October 2, 2004

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from            to

Commission file number 0-27818

Doane Pet Care Company

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	43-1350515 (IRS Employer Identification No.)

210 Westwood Place South, Suite 400
Brentwood, TN 37027
(Address of principal executive office, including zip code)

(615) 373-7774
(Registrant’s telephone number, including area code)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

     Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

     As of November 12, 2004, the registrant had outstanding 1,000 shares of common stock, all of which were held by its parent, Doane Pet Care Enterprises, Inc.

PART I. Financial Information

ITEM 1. Financial Statements

DOANE PET CARE COMPANY AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	End of
	Third quarter	Fiscal
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$2,254	$29,293
Accounts receivable, net	105,806	91,569
Inventories, net	67,268	68,619
Deferred tax assets	2,449	1,898
Prepaid expenses and other current assets	11,214	14,390

Total current assets	188,991	205,769
Property, plant and equipment, net	248,277	266,457
Goodwill and trademarks	379,665	380,418
Other assets	33,134	33,270

Total assets	$850,067	$885,914

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$3,501	$13,185
Accounts payable	89,962	100,512
Accrued liabilities	59,828	51,719

Total current liabilities	153,291	165,416

Long-term debt:
Long-term debt, excluding current maturities	563,624	560,861
Senior Preferred Stock (Redeemable)	102,389	—

Total long-term debt	666,013	560,861
Deferred tax liabilities	32,300	28,524
Other long-term liabilities	9,266	8,863

Total liabilities	860,870	763,664

Senior Preferred Stock (Redeemable)	—	91,052

Commitments and contingencies
Stockholder’s equity (deficit):
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in-capital	115,674	115,674
Accumulated other comprehensive income	48,953	50,185
Accumulated deficit	(175,430)	(134,661)

Total stockholder’s equity (deficit)	(10,803)	31,198

Total liabilities and stockholder’s equity (deficit)	$850,067	$885,914

See accompanying notes to the unaudited condensed consolidated financial statements and accompanying report of independent registered public accounting firm.

DOANE PET CARE COMPANY AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Third quarter		First nine months
	2004	2003	2004	2003
Net sales	$250,977	$243,810	$780,195	$738,235
Cost of goods sold	218,165	206,970	673,428	617,526

Gross profit	32,812	36,840	106,767	120,709
Operating expenses:
Promotion and distribution	13,777	14,703	41,771	41,910
Selling, general and administrative	12,461	12,077	38,447	36,558
Amortization	993	1,171	3,356	3,488
Other operating expenses	1,168	—	6,329	—

Income from operations	4,413	8,889	16,864	38,753
Interest expense, net	18,432	14,671	54,595	43,543
Debt extinguishments	—	1,030	—	12,143
Other income, net	(90)	(201)	(828)	(786)

Loss before income taxes	(13,929)	(6,611)	(36,903)	(16,147)
Income tax expense	1,296	4,025	3,866	5,767

Net loss	(15,225)	(10,636)	(40,769)	(21,914)
Preferred stock dividends and accretion	—	(3,428)	—	(9,962)

Net loss available to common shares	$(15,225)	$(14,064)	$(40,769)	$(31,876)

See accompanying notes to the unaudited condensed consolidated financial statements and accompanying report of independent registered public accounting firm.

2

DOANE PET CARE COMPANY AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF
STOCKHOLDER’S EQUITY (DEFICIT) AND COMPREHENSIVE LOSS
(In thousands, except share amounts)

				Accumulated
	Common stock		Additional paid-in	other comprehensive	Accumulated
	Shares	Amount	capital	income	deficit	Total
Balances at end of fiscal 2003	1,000	$—	$115,674	$50,185	$(134,661)	$31,198
Comprehensive loss:
Net loss	—	—	—	—	(40,769)	(40,769)
Foreign currency translation	—	—	—	(1,232)	—	(1,232)

Total comprehensive loss						(42,001)

Balances at end of third quarter 2004	1,000	$—	$115,674	$48,953	$(175,430)	$(10,803)

See accompanying notes to the unaudited condensed consolidated financial statements and accompanying report of independent registered public accounting firm.

3

DOANE PET CARE COMPANY AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	First nine months
	2004	2003
Cash flows from operating activities:
Net loss	$(40,769)	$(21,914)
Items not requiring (providing) cash:
Depreciation	25,466	22,850
Amortization	4,102	4,233
Deferred income tax expense	3,236	4,630
Non-cash interest expense	14,895	3,904
Equity in joint ventures	(650)	(414)
Debt extinguishments	—	12,143
Asset impairments	420	—
Changes in current assets and liabilities	(13,363)	8,290

Net cash provided by (used in) operating activities	(6,663)	33,722

Cash flows from investing activities:
Capital expenditures	(9,934)	(15,876)
Proceeds from sale of assets	854	233
Other, net	(1,492)	(2,817)

Net cash used in investing activities	(10,572)	(18,460)

Cash flows from financing activities:
Net repayments under revolving credit agreements	—	(15,000)
Proceeds from issuance of long-term debt	13,078	210,444
Principal payments on long-term debt	(20,208)	(207,045)
Payments for debt issuance costs	(3,006)	(7,761)

Net cash used in financing activities	(10,136)	(19,362)
Effect of exchange rate changes on cash and cash equivalents	332	557

Decrease in cash and cash equivalents	(27,039)	(3,543)
Cash and cash equivalents, beginning of period	29,293	7,596

Cash and cash equivalents, end of period	$2,254	$4,053

See accompanying notes to the unaudited condensed consolidated financial statements and accompanying report of independent registered public accounting firm.

4

DOANE PET CARE COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation

     The accompanying unaudited condensed consolidated financial statements of Doane Pet Care Company and its consolidated subsidiaries, or the Company, do not include all the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. The fiscal 2003 year-end condensed consolidated balance sheet data was derived from audited financial statements. In the opinion of management, all material adjustments, consisting of normal and recurring adjustments, have been made which were considered necessary to present fairly the financial position and the results of operations and cash flows at the dates and for the periods presented. Certain reclassifications have been made to previously reported consolidated financial statements to conform with the fiscal 2004 presentation.

     The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes contained in the Company’s 2003 annual report on Form 10-K for the fiscal year ended January 3, 2004, or the 2003 10-K, including related exhibits. The accounting policies used in preparing these financial statements are the same as those summarized in the 2003 10-K, with the exception of the Company’s accounting for its Senior Preferred Stock (Redeemable) as discussed in Note 3, Change in Accounting Principle.

     The Company’s fiscal year ends on the Saturday nearest to the end of December. Each quarter also ends on a Saturday with the third quarters of fiscal 2004 and 2003 ending on October 2, 2004 and September 27, 2003, respectively.

(2) Recent Accounting Pronouncements

     Effective as of the beginning of the third quarter of fiscal 2004, the Company adopted Staff Position 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003, or FSP 106-2. FSP 106-2 superceded the FASB’s previously released guidance contained in FSP 106-1. The Company does not anticipate that the Medicare Act will significantly affect the accounting for its post-retirement benefit plan, and will incorporate any effects at its next measurement date.

(3) Change in Accounting Principle

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, or SFAS 150. SFAS 150 required companies to classify mandatorily redeemable financial instruments as liabilities and was effective for the first fiscal period beginning after December 15, 2003 for nonpublic entities. The Company adopted SFAS 150 as of the beginning of fiscal 2004 and reclassified its Senior Preferred Stock (Redeemable) as long-term debt in its condensed consolidated balance sheet and the related accretion and dividends as interest expense in its condensed consolidated statement of operations for the third quarter and the first nine months of fiscal 2004.

(4) Inventories

     A summary of inventories follows (in thousands):

5

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	End of
	Third quarter	Fiscal
	2004	2003
Raw materials	$14,511	$14,726
Packaging materials	22,840	23,551
Finished goods	34,537	34,703

	71,888	72,980
Allowances	(4,620)	(4,361)

Total	$67,268	$68,619

(5) Long-Term Debt

     A summary of long-term debt as of the end of the third quarter of fiscal 2004, after giving effect to the November 5, 2005 refinancing described below, follows (in thousands):

	End of
	Third quarter	Fiscal
	2004	2003
Revolving Credit Facility	$16,000	$16,000
Term Loan Facilities	162,974	169,322
Senior notes	211,053	210,779
Senior subordinated notes	149,058	148,789
Debt of foreign subsidiaries	13,549	14,674
Industrial development revenue bonds	14,491	14,482

	567,125	574,046
Less: Current maturities	(3,501)	(13,185)

Subtotal	563,624	560,861
Senior Preferred Stock (Redeemable)	102,389	—

Total	$666,013	$560,861

     As of the end of the third quarter of fiscal 2004, the Company’s previous senior credit facility provided for total commitments of Euro 30.1 million Euro Term Loan Facility ($37.4 million assuming a Euro to USD exchange rate of approximately 1.24) and $175.6 million, consisting of a $125.6 million USD Term Loan Facility and a $50 million Revolving Credit Facility, with a $20 million sub-limit for the issuance of letters of credit.

     All loans under the previous senior credit facility bore interest at the higher of the Euro dollar rate plus 5.25%, or the prime rate of the administrative agent plus 4.25%. As of the end of the third quarter of fiscal 2004, the Euro Term Loan Facility bore interest at 7.34%, the USD Term Loan Facility bore interest at 7.15% and the Revolving Credit Facility bore interest at 7.75%.

     The Senior Preferred Stock (Redeemable) has an initial liquidation preference of $25 per share (aggregate initial liquidation preference is $30.0 million) with 3.0 million shares authorized and 1.2 million shares issued and outstanding. Dividends on the Senior Preferred Stock (Redeemable) accrue quarterly at the rate of 14.25% per annum on the most recent quarterly liquidation value of each share and accrete to the liquidation value of the Senior Preferred Stock (Redeemable). The Senior Preferred Stock (Redeemable) is mandatorily redeemable on September 30, 2007 under circumstances described in the Certificate of Designation governing the Senior Preferred Stock (Redeemable). See Note 3, Change in Accounting Principle, for a discussion of the reclassification of the Company’s Senior Preferred Stock (Redeemable) as long-term debt as of the beginning of fiscal 2004 and Note 7, Senior Preferred Stock (Redeemable), in the 2003 10-K for additional disclosures.

  Refinancing

     On November 5, 2004, the Company refinanced its existing senior credit facility by entering into a new senior credit facility with a syndicate of institutional investors, as lenders, and Credit Suisse First Boston, an affiliate of the Company, as administrative agent. The new senior credit facility provides for total commitments of $230.0 million, consisting of a $195.0 million term loan facility, or the Term Loan Facility, and a $35.0 million revolving credit facility, or the Revolving Credit Facility, with a $20.0 million sub-limit for issuance of letters of credit. The Term Loan Facility bears interest, at the option of the Company, of adjusted LIBOR plus 4.00%, or ABR, as defined in the new senior credit facility agreement, plus 3.00%. The Revolving Credit Facility bears interest, at the option of the Company, of adjusted LIBOR plus 4.50%, or ABR plus 3.50%. The Company will pay principal payments on the Term Loan Facility of 1% of the initial principal amount per year, payable in equal quarterly installments. Final maturity of the new senior credit facility is on the earlier of November 5, 2009 or 91 days prior to the maturity of the Senior Subordinated Notes due May 15, 2007, as such notes may be amended, extended or refinanced, unless terminated sooner upon an event of default. Current maturities in the balance sheet as of the end of the third quarter of fiscal 2004 reflects the scheduled maturities in the new senior credit facility.

     The Company and its restricted domestic subsidiaries are required to guarantee amounts outstanding under the new senior credit facility. The indebtedness incurred pursuant to the new senior credit facility is secured by a first priority lien on substantially all of the material assets of the Company and its restricted domestic subsidiaries. The new senior credit facility contains certain financial and other covenants usual and customary for a secured credit agreement.

6

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

     In conjunction with the refinancing, the Company will recognize in the fourth quarter of fiscal 2004 a non-cash loss on debt extinguishment, the amount of which has not yet been finalized.

     The Company is highly leveraged and has significant cash requirements for debt service relating to its new senior credit facility, senior notes, senior subordinated notes, industrial development revenue bonds and foreign debt. The Company’s ability to borrow is limited by its new senior credit facility, including compliance with the financial covenants therein, and the limitations on the incurrence of additional indebtedness in the indentures governing the Company’s senior notes and senior subordinated notes.

     The Company has experienced difficulty in the past satisfying financial covenants in the previous senior credit facility and negotiated amendments and obtained waivers for fiscal 2000, 2001 and 2003 due to covenant non-compliance. The Company’s ability to satisfy the covenants included in the new senior credit facility is determined based on the Company’s cash flows, senior secured debt and capital expenditures. The Company may experience difficulty satisfying these covenants in the future. If the Company is unable to negotiate an amendment or secure a waiver from its lenders for any potential default, it could result in an event of default under its new senior credit facility and permit a majority of the lenders to accelerate outstanding debt under its new senior credit facility, terminate the Company’s revolving credit commitment and seize the cash in its operating accounts. Such acceleration would result in a cross-default under the Company’s senior notes and senior subordinated notes.

(6) Accruals for Restructuring Costs

     A rollforward of the Company’s accrued restructuring costs for the first nine months of fiscal 2004 follows (in thousands):

7

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

First nine
months
2004
Balance at end of fiscal 2003	$1,154
Plant closure costs	3,715
Severance	3,028
Cash payments	(7,010)

Balance at end of third quarter 2004	$887

     The Company incurred total restructuring costs for the first nine months of fiscal 2004 of approximately $6.7 million, excluding asset impairments, related to its European restructuring efforts. These restructuring costs consisted of (1) $3.0 million for severance; (2) $2.4 million for the installation of transferred equipment; and (3) $1.3 million of manufacturing inefficiencies through the transition period. For the third quarter of fiscal 2004, the Company incurred manufacturing inefficiency costs of $0.8 million and installation costs of $0.4 million.

     The future expected payout of the Company’s accrued restructuring costs, consisting primarily of severance, as of the end of the third quarter of fiscal 2004 follows (in thousands):

Fiscal years ending	Payout
2004	$436
2005	387
2006	64

Total	$887

(7) Comprehensive Income (Loss)

     The components of comprehensive income (loss) were as follows (in thousands):

	Third quarter		First nine months
	2004	2003	2004	2003
Comprehensive income (loss):
Net loss	$(15,225)	$(10,636)	$(40,769)	$(21,914)
Foreign currency translation	3,675	4,470	(1,232)	24,881
Unrealized gain on interest rate swap, net of deferred income tax expense of $223 and $619, respectively	—	350	—	971

Total	$(11,550)	$(5,816)	$(42,001)	$3,938

(8) Stock Option Plan of Parent

     The Company and its Parent, Doane Pet Care Enterprises, Inc., have elected to continue to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25, to account for fixed stock awards granted to employees. However, if the Company adopted SFAS No. 123, Accounting for Stock Based Compensation, or SFAS 123, to account for fixed stock awards granted to employees, the Company’s net loss for the third quarter and the first nine months of fiscal 2004 and 2003 would have been adjusted as follows (in thousands):

8

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	Third quarter		First nine months
	2004	2003	2004	2003
Net loss available to common shares	$(15,225)	$(14,064)	$(40,769)	$(31,876)
Less: Total stock-based employee compensation expense determined based on the fair value method for all awards, net of income tax benefit	(1)	(2)	(3)	(6)

Pro forma net loss available to common shares	$(15,226)	$(14,066)	$(40,772)	$(31,882)

     Pro forma information regarding net loss has been determined as if the Company had accounted for its employee stock options under the minimum value method of SFAS 123 under the assumptions of a risk free rate of return of 3.70% for the third quarter and first nine months of fiscal 2004 and 2003, and an expected life of options ranging from 3 to 10 years. The Company has no present plans to pay dividends on its common stock. The effect of applying SFAS 123, as calculated above, may not be representative of the effect on reported net income (loss) for future years.

(9) Benefit Plans

Pension Plans

     The Company has an inactive defined benefit, non-contributory pension plan covering certain hourly and salaried employees. As a result, future benefits no longer accumulate and the Company’s service cost ceased. The Company’s funding policy for this plan is to make the minimum annual contribution required by applicable regulations. The Company also has an active defined benefit, non-contributory pension plan covering approximately 50 union employees at one of its facilities. The information below for both pension plans has been determined based on the three and nine months ending September 30, 2004 and 2003, respectively.

     Under federal law, the Company was not required to make any cash contributions to its inactive plan in fiscal 2003 or the first nine months of fiscal 2004.

     A summary of net periodic cost for the Company’s pension plans follows (in thousands):

	Third quarter		First nine months
	2004	2003	2004	2003
Service cost	$9	$7	$27	$21
Interest cost	270	268	810	804
Expected income on plan assets	(347)	(311)	(1,040)	(934)
Amortization	173	187	518	562

Net periodic pension cost	$105	$151	$315	$453

Post-retirement Plan

     The Company has a post-retirement healthcare plan that provides medical coverage for eligible retirees and their dependents. The Company pays benefits under the plan when due and does not fund its plan obligations as they accrue. The post-retirement plan information below has been determined based on the three and nine months ending September 30, 2004 and 2003, respectively.

     A summary of net periodic cost for the Company’s post-retirement plan follows (in thousands):

9

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	Third quarter		First nine months
	2004	2003	2004	2003
Service cost	$3	$5	$10	$15
Interest cost	75	78	225	234
Amortization	14	6	42	19

Net periodic post-retirement cost	$92	$89	$277	$268

(10) Commitments and Contingencies

     In the first quarter of fiscal 2004, the Company won an arbitration award from Merrick Petfoods, Inc., or Merrick, after Merrick terminated the joint venture agreement with the Company related to a manufacturing facility in Hereford, Texas. The award consisted of an initial payment and monthly royalty payments. Under the arbitration agreement, the royalty payments will continue for approximately nine years and are based on Merrick’s future sales volumes of certain products. In the first quarter of fiscal 2004, the Company recorded $1.0 million relating to the award, consisting of both the initial payment of $0.8 million, recorded as an offset to other operating expenses, and royalty payments of $0.2 million, recorded as other expense (income), net. Royalty payments made subsequent to the initial payment in the first nine months of fiscal 2004 did not have a material impact on the Company’s results of operations, nor does the Company expect future payments to have a material impact.

     The Company is also a party to other legal proceedings in the ordinary course of business. The resolution of such matters is not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

(11) Financial Information Related to Guarantor Subsidiaries

     Unaudited condensed consolidated financial information related to the Company and its guarantor subsidiaries and non-guarantor subsidiaries as of the end of the third quarter of fiscal 2004 and the end of fiscal 2003 and for the third quarter and first nine months of fiscal 2004 and 2003 is disclosed to comply with the reporting requirements of the Company’s guarantor subsidiaries. The guarantor subsidiaries are wholly-owned domestic subsidiaries of the Company which have fully and unconditionally guaranteed the Company’s new senior credit facility, the 10¾% Senior Notes due March 1, 2010 and the Company’s 9¾% Senior Subordinated Notes due May 15, 2007. The non-guarantor subsidiaries are wholly-owned foreign subsidiaries of the Company which have not fully and unconditionally guaranteed the Company’s new senior credit facility, the 10¾% Senior Notes due March 1, 2010 or the Company’s 9¾% Senior Subordinated Notes due May 15, 2007. See Note 6, Long-Term Debt and Liquidity, in the Company’s 2003 10-K. Unaudited condensed consolidated financial information follows (in thousands, except share and par value amounts):

10

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Unaudited Condensed Consolidated Balance Sheets
For The Guarantor and Non-Guarantor Subsidiaries

	End of third quarter 2004
		Non-	Intercompany
	Guarantor	guarantor	eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$78	$2,176	$—	$2,254
Accounts receivable, net	49,158	56,648	—	105,806
Inventories, net	39,061	28,207	—	67,268
Deferred tax assets	2,449	—	—	2,449
Prepaid expenses and other current assets	8,970	2,244	—	11,214

Total current assets	99,716	89,275	—	188,991
Property, plant and equipment, net	147,456	100,821	—	248,277
Goodwill and trademarks	267,780	111,885	—	379,665
Other assets	260,397	13,257	(240,520)	33,134

Total assets	$775,349	$315,238	$(240,520)	$850,067

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$1,950	$1,551	$—	$3,501
Accounts payable	45,936	44,026	—	89,962
Accrued liabilities	44,485	15,343	—	59,828

Total current liabilities	92,371	60,920	—	153,291

Long-term debt:
Long-term debt, excluding current maturities	551,626	163,509	(151,511)	563,624
Senior Preferred Stock (Redeemable)	102,389	—	—	102,389

Total long-term debt	654,015	163,509	(151,511)	666,013
Deferred tax liabilities	29,782	2,518	—	32,300
Other long-term liabilities	9,266	—	—	9,266

Total liabilities	785,434	226,947	(151,511)	860,870

Commitments and contingencies
Stockholder’s equity (deficit):
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—	—	—
Additional paid-in-capital	115,674	89,749	(89,749)	115,674
Accumulated other comprehensive income (loss)	(15,301)	63,514	740	48,953
Accumulated deficit	(110,458)	(64,972)	—	(175,430)

Total stockholder’s equity (deficit)	(10,085)	88,291	(89,009)	(10,803)

Total liabilities and stockholder’s equity (deficit)	$775,349	$315,238	$(240,520)	$850,067

11

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Unaudited Condensed Consolidated Balance Sheets
For The Guarantor and Non-Guarantor Subsidiaries

	End of fiscal 2003
		Non-	Intercompany
	Guarantor	guarantor	eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$25,939	$3,354	$—	$29,293
Accounts receivable, net	35,639	55,930	—	91,569
Inventories, net	43,616	25,003	—	68,619
Deferred tax assets	1,898	—	—	1,898
Prepaid expenses and other current assets	10,727	3,663	—	14,390

Total current assets	117,819	87,950	—	205,769
Property, plant and equipment, net	156,697	109,760	—	266,457
Goodwill and trademarks	267,780	112,638	—	380,418
Other assets	241,749	12,396	(220,875)	33,270

Total assets	$784,045	$322,744	$(220,875)	$885,914

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term debt	$8,952	$4,233	$—	$13,185
Accounts payable	52,006	48,506	—	100,512
Accrued liabilities	39,921	11,798	—	51,719

Total current liabilities	100,879	64,537	—	165,416
Long-term debt, excluding current maturities	550,420	165,251	(154,810)	560,861
Deferred tax liabilities	26,161	2,363	—	28,524
Other long-term liabilities	8,863	—	—	8,863

Total liabilities	686,323	232,151	(154,810)	763,664

Senior Preferred Stock (Redeemable)	91,052	—	—	91,052

Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—	—	—
Additional paid-in-capital	115,674	67,040	(67,040)	115,674
Accumulated other comprehensive income (loss)	(15,562)	64,772	975	50,185
Accumulated deficit	(93,442)	(41,219)	—	(134,661)

Total stockholder’s equity	6,670	90,593	(66,065)	31,198

Total liabilities and stockholder’s equity	$784,045	$322,744	$(220,875)	$885,914

12

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Unaudited Condensed Consolidated Statements of Operations
For The Guarantor and Non-Guarantor Subsidiaries

	Third quarter 2004
		Non-
	Guarantor	guarantor	Consolidated
Net sales	$180,580	$70,397	$250,977
Cost of goods sold	162,925	55,240	218,165

Gross profit	17,655	15,157	32,812
Operating expenses:
Promotion and distribution	5,970	7,807	13,777
Selling, general and administrative	8,667	3,794	12,461
Amortization	788	205	993
Other operating expenses	—	1,168	1,168

Income from operations	2,230	2,183	4,413
Interest expense, net	12,320	6,112	18,432
Other expense (income), net	(183)	93	(90)

Loss before income taxes	(9,907)	(4,022)	(13,929)
Income tax expense	1,069	227	1,296

Net loss	$(10,976)	$(4,249)	$(15,225)

	Third quarter 2003
		Non-
	Guarantor	guarantor	Consolidated
Net sales	$178,052	$65,758	$243,810
Cost of goods sold	155,661	51,309	206,970

Gross profit	22,391	14,449	36,840
Operating expenses:
Promotion and distribution	7,136	7,567	14,703
Selling, general and administrative	8,284	3,793	12,077
Amortization	984	187	1,171

Income from operations	5,987	2,902	8,889
Interest expense, net	8,299	6,372	14,671
Debt extinguishments	1,030	—	1,030
Other expense (income), net	(309)	108	(201)

Loss before income taxes	(3,033)	(3,578)	(6,611)
Income tax expense	3,891	134	4,025

Net loss	(6,924)	(3,712)	(10,636)
Preferred stock dividends and accretion	(3,428)	—	(3,428)

Net loss available to common shares	$(10,352)	$(3,712)	$(14,064)

13

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Unaudited Condensed Consolidated Statements of Operations
For The Guarantor and Non-Guarantor Subsidiaries

	First nine months 2004
		Non-
	Guarantor	guarantor	Consolidated
Net sales	$572,520	$207,675	$780,195
Cost of goods sold	509,641	163,787	673,428

Gross profit	62,879	43,888	106,767
Operating expenses:
Promotion and distribution	19,325	22,446	41,771
Selling, general and administrative	25,773	12,674	38,447
Amortization	2,744	612	3,356
Other operating expenses	(415)	6,744	6,329

Income from operations	15,452	1,412	16,864
Interest expense, net	36,276	18,319	54,595
Other expense (income), net	(1,317)	489	(828)

Loss before income taxes	(19,507)	(17,396)	(36,903)
Income tax expense	3,070	796	3,866

Net loss	$(22,577)	$(18,192)	$(40,769)

	First nine months 2003
		Non-
	Guarantor	guarantor	Consolidated
Net sales	$555,779	$182,456	$738,235
Cost of goods sold	476,400	141,126	617,526

Gross profit	79,379	41,330	120,709
Operating expenses:
Promotion and distribution	21,642	20,268	41,910
Selling, general and administrative	24,387	12,171	36,558
Amortization	2,926	562	3,488

Income from operations	30,424	8,329	38,753
Interest expense, net	23,003	20,540	43,543
Debt extinguishments	12,143	—	12,143
Other expense (income), net	(1,032)	246	(786)

Loss before income taxes	(3,690)	(12,457)	(16,147)
Income tax expense	4,791	976	5,767

Net loss	(8,481)	(13,433)	(21,914)
Preferred stock dividends and accretion	(9,962)	—	(9,962)

Net loss available to common shares	$(18,443)	$(13,433)	$(31,876)

14

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Unaudited Condensed Consolidated Statements of Cash Flows
For The Guarantor and Non-Guarantor Subsidiaries

	First nine months 2004
		Non-
	Guarantor	guarantor	Consolidated
Cash flows from operating activities:
Net loss	$(22,577)	$(18,192)	$(40,769)
Items not requiring (providing) cash:
Depreciation and amortization	17,183	12,385	29,568
Deferred income tax expense	3,070	166	3,236
Asset impairments	420	—	420
Other non-cash charges (income), net	14,405	(160)	14,245
Changes in current assets and liabilities	(25,655)	12,292	(13,363)

Net cash provided by (used in) operating activities	(13,154)	6,491	(6,663)

Cash flows from investing activities:
Capital expenditures	(5,186)	(4,748)	(9,934)
Proceeds from sale of assets	—	854	854
Other, net	1,572	(3,064)	(1,492)

Net cash used in investing activities	(3,614)	(6,958)	(10,572)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	—	13,078	13,078
Principal payments on long-term debt	(6,087)	(14,121)	(20,208)
Payments for debt issuance costs	(3,006)	—	(3,006)

Net cash used in financing activities	(9,093)	(1,043)	(10,136)
Effect of exchange rate changes on cash and cash equivalents	—	332	332

Decrease in cash and cash equivalents	(25,861)	(1,178)	(27,039)
Cash and cash equivalents, beginning of period	25,939	3,354	29,293

Cash and cash equivalents, end of period	$78	$2,176	$2,254

15

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Unaudited Condensed Consolidated Statements of Cash Flows
For The Guarantor and Non-Guarantor Subsidiaries

	First nine months 2003
		Non-
	Guarantor	guarantor	Consolidated
Cash flows from operating activities:
Net loss	$(8,481)	$(13,433)	$(21,914)
Items not requiring (providing) cash:
Depreciation and amortization	16,068	11,015	27,083
Deferred income tax expense (benefit)	4,791	(161)	4,630
Debt extinguishments	12,143	—	12,143
Other non-cash charges (income), net	3,666	(176)	3,490
Changes in current assets and liabilities	(7,744)	16,034	8,290

Net cash provided by operating activities	20,443	13,279	33,722

Cash flows from investing activities:
Capital expenditures	(8,297)	(7,579)	(15,876)
Proceeds from sale of assets	52	181	233
Other, net	4,229	(7,046)	(2,817)

Net cash used in investing activities	(4,016)	(14,444)	(18,460)

Cash flows from financing activities:
Net repayments under revolving credit agreements	(15,000)	—	(15,000)
Proceeds from issuance of long-term debt	210,444	—	210,444
Principal payments on long-term debt	(204,092)	(2,953)	(207,045)
Payments for debt issuance costs	(7,761)	—	(7,761)

Net cash used in financing activities	(16,409)	(2,953)	(19,362)
Effect of exchange rate changes on cash and cash equivalents	—	557	557

Increase (decrease) in cash and cash equivalents	18	(3,561)	(3,543)
Cash and cash equivalents, beginning of period	57	7,539	7,596

Cash and cash equivalents, end of period	$75	$3,978	$4,053

16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Doane Pet Care Company:

We have reviewed the accompanying condensed consolidated balance sheet of Doane Pet Care Company and subsidiaries as of October 2, 2004, the related condensed consolidated statements of operations for the three-month and nine-month periods ended October 2, 2004 and September 27, 2003, the related condensed consolidated statement of stockholder’s equity (deficit) and comprehensive loss for the nine-month period ended October 2, 2004 and the related condensed consolidated statements of cash flows for the nine-month periods ended October 2, 2004 and September 27, 2003. These condensed consolidated financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Doane Pet Care Company and subsidiaries as of January 3, 2004, and the related consolidated statements of operations, stockholder’s equity and comprehensive (income) loss and cash flows for the year then ended (not presented herein); and in our report dated February 25, 2004, except as to Note 6, which was as of March 9, 2004, we expressed an unqualified opinion on those consolidated financial statements. Our report refers to a change in accounting for goodwill and other intangible assets in fiscal 2002. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of January 3, 2004 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

As discussed in Note 3 to the accompanying condensed consolidated financial statements, effective January 4, 2004, Doane Pet Care Company and subsidiaries adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.

/s/ KPMG LLP

Nashville,Tennessee
November 10, 2004

17

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

     The reader is encouraged to refer to the accompanying unaudited condensed consolidated financial statements and related notes included elsewhere in this quarterly report on Form 10-Q and our audited consolidated financial statements and related notes in our annual report on Form 10-K for the fiscal year ended January 3, 2004, or the 2003 10-K.

Forward-Looking Statements

     Certain of the statements in this quarterly report on Form 10-Q are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “assume,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions. These statements appear in a number of places and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors, with respect to, among other things:

•	reliance on a few customers for a large portion of our sales and our ability to maintain our relationships with these customers;

•	our exposure to, and our ability to manage, our market risks relating to commodity prices, interest rates and foreign currency exchange rates;

•	future capital expenditures and our ability to finance these capital expenditures;

•	our ability to finance our debt service requirements under our senior credit facility and our other debt and to comply with the financial covenants under our debt agreements;

•	our future results of operations or financial condition;

•	our business strategies and other plans and objectives for future operations;

•	general economic and business conditions;

•	business opportunities that may be presented to and pursued by us from time to time;

•	risks related to our international operations;

•	the impact of existing or new accounting pronouncements; and

•	the outcome of any legal proceedings to which we or any of our subsidiaries may be a party.

     These forward-looking statements are based on our assumptions and analyses and are not guarantees of our future performance. These statements are subject to risks, many of which are beyond our control, that could cause our actual results to differ materially from those contained in our forward-looking statements. Factors that could cause results to differ materially include without limitation: decreases or changes in demand for our products, changes in market trends, general competitive pressures from existing and new competitors, price volatility of commodities, natural gas, other raw materials and packaging, foreign currency exchange rate fluctuations, future investment returns on our pension plans, changes in laws and regulations, adverse changes in operating performance, adverse economic conditions and other factors described under “Risk Factors” in our 2003 10-K.

18

     We undertake no obligation to revise these forward-looking statements to reflect any future events or circumstances. All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

Third Quarter Fiscal 2004 in Review

     In the third quarter of fiscal 2004, net sales increased 2.9% to $251.0 million from $243.8 million in the third quarter of fiscal 2003. Excluding the impact of foreign currency exchange rate fluctuations, net sales increased 0.6%. The favorable impact of our 2004 domestic price increases, described below, was partially offset by lower domestic sales volume due to the 2004 domestic price increases. The $4.0 million decrease in our gross profit was a result of higher global commodity costs, partially offset by the above factors. Our net loss of $15.2 million was further impacted by two factors. First, we recognized additional European restructuring costs in the amount of $1.2 million primarily relating to our consolidation of the Vrä, Denmark facility. Second, we recognized $3.9 million of accretion and dividends relating to our Senior Preferred Stock (Redeemable) as interest expense in connection with our adoption of SFAS 150, described below.

     Due to higher than expected commodity costs and the volatility of domestic commodity prices, we implemented a broad price increase in January 2004 of approximately 7.5% to 9.5% followed by additional price increases in the second quarter of 2004 of approximately 6.0% to 8.0% for most of our domestic products. In addition, we have cost-sharing arrangements with certain of our domestic customers such that we now have approximately 80% of our domestic volume under some form of cost-sharing arrangement. In the aggregate, these arrangements enable us to pass through to our domestic customers approximately half of any commodity movements, whether up or down. Because we generally do not have long-term contracts with our customers, our recent price increases and our cost-sharing arrangements are subject to change.

     Our European restructuring plan neared completion in the third quarter of fiscal 2004. We recognized $1.2 million of other operating expenses during the period consisting of manufacturing inefficiencies and installation costs. Our European restructuring plan is comprised of two major components: (1) the consolidation of our wet pet food operation in Vrä, Denmark into our facility in Esbjerg, Denmark and our recently expanded facility in Carat, Austria; and (2) the reorganization of certain of our European subsidiaries to more efficiently manage our foreign operations and reduce selling, general and administrative expenses. We anticipate that this project will result in lower labor and administrative costs and other operating efficiencies estimated to be approximately $4 million to $5 million on an annual basis.

     As of the beginning of fiscal 2004, we adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, or SFAS 150. SFAS 150 required us to reclassify our Senior Preferred Stock (Redeemable) to long-term debt and to recognize the related accretion and dividends of $3.9 million for the third quarter of fiscal 2004 as interest expense rather than as a component of stockholder’s equity. SFAS 150 explicitly prohibits restatement of prior periods. See Note 3, Change in Accounting Principle, in the accompanying unaudited condensed consolidated financial statements.

     On November 5, 2004, we refinanced our existing senior credit facility by entering into a new senior credit facility with a syndicate of institutional investors, as lenders, and Credit Suisse First Boston, as administrative agent. The new senior credit facility provides for total commitments of $230.0 million, consisting of a $195.0 million term loan facility and a $35.0 million revolving credit facility, with a $20.0 million sub-limit for issuance of letters of credit. We used approximately $180.5 million of the proceeds from the new term loan facility to pay off the previous senior credit facility. In addition, we estimate that we will use approximately $6.0 million from the new term loan proceeds to pay fees and expenses related to the new senior credit facility, with the remaining $8.5 million in net proceeds to be used for general corporate purposes. The refinancing improved our capital structure by replacing our previous senior credit facility, portions of which were scheduled to mature in fiscal 2005, as well as lowering our debt service costs and increasing our liquidity.

Financial Covenant Compliance

     One of our major risks is our ability to finance our cash requirements for debt service under our new senior credit facility and our other debt and to comply with the financial covenants under our new senior credit facility.

19

     Our new senior credit facility requires us to maintain specified financial ratios and satisfy certain financial tests which, if violated, could place us in default, and our lenders could then accelerate our debt and prohibit us from borrowing additional funds from this facility to meet our liquidity needs.

     As discussed above, we entered into a new senior credit facility on November 5, 2004. Our ability to meet the financial ratios and tests required under our new senior credit facility can be affected by events beyond our control, such as prevailing economic, financial or industry conditions. The occurrence of any adverse event may prevent us from meeting these financial ratios and tests. We have experienced difficulty in the past satisfying the financial covenants in our previous senior credit facility and have negotiated amendments and obtained waivers from our previous lenders for fiscal 2000, 2001 and 2003 due to covenant non-compliance. If we violate the covenants under the new senior credit facility and are unable to either negotiate amendments or obtain waivers from our lenders, we could be in default under our new senior credit facility and permit a majority of the lenders to accelerate outstanding debt under our new senior credit facility, terminate our revolving credit commitment and seize the cash in our operating accounts. Such acceleration would result in cross-defaults under our senior notes and senior subordinated notes. In that event, we may not have sufficient liquidity to make interest payments on our debt and for operational and capital requirements.

Results of Operations

     We manufacture pet food, primarily private label, in the United States and Europe using 29 combined manufacturing and distribution facilities that we own or lease. We manufacture pet food products primarily for dogs and cats, including dry, wet, semi-moist, soft dry, soft treats and biscuits. We sell our products to various types of retailers.

     Historically, approximately 75% of our cost of goods sold has been comprised of raw material and packaging costs with the remainder primarily comprised of salaries, wages and related fringe benefits, utilities and depreciation. Our operating expenses generally consist of promotion and distribution expenses and selling, general and administrative expenses. Promotion and distribution expenses are primarily comprised of promotions, freight, brokerage fees and warehousing expenses. Selling, general and administrative expenses primarily include salaries and related fringe benefits, depreciation and other corporate overhead costs, which typically do not increase proportionately with increases in volume and product sales.

     We have foreign currency exposure related to foreign-denominated revenues and costs translated into U.S. dollars, or USD, primarily related to the Euro to USD exchange rate. Our results of operations were impacted by foreign currency exchange rate fluctuations for the three and nine-month periods ending in the third quarter of fiscal 2004 and 2003. For the purpose of evaluating our results of operations, the average Euro to USD exchange rates for the three months ending in the third quarter of fiscal 2004 and 2003 were approximately 1.22 and 1.12, respectively, and for the nine months ending in the third quarter of fiscal 2004 and 2003 were approximately 1.23 and 1.11, respectively. For the purpose of evaluating our financial position, the Euro to USD exchange rates as of end of the third quarter of fiscal 2004 and the end of fiscal 2003 were approximately 1.24 and 1.25, respectively.

     Our fiscal year ends on the Saturday nearest to the end of December; and therefore, fiscal 2003 ended on January 3, 2004. Each quarter also ends on a Saturday with the third quarter of fiscal 2004 and 2003 ending on October 2, 2004 and September 27, 2003, respectively.

     Statement of operations data. The following table sets forth our statement of operations derived from the accompanying unaudited condensed consolidated financial statements expressed as a percentage of net sales for the third quarter and first nine months of fiscal 2004 and 2003 as indicated (table in thousands, except percentages):

20

	Third quarter				First nine months
	2004		2003		2004		2003
Net sales	$250,977	100.0%	$243,810	100.0%	$780,195	100.0%	$738,235	100.0%
Cost of goods sold:
Commodity costs	129,427	51.6	115,559	47.4	399,903	51.2	352,685	47.7
Other	88,738	35.3	91,411	37.5	273,525	35.1	264,841	35.9

Total cost of goods sold	218,165	86.9	206,970	84.9	673,428	86.3	617,526	83.6

Gross profit	32,812	13.1	36,840	15.1	106,767	13.7	120,709	16.4
Operating expenses:
Promotion and distribution	13,777	5.5	14,703	6.0	41,771	5.4	41,910	5.7
Selling, general and administrative	12,461	5.0	12,077	5.0	38,447	4.9	36,558	5.0
Amortization	993	0.4	1,171	0.5	3,356	0.4	3,488	0.5
Other operating expenses	1,168	0.5	—	—	6,329	0.8	—	—

Income from operations	4,413	1.7	8,889	3.6	16,864	2.2	38,753	5.2
Interest expense, net	18,432	7.3	14,671	6.0	54,595	7.0	43,543	5.9
Debt extinguishments	—	—	1,030	0.4	—	—	12,143	1.6
Other income, net	(90)	—	(201)	(0.1)	(828)	(0.1)	(786)	(0.1)

Loss before income taxes	(13,929)	(5.6)	(6,611)	(2.7)	(36,903)	(4.7)	(16,147)	(2.2)
Income tax expense	1,296	0.5	4,025	1.7	3,866	0.5	5,767	0.8

Net loss	$(15,225)	(6.1)%	$(10,636)	(4.4)%	$(40,769)	(5.2)%	$(21,914)	(3.0)%

Third quarter of fiscal 2004 compared to third quarter of fiscal 2003

     Net sales. Net sales for the third quarter of fiscal 2004 increased 2.9% to $251.0 million from $243.8 million in the third quarter of fiscal 2003. Excluding the impact of foreign currency exchange fluctuations in the third quarter of fiscal 2004, net sales increased 0.6%, or $1.5 million. The increase in net sales in the third quarter of fiscal 2004 was primarily due to our domestic price increases partially offset by a decrease in domestic sales volume. The decrease in domestic sales volume is primarily a result of the impact of our domestic price increases on volume.

     Gross profit. Gross profit in the third quarter of fiscal 2004 decreased 10.9% to $32.8 million from $36.8 million in the third quarter of fiscal 2003. Excluding the impact of foreign currency exchange fluctuations in the third quarter of fiscal 2004, gross profit decreased 14.2%, or $5.2 million. This decrease was primarily due to higher global commodity costs, which increased as a percentage of net sales to 51.6% in the third quarter of fiscal 2004 from 47.4% in the third quarter of fiscal 2003, and lower consolidated sales volume, partially offset by the positive impact of the 2004 domestic price increases and lower manufacturing costs.

     Promotion and distribution. Promotion and distribution expenses for the third quarter of fiscal 2004 decreased 6.3% to $13.8 million from $14.7 million in the third quarter of fiscal 2003. As a percent of sales, promotion and distribution expenses decreased to 5.5% for the third quarter of fiscal 2004 from 6.0% for the third quarter of fiscal 2003 as a result of lower distribution expenses due to the closing of our Alexandria distribution center.

     Selling, general and administrative. Selling, general and administrative expenses in the third quarter of fiscal 2004 increased 3.2%, or $0.4 million, from the third quarter of fiscal 2003. Excluding the impact of foreign currency exchange fluctuations in the third quarter of fiscal 2004, selling, general and administrative expenses were consistent as these expenses increased 0.1%, or $0.1 million from the third quarter of 2003.

     Other operating expenses. Other operating expenses of $1.2 million in the third quarter of fiscal 2004 consisted of manufacturing inefficiency costs of $0.8 million and installation costs of $0.4 million related to our European restructuring plan.

     Interest expense, net. Interest expense, net of interest income, in the third quarter of fiscal 2004 increased 25.6%, or $3.7 million, to $18.4 million from $14.7 million in the third quarter of fiscal 2003. The increase was primarily due to $3.9 million of accretion and dividends relating to our Senior Preferred

21

Stock (Redeemable). See Note 3, Change in Accounting Principle, in the accompanying unaudited condensed consolidated financial statements.

     Debt extinguishments. Debt extinguishments of $1.0 million for the third quarter of fiscal 2003 related to a $15.0 million optional prepayment on our senior credit facility.

     Income tax expense. We recognized income tax expense of $1.3 million in the third quarter of fiscal 2004 compared to $4.0 million in the third quarter of fiscal 2003. We recorded valuation allowances against deferred tax assets of $7.0 million and $6.2 million in the third quarter of fiscal 2004 and 2003, respectively.

First nine months fiscal 2004 compared to first nine months fiscal 2003

     Net sales. Net sales for the first nine months of fiscal 2004 increased 5.7% to $780.2 million from $738.2 million for the first nine months of fiscal 2003. Excluding the impact of foreign currency exchange fluctuations in the first nine months of 2004, net sales increased 3.0%, or $22.4 million. The increase in net sales in the first nine months of fiscal 2004 was primarily due to our domestic price increases and European sales volume growth, partially offset by a decrease in domestic sales volume. The decrease in domestic sales volume was due to our domestic price increases and the initial prohibition and subsequent limitations imposed by Mexico on the export of pet food from the United States to Mexico.

     Gross profit. Gross profit for the first nine months of fiscal 2004 decreased 11.6% to $106.8 million from $120.7 million for the first nine months of fiscal 2003. Excluding the impact of foreign currency exchange fluctuations, gross profit decreased 15.0%, or $18.1 million. This decrease was primarily due to higher global commodity costs, which increased as a percentage of net sales to 51.2% in the first nine months of fiscal 2004 from 47.7% in the first nine months of fiscal 2003, and lower consolidated sales volume, partially offset by the positive impact of the 2004 domestic price increases. As a percentage of sales, other costs of goods sold decreased in the first nine months of fiscal 2004 compared to the first nine months of fiscal 2003 as a result of lower manufacturing costs in the United States and Europe.

     Promotion and distribution. Promotion and distribution expenses for the first nine months of fiscal 2004 decreased 0.3% to $41.8 million from $41.9 million for the first nine months of 2003. As a percent of sales, promotion and distribution expenses were consistent in the first nine months of fiscal 2004 compared to the first nine months of fiscal 2003.

     Selling, general and administrative. Selling, general and administrative expenses for the first nine months of fiscal 2004 increased 5.2% to $38.4 million from $36.6 million for the first nine months of 2003. Excluding the impact of foreign currency exchange fluctuations in the first nine months of fiscal 2004, selling, general and administrative expenses increased 1.9%, or $0.7 million from the first nine months of fiscal 2003.

     Other operating expenses. Other operating expenses of $6.3 million in the first nine months of fiscal 2004 consisted of: (1) severance costs of $3.0 million, installation costs of $2.4 million and manufacturing inefficiency costs of $1.3 million related to our European restructuring plan; (2) asset impairments of $0.4 million related to the closure of our distribution center in Alexandria, Louisiana; and (3) $0.8 million of income related to the arbitration award we received from Merrick. See Note 10, Commitments and Contingencies, in the accompanying unaudited condensed consolidated financial statements.

     Interest expense, net. Interest expense, net of interest income, for the first nine months of fiscal 2004 increased 25.4%, or $11.1 million, from the first nine months of 2003. The increase was primarily due to $11.3 million of accretion and dividends relating to our Senior Preferred Stock (Redeemable). See Note 3,

22

Change in Accounting Principle, in the accompanying unaudited condensed consolidated financial statements.

     Debt extinguishments. Debt extinguishments of $12.1 million in the first nine months of fiscal 2003 consisted of $11.1 million related to our refinancing in February 2003 and $1.0 million related to the optional prepayment on our senior credit facility in the third quarter of fiscal 2003, as described in the third quarter results above.

     Income tax expense. We recognized income tax expense of $3.9 million for the first nine months of fiscal 2004 compared to $5.8 million for the first nine months of 2003. We recorded valuation allowances against deferred tax assets that were generated during these periods of $12.1 million in the 2004 period and $14.9 million in the 2003 period.

Liquidity and Capital Resources

General

     On November 5, 2004, we entered into a new senior credit facility. The information presented in this section gives effect to the new senior credit facility.

     We have historically funded our operations, capital expenditures and working capital requirements with cash flows from operations, bank borrowings and the issuance of other long-term indebtedness. We are highly leveraged and have significant cash requirements for debt service relating to our new senior credit facility, senior notes, senior subordinated notes, industrial development revenue bonds and foreign debt.

     Our principal sources of liquidity consist of cash, working capital and our borrowing capacity under our revolving credit facility. As of the end of the third quarter of fiscal 2004, our working capital excluding cash was $20.1 million. Our cash and borrowing capacity as of the end of the third quarter of fiscal 2004, on a historical basis and a pro forma basis after giving effect to the new senior credit facility follows:

	Pro forma	Historical
Cash	$10.8	$2.3
Revolving credit facility capacity	35.0	50.0
Less:
Amounts outstanding under the revolving credit facility	—	(16.0)
Letters of credit outstanding	(5.6)	(5.3)

Total	$40.2	$31.0

     We anticipate that our capital expenditures will not exceed $25 million for fiscal 2004 and that approximately $10 million to $12 million is required for maintenance of our business. We believe that we have sufficient flexibility under our new senior credit facility to meet these needs.

     We believe that offerings of additional debt securities are possible if the need arises, although such offerings may not be available to us on acceptable terms based on market conditions that exist at the time of any such offering. Moreover, our ability to borrow is limited by our new senior credit facility, including compliance with the financial covenants therein, and the limitations on the incurrence of additional indebtedness in the indentures governing our senior notes and senior subordinated notes. We may be required to refinance all or a portion of the principal amount of our outstanding debt on or prior to maturity or a mandatory redemption date, and we may not have sufficient capital available to us for any future acquisitions, joint ventures or similar transactions.

     Although we believe that future borrowings under our new revolving credit facility will be available to fund our liquidity needs, availability of these funds is subject to our satisfaction of certain terms and conditions, including our ability to satisfy the financial covenants in our new senior credit facility. As discussed below, we have experienced difficulty in the past generating sufficient operating revenues and cash flows to satisfy financial covenants associated with the previous senior credit facility and were required to negotiate amendments and obtain waivers from our lenders. We may experience difficulty in the future satisfying the financial covenants in our new senior credit facility and, absent an amendment or waiver from our lenders, it could result in an event of default under our new senior credit facility and permit a majority of the lenders

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to accelerate outstanding debt under our new senior credit facility, terminate our revolving credit commitment and seize the cash in our operating accounts. Such acceleration would result in cross-defaults under our senior notes and senior subordinated notes. In that event, we may not have sufficient liquidity to make interest payments on our debt and for operational and capital requirements. See “Financial Covenant Compliance” above.

Statement of Cash Flows Review

     Net cash used in our operating activities was $6.7 million for the first nine months of fiscal 2004 compared to net cash provided by operating activities of $33.7 million for the first nine months of fiscal 2003. The change is primarily due to an unusually favorable change in working capital in the third quarter of fiscal 2003 as a result of reaching more favorable payment terms with certain customers in that period.

     Net cash used in our investing activities was $10.6 million for the first nine months of fiscal 2004 compared to $18.5 million for the first nine months of fiscal 2003. Capital expenditures for the first nine months of fiscal 2004 were $9.9 million compared to $15.9 million for the first nine months of fiscal 2003.

     Net cash used in our financing activities was $10.1 million for the first nine months of fiscal 2004 compared to $19.4 million for the first nine months of fiscal 2003. In the first nine months of fiscal 2004, we paid $3.0 million in transaction fees and expenses relating to our March 9, 2004 amendment to our senior credit facility and made scheduled payments in the amount of $6.1 million on the USD term loan facility of our senior credit facility. Additionally in June 2004, we refinanced our European loans and borrowed $13.1 million, of which we used $11.8 million to repay the previous loans. In the second quarter of fiscal 2003, we received $210.4 million of gross proceeds from the issuance of our senior notes that was used to repay a portion of the outstanding debt under our senior credit facility, repay our sponsor facility in full, and pay related transaction fees and expenses.

Refinancing

     On November 5, 2004, we entered into a new senior credit facility with a syndicate of institutional investors, as lenders, and Credit Suisse First Boston, as administrative agent. The new senior credit facility provides for total commitments of $230.0 million, consisting of a $195.0 million term loan facility and a $35.0 million revolving credit facility with a $20.0 million sub-limit for issuance of letters of credit. The term loan facility bears interest, at our option, of adjusted LIBOR plus 4.00%, or ABR, as defined in the new senior credit facility agreement, plus 3.00%. The revolving credit facility bears interest, at our option, of adjusted LIBOR plus 4.50% or ABR plus 3.50%. We will pay principal payments on the term loan facility of 1% of the initial principal amount per year, payable in equal quarterly installments. Final maturity of the new senior credit facility is on the earlier of November 5, 2009, or 91 days prior to the maturity of the senior subordinated notes due May 15, 2007, as such notes may be as amended, extended or refinanced, unless terminated sooner upon an event of default.

     In conjunction with the refinancing, we will recognize in the fourth quarter of 2004 a non-cash loss on debt extinguishment, the amount of which has not been finalized.

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New Senior Credit Facility

     We are highly leveraged and have significant cash requirements for debt service relating to our new senior credit facility, senior notes, senior subordinated notes, industrial development revenue bonds and foreign debt. Our ability to borrow is limited by our new senior credit facility, including compliance with the financial covenants therein, and the limitations on the incurrence of additional indebtedness in the indentures governing our senior notes and senior subordinated notes.

     The following is a summary of certain provisions of our new senior credit facility.

     The facilities. As of November 5, 2004, our new senior credit facility provides for total commitments of $230.0 million, consisting of:

•	a $195.0 term loan facility and

•	a $35.0 million revolving credit facility, with a $20.0 million sub-limit for issuance of letters of credit.

     As of November 5, 2004, we had no borrowings outstanding under our new revolving credit facility and $5.6 million of letters of credit outstanding, resulting in $29.4 million of availability under our new revolving credit facility. Availability of funds under our new senior credit facility is subject to certain customary terms and conditions.

     Interest. The new term loan facility bears interest, at our option, of adjusted LIBOR plus 4.00%, or ABR, as defined in the new senior credit facility agreement, plus 3.00%. The new revolving credit facility bears interest, at our option, of adjusted LIBOR plus 4.50% or the ABR plus 3.50%.

     Maturity. All loans under the new senior credit facility mature on the earlier of November 5, 2009, or 91 days prior to the maturity of the senior subordinated notes due May 15, 2007, as such notes may be amended, extended or refinanced, unless terminated sooner upon an event of default.

     Prepayments. The loans under our new senior credit facility may be prepaid and commitments may be reduced. Optional prepayments of the term loan may not be reborrowed.

     Covenants. Our new senior credit facility contains financial and other covenants that we believe are usual and customary for a secured credit agreement. The financial covenants include the following requirements:

•	Minimum Consolidated EBITDA. Our consolidated EBITDA, as defined in the new senior credit facility, for any period of four consecutive fiscal quarters ending with any fiscal quarter set forth below must exceed the following amounts:

Fiscal quarter ending on or nearest to	Amount
September 30, 2004	$70,000,000
December 31, 2004	70,000,000
March 31, 2005	72,500,000
June 30, 2005	75,000,000
September 30, 2005	80,000,000
December 31, 2005	80,000,000
March 31, 2006 and thereafter	85,000,000

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Our new senior credit facility defines consolidated EBITDA for any period as consolidated net income for such period plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (a) income tax expense, (b) consolidated interest expense, (c) non-cash depreciation and amortization expense, (d) any extraordinary, unusual, transition or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (e) any other non-cash charges (provided that any non-cash charges added back cannot be duplicated at the time of the related cash payment) and minus, to the extent included in the statement of such consolidated net income for such period, the sum of (x) interest income, (y) any extraordinary, unusual or non-recurring non-cash income or non-cash gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, gains on the sales of assets outside of the ordinary course of business) and (z) any other non-cash income, all as determined on a consolidated basis.

•	Consolidated Senior Secured Leverage. Our consolidated senior secured debt ratio as of the last day of any period of four consecutive fiscal quarters ending with the fiscal quarter set forth below must not exceed ratios as set forth below:

Fiscal quarter ending on or nearest to	Ratio
September 30, 2004 through March 31, 2005	2.75:1.00
June 30, 2005 through September 30, 2005	2.50:1.00
December 31, 2005 through June 30, 2007	2.25:1.00
September 30, 2007 and each fiscal quarter thereafter	2.00:1.00

Consolidated senior secured debt is the outstanding principal balance as of any day of the loans under the new senior credit facility. Our consolidated senior secured debt ratio is the ratio of consolidated senior secured debt to consolidated EBITDA for each respective period.

•	Capital Expenditures. Capital expenditures must not exceed $25.0 million for fiscal 2004 and $30.0 million for each fiscal year thereafter, subject to certain exceptions.

     We have experienced difficulty in the past satisfying financial covenants in our previous senior credit facility, and we have negotiated amendments and obtained waivers for fiscal 2000, 2001 and 2003 due to covenant non-compliance. Our ability to satisfy the covenants contained in the new senior credit facility is determined based on our cash flows, outstanding senior secured debt and capital expenditures. We may experience difficulty satisfying these covenants in the future. If we are unable to negotiate an amendment or secure a waiver from our lenders for any potential default, it could result in an event of default under our new senior credit facility and permit a majority of the lenders to accelerate outstanding debt under our new senior credit facility, terminate our revolving credit commitment and seize the cash in our operating accounts. Such acceleration would result in cross-defaults under our senior notes and senior subordinated notes.

     Guarantees; collateral. We and certain restricted subsidiaries are required to guarantee amounts outstanding under the new senior credit facility. The indebtedness incurred pursuant to the new senior credit facility is secured by a first priority lien on substantially all of our material assets and all the material assets of our restricted domestic subsidiaries.

     Events of default. Our new senior credit facility contains default provisions that we believe are customary for facilities and transactions of this type, including default provisions relating to:

•	our failure to pay principal or interest when and as due or any other amount under our new senior credit facility within three days after such amount becomes due;

•	representations or warranties being inaccurate in any material respect when made;

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•	cross-default to certain other indebtedness and agreements including our senior notes and senior subordinated notes;

•	bankruptcy or insolvency;

•	actual invalidity, or invalidity asserted by us, of any security document;

•	material judgments;

•	certain ERISA events; and

•	change of control or ownership.

Liquidity of Our New Senior Credit Facility

     As of November 5, 2004, on an adjusted basis after giving effect to the new senior credit facility, we had approximately $29.4 million of remaining availability under the new revolving credit facility out of a total availability of $35.0 million. Availability of funds under the new revolving credit facility is subject to our satisfaction of certain terms and conditions, including our ability to satisfy the financial covenants in our new senior credit facility. See “Covenants” above. We may be required to refinance all or a portion of the principal amount of our outstanding debt on or prior to maturity or a mandatory redemption date. We believe the capital expenditures permitted under our new senior credit facility are sufficient to provide us with the necessary flexibility to spend required capital for the remainder of fiscal 2004 and fiscal 2005.

     Any future acquisitions, joint ventures or similar transactions will likely require additional capital and we may not have such capital available to us on commercially reasonable terms, on terms acceptable to us, or at all. Our business may not generate sufficient cash flows or future borrowings may not be available in an amount sufficient to enable us to make principal and interest payments on our debt, including our senior notes and senior subordinated notes, or to fund our other liquidity needs. In addition, our business may not generate sufficient operating results and cash flows to allow us to comply with the financial covenants in our new senior credit facility. In the event of a default under our new senior credit facility, absent an amendment or a waiver from our lenders, a majority of our lenders could accelerate outstanding debt under our new senior credit facility, terminate our revolving credit commitment and seize the cash in our operating accounts. In that event, we may not have sufficient liquidity to make interest payments on our debt and for operational and capital requirements.

Contractual Obligations

     The following table presents the maturities of our contractual obligations relating to our new senior credit facility entered into on November 5, 2004 (in thousands):

	Payments due by period
				2009 and
	2004	2005-2006	2007-2008(1)	thereafter	Total
Contractual obligations:
Long-term debt	$869	$7,047	$446,299	$231,325	$685,540

(1)	As of the end of the third quarter of fiscal 2004, we had outstanding $105.6 million of current redemption value, excluding future dividends, for our senior preferred stock, which has a scheduled redemption date of September 30, 2007.

Commitments and Contingencies

     We believe our operations are in compliance in all material respects with environmental, safety and other regulatory requirements. However, these requirements may change in the future, which may cause us to incur material costs to comply with these requirements or in connection with the effect of these matters on our business.

Inflation and Changes in Prices

     Our financial results depend to a large extent on the costs of raw materials and packaging and our ability to pass through increased costs to our customers. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in U.S. government farm support programs, changes in international agricultural trading policies, impacts of disease outbreaks on protein sources and the potential effect on supply and demand, changes in international demand, as well as weather conditions during the growing and harvesting seasons. Fluctuations in paper prices, which affect our costs for packaging materials, have resulted from changes in supply and demand, general economic

27

conditions and other factors. In addition, we have exposure to changes in pricing of natural gas, which affects our manufacturing costs. Our results of operations have been exposed to volatility in the commodity and natural gas markets in the past. We have cost-sharing arrangements with certain of our domestic customers to reduce the impact of volatile commodity costs; however, these arrangements only reduce our exposure to such volatility in the future, and only as long as these agreements continue in effect.

     In the event of any increases in raw materials, packaging and natural gas costs, we may be required to seek additional sales price increases for our products to avoid margin deterioration. For instance, because of the increases in our raw material costs during fiscal 2003 and 2004, we implemented a price increase in January 2004 and additional price increases in the second quarter of fiscal 2004 for most of our domestic products. We cannot provide any assurances as to the timing or extent of our ability to implement future price adjustments in the event of increased raw materials, packaging or natural gas costs or of whether any price increases implemented by us may affect future sales volumes to our customers.

Seasonality

     Our sales are moderately seasonal. We normally experience an increase in net sales during the first and fourth quarters of each year, which is typical in the pet food industry. Generally, cooler weather results in increased dog food consumption.

Recently Issued Accounting Pronouncements

     See Note 2, Recent Accounting Pronouncements, in the accompanying unaudited condensed consolidated financial statements.

Critical Accounting Policies

     Accounts receivable allowances. As of the end of the third quarter of fiscal 2004 and the end of fiscal 2003, our gross accounts receivable were $109.0 and $94.2 million, respectively. We had allowances of $3.2 million and $2.6 million as of the end of the third quarter of fiscal 2004 and the end of fiscal 2003, respectively, primarily for doubtful accounts and outstanding deductions with customers. Our policy is to estimate our allowances by applying a recovery percentage based on historical collection experience and performing a specific identification review of customer account balances. We may revise our allowances against accounts receivable as we receive more information or as we assess other factors impacting the ability to realize our accounts receivable.

     Inventories allowances. As of the end of the third quarter of fiscal 2004 and the end of fiscal 2003, our gross inventories were $71.9 and $73.0 million, respectively. We had allowances of $4.6 million and $4.4 million as of the end of the third quarter of fiscal 2004 and the end of fiscal 2003, respectively, primarily related to obsolescence of packaging inventories. Our policy is to estimate our allowances based on specific identification of obsolete stock keeping units, or SKUs, or probable SKUs to be rationalized. We may revise our allowances against inventories as we receive more information or as we assess other factors impacting the ability to realize of our inventories.

     Deferred tax assets. As of the end of the third quarter of fiscal 2004 and the end of fiscal 2003, our federal net operating loss, or NOL, carryforwards were $153.6 million and $126.5 million, respectively, and our foreign NOL carryforwards were $1.2 million and $2.2 million, respectively. Our gross deferred tax assets, including federal, foreign, state and local NOL carryforwards, were $82.9 million and $72.3 million as of the end of the third quarter of fiscal 2004 and the end of fiscal 2003, respectively, and our gross deferred tax liabilities were $57.5 million and $55.8 million, respectively. We assess the realization of our deferred tax assets dependent upon our ability to generate sufficient taxable income during the periods in which our deferred tax assets may be utilized. This assessment incorporates a determination of whether it is “more likely than not” that we will realize the benefit of our existing deferred tax assets in future periods. When we determine that we do not meet this probability criteria, we record valuation allowances that take into consideration tax planning strategies, historical and projected earnings, and the future reversal of taxable temporary differences.

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     Due primarily to the magnitude of our operating losses in fiscal 2003, our loss in the first nine months of fiscal 2004 and the variability of our historical earnings, we do not believe that we currently meet the “more likely than not” recoverability criteria necessary to recognize our deferred tax assets, except for those assets which will be recovered through known reversals of deferred tax liabilities. Our consolidated valuation allowance was $55.2 million and $43.1 million as of the end of the third quarter of fiscal 2004 and the end of fiscal 2003, respectively. During the first nine months of fiscal 2004 and for the full year fiscal 2003, we recorded valuation allowances against our U.S. federal and state deferred tax assets in the amounts of $12.8 million and $35.2 million, respectively. We reduced our valuation allowances against foreign deferred tax assets in the amount of $0.7 million in the first nine months of fiscal 2004, while for the full year fiscal 2003, we recorded valuation allowances in the amount of $7.3 million. The reduction to the valuation allowance against foreign deferred tax assets in the first nine months of fiscal 2004 related to a tax law change in one of the foreign jurisdictions in which we operate. The tax law change eliminated a deferred tax asset in the amount of $6.3 million against which we had previously recorded a valuation allowance in the full amount. Accordingly, we wrote off the deferred tax asset and made a corresponding reduction to the associated valuation allowance. The offsetting increase of $5.6 million was recorded against deferred tax assets generated in foreign jurisdictions during the first nine months of 2004 resulting in a net reduction of $0.7 million to the valuation allowance against deferred tax assets in foreign jurisdictions in the first nine months of fiscal 2004. Due to these recent changes, we are in the process of evaluating our foreign corporate tax strategies, and plan to have that evaluation completed by the end of fiscal 2004. We do not expect any adverse changes in our effective tax rate in the near term. We currently expect that future years’ deferred income tax expense (benefit) will include deferred income tax expense in an amount approximating the growth in our deferred tax liabilities related to the tax amortization of goodwill and other intangible assets recognized on our income tax return.

     Goodwill and trademarks. As of the end of the third quarter of fiscal 2004 and the end of fiscal 2003, our goodwill and trademarks were $379.7 million and $380.4 million, respectively. Our policy is to test the fair value of goodwill and trademarks for impairment annually in the fourth quarter of each fiscal year and upon the occurrence of certain events. Our impairment test includes quantitative analyses of discounted future cash flows, market multiples of earnings and comparable transactions. If the estimated fair value of goodwill or trademarks of either the domestic or international reporting unit is less than the carrying value, an impairment loss will be recognized. In the fourth quarter of fiscal 2003, we performed our annual assessment of impairment and determined no impairment was evident at this date.

ITEM 3. Quantitative and Qualitative Disclosures About Market Risk

     We are exposed to market risks, which may give rise to losses from adverse changes in market prices and rates. Our market risks could arise from changes in commodity prices, interest rates and foreign currency exchange rates.

     Commodity price risk. We are exposed to market risk related to changes in commodity prices. We have in the past and may continue to seek to manage our commodity price risk associated with market fluctuations by using derivative instruments for portions of our corn, soybean meal, alternative proteins and natural gas purchases, principally through exchange traded futures and options contracts. The terms of such contracts are generally less than one year. During the term of a contract, we balance positions daily with cash payments to or from the exchanges. At the termination of a contract, we have the ability to settle financially or by exchange for the physical commodity, in which case, we would deliver the contract against the acquisition of the physical commodity. Our policy does not permit speculative commodity trading.

     Although we seek to manage the price risk of market fluctuations by hedging portions of our primary commodity product purchases, our results of operations have been adversely affected in the past by these fluctuations and may in the future. Moreover, the use of futures contracts also reduces our ability to take advantage of short-term reductions in raw material prices. If one or more of our competitors is able to

29

reduce their costs by taking advantage of any reductions in raw material prices, we may face pricing pressures from these competitors and may be forced to reduce our prices or face a decline in net sales, either of which could have a material adverse effect on our business, results of operations and financial condition.

     Our commodity derivative instruments are measured at fair value under SFAS 133 in our accompanying unaudited condensed consolidated financial statements. Our results of operations have been adversely affected in the past by volatility in commodity prices under the SFAS 133 fair value accounting of our commodity derivative instruments and our results of operations may be adversely affected in the future by SFAS 133 accounting.

     As of the end of the third quarter of fiscal 2004, we had open commodity contracts with a fair value loss of $5.3 million. Based upon an analysis we completed at the end of the third quarter of fiscal 2004 in which we utilized our actual derivative contractual volumes and assumed a 5% adverse movement in commodity prices, we determined the potential decrease in the fair value of our commodity derivative instruments would be approximately $0.7 million.

     With the changes in our pricing strategy resulting from reaching cost-sharing arrangements, we have and will continue to collaborate with our customers on any hedging strategies we may pursue.

     Interest rate risk. We are exposed to market risk related to changes in interest rates. We periodically use interest rate swap and cap contracts to limit our exposure to the interest rate risk associated with our domestic floating rate debt, which totaled $195.0 million as of November 5, 2004. Changes in market values of these financial instruments are highly correlated with changes in market values of the hedged item both at inception and over the life of the contract. We had no open interest rate swap or cap contracts as of either the end of the third quarter of fiscal 2004 or November 5, 2004.

     Our net loss is affected by changes in interest rates. Assuming a 100 basis point increase in interest rates on our floating rate debt, our net loss would increase by approximately $0.4 million and $1.3 million for the third quarter and first nine months of fiscal 2004, respectively. In addition, such a change would result in a decrease of approximately $13.7 million in the fair value of our fixed rate debt at the end of the third quarter of fiscal 2004. In the event of an adverse change in interest rates, we could take action to mitigate our exposure; however, due to the uncertainty of these potential actions and their possible effects, our analysis assumes no such actions. Furthermore, our analysis does not consider the effect of any changes in the level of overall economic activity that may exist in such an environment.

     Foreign currency exchange risk. Our financial position and results of operations are affected by foreign currency exchange rate fluctuations. Our European operations sell pet food products throughout Europe. The cumulative translation adjustment for the net investment in our foreign operations is recorded in accumulated other comprehensive income (loss) in the accompanying unaudited condensed consolidated financial statements. As of the end of the third quarter of fiscal 2004, we had a cumulative translation gain of $54.0 million, which included an unrealized cumulative loss of $10.3 million for the translation of our Euro-denominated debt to U.S. dollars, that has been recognized in the accompanying unaudited condensed consolidated financial statements.

     We are exposed to foreign currency exchange risk arising from transactions in the normal course of business in Europe as well as the translation of the results of our European operations. From time to time, we may enter into foreign currency forward contracts for the purchase or sale of a currency to mitigate the risk from foreign currency exchange rate fluctuations in those transactions. Accordingly, changes in market values of these financial instruments are highly correlated with changes in the market values of the hedged items both at inception and over the life of the contracts. Changes in fair value of foreign currency forward contracts that qualify for hedge accounting are recorded in accumulated other comprehensive income (loss), net of deferred taxes, in our consolidated balance sheet until they are realized, at which point, they are recognized in other income, net, in the accompanying consolidated statements of operations. All other

30

gains and losses on foreign currency forward contracts are recorded as an increase or decrease in net sales in our consolidated statements of operations as they occur. As of the end of the third quarter of fiscal 2004, we had no open foreign currency forward or option contracts.

ITEM 4. Controls and Procedures

     Evaluation of disclosure controls and procedures. Our disclosure controls and procedures are designed to ensure that information required to be disclosed in the reports that we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

     We carried out an evaluation, under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the quarterly period ending October 2, 2004, pursuant to Exchange Act Rule 13a-15. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective.

     Changes in internal controls. There were no significant changes in our internal controls or in other factors that could significantly affect our internal controls subsequent to the date of their evaluation, nor were there any significant deficiencies or material weaknesses in our internal controls. As a result, no corrective actions were required or undertaken.

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PART II. Other Information

ITEM 5. Legal Proceedings

     See Note 10, Commitments and Contingencies, in the accompanying unaudited condensed consolidated financial statements included in Part I, Item 1 of this quarterly report on Form 10-Q, which is incorporated by reference in this Part II, Item 5.

ITEM 6. Exhibits

(a)	Exhibits

Exhibit
Number	Description
10.1*	Credit Agreement, dated as of November 5, 2004 among Doane Pet Care Company, as borrower, Doane Pet Care Enterprises, Inc., as guarantor, Credit Suisse First Boston, as administrative agent, and the lenders party thereto.

15.1*	Letter from KPMG LLP dated November 10, 2004 regarding unaudited interim financial information.

31.1*	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) / 15(d)-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) / 15(d)-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes Oxley Act of 2002.

32.1†	Certification of Chief Executive Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2†	Certification of Chief Financial Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith.

†	Not considered to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOANE PET CARE COMPANY
By:	/s/ PHILIP K. WOODLIEF
Philip K. Woodlief
Vice President, Finance and Chief Financial Officer

By:	/s/ STEPHEN P. HAVALA
Stephen P. Havala
Corporate Controller and Principal Accounting Officer

Date: November 12, 2004

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EXHIBIT INDEX

Exhibit
Number	Description
10.1*	Credit Agreement, dated as of November 5, 2004 among Doane Pet Care Company, as borrower, Doane Pet Care Enterprises, Inc., as guarantor, Credit Suisse First Boston, as administrative agent, and the lenders party thereto.

15.1*	Letter from KPMG LLP dated November 10, 2004, regarding unaudited interim financial information.

31.1*	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) / 15(d)-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes Oxley Act of 2002.

31.2*	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) / 15(d)-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes Oxley Act of 2002.

32.1†	Certification of Chief Executive Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2†	Certification of Chief Financial Officer pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith.

†	Not considered to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

EXHIBIT 10.1

$230,000,000 Senior Secured Credit Facilities

CREDIT AGREEMENT

DOANE PET CARE COMPANY,

as Borrower,

DOANE PET CARE ENTERPRISES, INC.

as a Guarantor

and

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch,
as Administrative Agent, Collateral Agent, Sole Bookrunner and Sole Lead Arranger

Dated as of November 5, 2004

CREDIT AGREEMENT

CREDIT AGREEMENT

CREDIT AGREEMENT

CREDIT AGREEMENT

ANNEX:

A	Sources and Uses Table

SCHEDULES:

1.1A	Commitments
4.1	Material Leases/Commitments
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation; Claims
4.8	Real Property
4.9	Intellectual Property Claims
4.13	ERISA Terminations
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.19(b)	Mortgage Filing Jurisdictions
4.22	Flood Zone Properties
5.1(l)	Certain Properties
6.13	Post-Closing Schedule
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens
7.5	Permitted Dispositions
7.8(j)	Existing Joint Ventures
7.10	Transactions with Affiliates

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Secretary’s Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F	Form of Legal Opinion of Counsel for the Borrower
H	Financial Condition Certificate
I-1	Form of Term Loan Note
I-2	Form of Revolving Note
I-3	Form of Swingline Note

CREDIT AGREEMENT

          CREDIT AGREEMENT, dated as of November 5, 2004, among DOANE PET CARE ENTERPRISES, INC., a Delaware corporation (“Holdings”), DOANE PET CARE COMPANY, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and Credit Suisse First Boston (“CSFB”), acting through its Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as sole bookrunner, sole lead arranger and as collateral agent for the Lenders (in such capacity, the “Collateral Agent”).

RECITALS

          WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1;

          WHEREAS, Holdings and the Borrower entered into a bank credit facility with JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank) and certain other lenders dated as of November 12, 1998 and amended and restated as of May 8, 2000 (as amended, the “Existing Credit Facilities”);

          WHEREAS, the Lenders have agreed, severally and not jointly, to extend certain credit facilities to the Borrower, in an aggregate amount not to exceed $230,000,000, consisting of $195,000,000 aggregate principal amount of Term Loans and $35,000,000 aggregate principal amount of Revolving Loan Commitments;

          WHEREAS, the proceeds of the Term Loans will be used by the Borrower (i) to repay in full all obligations under the Existing Credit Facilities, (ii) to pay related fees and expenses, and (iii) for other general corporate purposes;

          WHEREAS, the proceeds of borrowings under the Revolving Loans (including Swing Line Loans) will be used for working capital and general corporate purposes;

          WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and 65% of all the Capital Stock of each of its “first-tier” Foreign Subsidiaries, subject in each case to liens permitted herein;

          WHEREAS, the Guarantors (other than Holdings) have agreed to guarantee the obligations of the Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries (other than Doane International Pet Products LLC to the extent such pledge is prohibited by its limited liability company agreement) and 65% of all the Capital Stock of each of their respective “first-tier” Foreign Subsidiaries; and

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          WHEREAS, Holdings has agreed to guarantee the obligations of the Borrower hereunder to secure its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on all of its interests in the Borrower.

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

     1.1 Defined Terms

          As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

          “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

          “Adjusted LIBO Rate”: means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

LIBO Rate

1.00 — Eurocurrency Reserve Requirements

          “Administrative Agent”: CSFB, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

          “Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

          “Affected Interest Period”: as defined in Section 2.17(a).

          “Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          “Agents”: the collective reference to the Administrative Agent and the Collateral Agent.

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          “Agreement”: this Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

          “Applicable Margin”: (i) with respect to Term Loans that are ABR Loans, 3.00%, (ii) with respect to Term Loans that are Eurodollar Loans 4.00%, (iii) with respect to Revolving Loans that are ABR Loans, 3.50% and (iv) with respect to Revolving Loans that are Eurodollar Loans, 4.50%.

          “Applicable Percentage”: (i) with respect to any Lender’s obligation to make Revolving Loans, the percentage of the Total Revolving Commitments represented by such Lender’s Revolving Commitment, (ii) with respect to any Lender’s obligation to make a Term Loan, the percentage of the aggregate Term Commitments represented by such Lender’s Term Commitment, and (iii) with respect to all other matters, a fraction, expressed as a percentage, the numerator of which is equal to the sum of (x) such Lender’s Revolving Commitment, or if the Revolving Commitments have terminated or expired, such Lender’s Revolving Extensions of Credit, plus (y) the outstanding principal amount of such Lender’s Term Loan, and the denominator of which is equal to the sum of (x) the Total Revolving Commitment, or if the Revolving Commitments have terminated or expired, the Total Revolving Extensions of Credit, plus (y) the outstanding principal amount of the Term Loans. The Applicable Percentages shall be determined giving effect to any assignments.

          “Application”: an application, in such form as an Issuing Bank may specify from time to time, requesting such Issuing Bank to open a Letter of Credit.

          “Approved Fund”: any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

          “Asset Sale”: any Disposition of property or series of related Dispositions of property by the Borrower or any of its Restricted Subsidiaries (excluding any such Disposition permitted by clauses (a), (b), (c), (d), (e) or (f) of Section 7.5).

          “Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

          “Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.9(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

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          “Borrower”: as defined in the preamble hereto.

          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

          “Budgets”: as defined in Section 6.2(c).

          “Business”: as defined in Section 4.17(b).

          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, and continuations and conversions of Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

          “Capital Expenditures”: for any period, the aggregate of all expenditures by the Borrower and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries; but excluding expenditures made with Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries in connection with a Recovery Event that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”) or F1 by Fitch IBCA, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if two of the named rating agencies cease publishing short-term or commercial paper ratings generally, and maturing within six months from the date of acquisition;

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(d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated the highest rating applicable by S&P or by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; (g) marketable direct obligations issued by or unconditionally guaranteed by the government of any member of the European Union or issued by any agency thereof and backed by the full faith and credit of such government, in each case maturing within one year from the date of acquisition; (h) certificates of deposit, time deposits or other deposit accounts in any currency maintained in the ordinary course of business by the Borrower or any of its Foreign Subsidiaries in any currency having maturities of six months or less from the date of creation or available on demand with any banking entity or trust company organized in a country in which such Subsidiary is doing business or in which it owns property; or (i) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (h) of this definition.

          “Change in Law” : the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

          “Change of Control”: (i) (a) prior to the consummation of an initial public offering of the Capital Stock of the Borrower or Holdings (an “IPO”), the Permitted Investors shall cease to beneficially own and control greater than 50% of the combined voting power of all of the Capital Stock of Holdings and (b) following the consummation of an IPO, (x) any Person or any two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 30% of the Capital Stock of Holdings (or other Securities convertible into such Capital Stock) or (y) Permitted Investors cease to own at least 35% of common stock of Holdings, (ii) any Person or “group” (within the meaning of Rules 13(d)-3 and 13(d)-5 under the Exchange Act) other than the Permitted Investors shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower, (iii) the Board of Directors of Holdings cease to consist of a majority of Continuing Directors; (iv) the Borrower becomes obligated to redeem or repurchase its bonds, notes or other securities having an aggregate face value in excess of $5,000,000; or (v) Holdings and other Permitted Investors shall cease to own 100% of the Capital Stock of the Borrower (other than Preferred Stock).

          “Clinton IDB”: the $9,000,000 The Oklahoma Development Finance Authority Industrial Development Bonds, Series 1998 (Doane Products Company Clinton, Oklahoma Project) dated as of July 15, 1998 and all loan agreements, mortgages, security agreements, promissory notes executed and delivered in connection therewith.

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          “Closing Date”: the date (which shall not be later than December 31, 2004) on which the conditions to the effectiveness of this Agreement set forth in Sections 5.1 and 5.2 shall have been satisfied.

          “Code”: the Internal Revenue Code of 1986, as amended from time to time.

          “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

          “Collateral Agent”: CSFB, together with its affiliates, as the collateral agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

          “Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

          “Commitment Fee Rate”: 0.75% per annum.

          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

          “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

          “Confidential Information Memorandum”: the Confidential Information Memorandum dated October, 2004 and furnished to the Lenders.

          “Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

          “Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

          “Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense, (c) non-cash depreciation and amortization expense, (e) any extraordinary, unusual, transition or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business) and (f) any other non-

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cash charges (provided that any non-cash charges added back cannot be duplicated at the time of the related cash payment) and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring non-cash income or non-cash gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.

     For the purposes of calculating Consolidated EBITDA for any period (each, a “Reference Period”) pursuant to any determination of the financial covenants, (i) if at any time during such Reference Period the Borrower or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Restricted Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period, and after giving effect to any credit received for certain costs and savings recognized by the SEC (the “SEC Cost Savings”) associated with such Material Acquisition. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Restricted Subsidiaries in excess of $2,500,000 (or its equivalent in other currencies as of the date of such acquisition or the last of the series of such acquisitions, as determined by the Borrower in good faith based on then prevailing exchange rates); and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $2,500,000 (or its equivalent in other currencies as of the date of such Disposition or the last of the series of such Dispositions, as determined by the Borrower in good faith based on then prevailing exchange rates).

          “Consolidated Interest Expense”: for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including net costs or net gains under Hedge Agreements in respect of interest rates to the extent such net costs or net gains are allocable to such period in accordance with GAAP).

          “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, except (i) any Unrestricted Subsidiary of the Borrower that is redesignated as a Restricted Subsidiary at any time and (ii) as provided in the penultimate sentence in the definition of “Consolidated EBITDA”, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its

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Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary. Notwithstanding anything herein to the contrary, solely for purposes of determining Consolidated Net Income for each fiscal quarter, the Borrower will account for commodity derivative instruments as “100% effective cash flow hedges” under Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board and, in accordance therewith, the gain or loss on the relevant commodity derivative instrument shall be classified into earnings when the forecasted transaction affects the earnings of the Borrower and its Restricted Subsidiaries.

          “Consolidated Senior Secured Debt”: as of any day, the then outstanding principal balance of the Loans under this Agreement.

          “Consolidated Senior Secured Debt Ratio”: as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA for such period.

          “Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries at such date (including any IDB but excluding any contingent obligations under acceptance, letter of credit or similar facilities), determined on a consolidated basis in accordance with GAAP.

          “Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

          “Continuing Directors”: the directors of Holdings on the Closing Date and each other director, if (i) in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least 66-2/3% of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of Holdings or (ii) such other director is nominated in accordance with the Investors’ Agreement with respect thereto.

          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          “Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings.

          “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          “Deposit Account”: defined in the Guarantee and Collateral Agreement.

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          “Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

          “Dollars” and “$”: dollars in lawful currency of the United States.

          “Domestic Joint Venture”: any joint venture of the Borrower organized under the laws of any jurisdiction within the United States, but excluding any Subsidiary of the Borrower.

          “Domestic Subsidiary”: any Restricted Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

          “ECF Percentage”: for each fiscal year ending on or after December 31, 2005, 75.0%; provided that for any fiscal year in which the Consolidated Senior Secured Debt Ratio shall be less than 2.0 to 1.0, the ECF Percentage shall be 50.0%.

          “Eligible Assignee”: (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Bank, and (iii) unless a Default or an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

          “Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “Eurocurrency Reserve Requirements”: for each Interest Period for each Eurodollar Loan, the highest reserve percentage applicable to any Lender during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System or any successor for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement), with respect to liabilities or assets consisting of or including Eurocurrency liabilities having a term equal to such Interest Period.

          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the LIBO Rate.

          “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

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          “Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          “Excess Cash Flow”: for any fiscal year of the Borrower ending on or after December 31, 2005, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) an amount equal to the aggregate net non-cash loss on the Disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of (A) all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) and (B) all redemptions, repurchases or prepayments of principal of the Senior Unsecured Notes and the Senior Subordinated Notes permitted by Section 7.6(e) or otherwise made with the express approval of the Required Lenders, (v) increases in Consolidated Working Capital for such fiscal year, and (vi) an amount equal to the aggregate net non-cash gain on the Disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

          “Excess Cash Flow Application Date”: as defined in Section 2.12(c).

          “Excluded Taxes”: with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.23), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the

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time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a).

          “Existing Credit Facilities”: as defined in the preamble hereto.

          “Existing Preferred Stock”: the Borrower’s 14.25% Senior Exchangeable Preferred Stock due 2007.

          “Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Commitments and the Revolving Extensions of Credit made thereunder (the “Revolving Facility”).

          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

          “Foreign Joint Venture”: any joint venture of the Borrower that is not a Domestic Joint Venture, but excluding any Subsidiary of the Borrower.

          “Foreign Lender”: any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          “Foreign Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

          “Fund”: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          “Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

          “Funding Office”: the office of the Administrative Agent located at Eleven Madison Avenue, New York, NY 11010 (or such office of the Administrative Agent or any successor Administrative Agent specified by the Administrative Agent or such successor Administrative Agent in a written notice to the Loan Parties and the Lenders).

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          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1(b) except for those principals pursuant to FAS 150 as disclosed in Note 6 to such financial statements. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

          “Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Domestic Subsidiary that is directly owned by the Borrower or another Domestic Subsidiary, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary

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obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing person in good faith.

          “Guarantors”: the collective reference to Holdings and each of the Domestic Subsidiaries party to the Guarantee and Collateral Agreement.

          “Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

          “Holdings”: as defined in the preamble hereto.

          “IDB”: industrial development bonds.

          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above; (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and (i) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements; provided that, notwithstanding anything herein to the contrary, “Indebtedness” shall not include the Existing Preferred Stock or any Replacement Preferred Stock.

          “Indemnified Taxes”: Taxes other than Excluded Taxes.

          “Indemnitee”: as defined in Section 10.5(b).

          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          “Insolvent”: pertaining to a condition of Insolvency.

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          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

          “Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

     (ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the scheduled Revolving Termination Date or beyond the date final payment is due on the Term Loans;

     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

     (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan prior to the last day of an Interest Period for such Loan.

          “Investments”: as defined in Section 7.8.

          “Investors’ Agreement”: the Second Amended and Restated Investors’ Agreement, dated as of March 26, 2001, among Holdings, the Borrower, Summit Capital Inc., Summit/DPC Partners, L.P., J.P. Morgan Partners (B.H.C.A.), L.P., Baseball Partners, DLJ Merchant Banking

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Partners, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., DLJ First ESC, L.L.C., Bruckmann, Rosser, Sherrill & Co., L.P., PNC Capital Corp. and certain other persons signatories thereto, as amended and replaced from time to time.

          “Issuing Bank” CSFB, in its capacity as issuer of Letters of Credit hereunder, or any other Lender that is a commercial bank and is reasonably acceptable to the Borrower and the Administrative Agent, that agrees, pursuant to an agreement with and in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to be bound by the terms hereof applicable to the Issuing Bank.

          “Joint Venture”: any Domestic Joint Venture or Foreign Joint Venture.

          “L/C Commitment”: $20,000,000.

          “L/C Fee Payment Date”: the last Business Day of each March, June, September and December and the Revolving Termination Date.

          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

          “L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Lenders other than the Issuing Bank of such Letter of Credit.

          “Leased Real Property”: as defined in Section 4.8(b).

          “Lenders”: as defined in the preamble hereto.

          “Letters of Credit”: as defined in Section 3.1(a).

          “LIBO Rate”: the rate per annum determined by the Administrative Agent at approximately 11:00 A.M. (London time) on the date which is two (2) Business Days prior to the beginning of the relevant Interest Period (as specified in the applicable notice of borrowing or the applicable notice of conversion) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Reference Lender at approximately 11:00 A.M. (London time) on the date which is two Business Days prior to the beginning of such Interest Period. If either of the Reference Lender shall be unable or shall otherwise fail to supply such rates to the Administrative Agent upon its request, the

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rate of interest shall be determined on the basis of the quotations of the remaining Reference Lender.

          “Lien”: any deed of trust, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or similar charge or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

          “Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

          “Loan Documents”: this Agreement, the Security Documents and the Notes.

          “Loan Parties”: Holdings, the Borrower and each Restricted Subsidiary of the Borrower that is a party to a Loan Document.

          “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

          “Majority Revolving Facility Lenders”: the Majority Facility Lenders in respect of the Revolving Facility.

          “Margin Stock”: margin stock within the meaning of Regulation U.

          “Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, operations, condition (financial or otherwise) or prospects of Holdings, the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its material obligations under any Loan Documents to which it is a party or (c) the validity or enforceability of any material provision of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, in each case, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          “Mortgaged Properties”: the real property as to which the Collateral Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

          “Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Lenders pursuant to this Agreement, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

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          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, broker’s or finder’s fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions related to such Asset Sale or Recovery Event and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

          “Non-Recourse Debt” means Indebtedness (i) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Holdings, the Borrower or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (ii) as to which the lenders thereof have been notified in writing that they will not have any recourse to the capital stock or assets of Holdings, the Borrower or any of the Restricted Subsidiaries.

          “Notes”: the collective reference to the Term Notes the Revolving Notes and the Swingline Notes.

          “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower or any Guarantor to the Administrative Agent or to any Lender (or, in the case of Hedge Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arises under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Hedge Agreement entered into with any Lender or any Affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

          “Operating Accounts”: defined in the Guarantee and Collateral Agreement.

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          “Other Taxes”: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          “Ottawa IDB”: the $6,000,000 Ottawa County Finance Authority Industrial Development Revenue Bonds, Series 1997 (Doane Products Company Project) issued pursuant to that certain Indenture of Trust dated as of March 1, 1997 between Ottawa County Finance Authority and Bank of Oklahoma, National Association, Oklahoma City, Oklahoma, Trustee and all loan agreements, mortgages, security agreements, promissory notes executed and delivered in connection therewith.

          “Owned Real Property”: as defined in Section 4.8(b).

          “Participant”: as defined in Section 10.6(d).

          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          “Permitted Acquisitions": any acquisition of (i) 100% of the issued and outstanding Capital Stock of, or all or substantially all of the assets constituting a business, division or product line of, any other Person organized under the laws of any State of the United States whose direct and indirect revenues are generated primarily from businesses operated in the United States and (ii) all or a portion of the equity of Doane International Pet Products LLC and Effeffe, S.p.a. not currently owned by Borrower or a Restricted Subsidiary, provided in each instance, that (a) the Borrower shall be in compliance on a pro forma basis after giving effect to such acquisition, with the requirements of Section 7.1 as of the last measurement date, (b) no Default or Event of Default shall have occurred and be continuing or result therefrom, (c) the aggregate purchase price of all such acquisitions shall not exceed $20,000,000 in cash, exclusive of any equity provided by either the Borrower or Holdings to consummate such acquisition in the aggregate since the Closing Date, which purchase prices shall be deemed to include the amount of any Indebtedness assumed by Holdings or any of its Subsidiaries in connection therewith, (d) such Person shall have become a Restricted Subsidiary and a Guarantor and the provisions of Section 6.10 shall have been complied with to the reasonable satisfaction of the Administrative Agent and the Collateral Agent, and (e) (i) after consummation of such acquisition, the excess of Revolving Commitments over the aggregate amount of all outstanding Revolving Extensions of Credit shall be no less than (together with cash on hand) $10,000,000, and (ii) the Consolidated Senior Secured Debt Ratio for the period in which such acquisition occurs shall be equal to or greater than the Consolidated Senior Secured Debt Ratio in effect as set forth for the applicable period in Section 7.1(a) minus 0.25.

          “Permitted Investors”: each record or beneficial owner as of the Closing Date (i) of outstanding common stock of Holdings, (ii) of the Existing Preferred Stock, or (iii) of warrants or rights to acquire common stock of Holdings; and “Permitted Transferees” (as defined in the Investors’ Agreement) and Affiliates of the foregoing.

          “Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity

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          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Preferred Stock”: the Existing Preferred Stock and the Replacement Preferred Stock, if any.

          “Pro Forma Balance Sheet”: as defined in Section 4.1(a).

          “Pro Forma EBITDA”: Consolidated EBITDA for the four-fiscal quarter period most recently ended 45 days prior to the Closing Date, prepared as if the borrowings to occur on the Closing Date and the repayment of loans under the Existing Credit Facilities had occurred at the start of such period.

          “Properties”: as defined in Section 4.17(a).

          “Rate Determination Notice”: as defined in Section 2.17(a).

          “Real Property”: as defined in Section 4.8(b).

          “Recovery Event”: any settlement of or payment in excess of $350,000 (or its equivalent in other currencies as of the date of receipt of payment, as determined by the Borrower in good faith based on then prevailing exchange rates) in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings, the Borrower or any of its Restricted Subsidiaries.

          “Reference Lender”: either (i) the Administrative Agent or (ii) another Lender determined by the Administrative Agent with the consent of the Borrower.

          “Refunded Swingline Loans”: as defined in Section 2.7(b).

          “Refunding Date”: as defined in Section 2.7(c).

          “Register”: as defined in Section 10.6(c).

          “Registered Loan”: as defined in Section 10.6(c)

          “Regulation U”: Regulation U of the Board as in effect from time to time.

          “Reimbursement Obligation”: the obligation of the Borrower to reimburse an Issuing Bank pursuant to Section 3.5 for amounts drawn under a Letter of Credit issued by such Issuing Bank.

          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

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          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business.

          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower’s business.

          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

          “Related Lender Assignment”: an assignment of all or any portion of a Term Loans or Term Commitment of a Lender to an Affiliate of such Lender or an Approved Fund of such Lender.

          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          “Replacement Preferred Stock”: preferred stock of Holdings or the Borrower issued after the Closing Date the proceeds of which shall be used to redeem or repay the Existing Preferred Stock and having terms no less favorable to the Lenders and the Administrative Agent than those contained in the Existing Preferred Stock.

          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under the applicable regulations of PBGC Reg. § 4043.

          “Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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          “Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

          “Restricted Payments”: as defined in Section 7.6.

          “Restricted Subsidiary”: any Subsidiary which is not an Unrestricted Subsidiary.

          “Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in an Assignment and Assumption, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Revolving Commitments of the Closing Date shall be $35,000,000.

          “Revolving Commitment Period”: the period from and including the Closing Date to but excluding the Revolving Termination Date.

          “Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

          “Revolving Facility”: as defined in the definition of “Facility” in this Section 1.1.

          “Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

          “Revolving Loans”: as defined in Section 2.4(a).

          “Revolving Note: as defined in Section 2.4(c).

          “Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

          “Revolving Termination Date”: the date that is the earlier of (i) 91-days prior to the maturity of the Senior Subordinated Notes (as refinanced, extended or renewed as permitted hereunder) and (ii) the fifth anniversary of the Closing Date.

          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

          “Securities Account”: defined in the Guarantee and Collateral Agreement.

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          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, each control agreement entered into by the Borrower pursuant to Section 6.10(e) and all other security documents at any time delivered to the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

          “Senior Unsecured Notes”: the senior 10 3/4% unsecured notes of the Borrower due 2010 (including senior unsecured guarantees thereof by any Restricted Subsidiary that is a Guarantor) issued pursuant to an indenture dated February 28, 2003 among the Borrower, as issuer, the subsidiary guarantors party thereto and Wilmington Trust Company as the Trustee, as such are amended from time to time pursuant to Section 7.9

          “Senior Subordinated Note Indenture”: that certain indenture dated as of November 12, 1998 made by and among the Borrower, as issuer, and Wilmington Trust Company, as trustee, pursuant to which the Senior Subordinated Notes are issued, as such indenture is amended from time to time pursuant to Section 7.9.

          “Senior Subordinated Notes”: the Borrower’s 9-3/4% Senior Subordinated Notes due 2007 (as defined in the Senior Subordinated Note Indenture) in an aggregate outstanding principal amount of $150,000,000 as of the Closing Date.

          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

          “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          “Sources and Uses Table”: the sources and uses table attached hereto as Annex A.

          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is

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otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

          “Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

          “Swingline Lender”: CSFB, in its capacity as the lender of Swingline Loans.

          “Swingline Loans”: as defined in Section 2.6(a).

          “Swingline Note “: as defined in Section 2.7(f).

          “Swingline Participation Amount”: as defined in Section 2.7(c).

          “Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

          “Term Commitment”: as to Term Lender, the obligation of such Lender to make its Term Loan to the Borrower hereunder in a principal amount equal to the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A or an Assignment and Assumption. The aggregate amount of the Term Commitments is $195,000,000 as of the Closing Date.

          “Term Lenders”: the collective reference to the Lenders who have made Term Loans or is the holder of a Term Loan.

          “Term Loans”: a term loan made pursuant to Section 2.1(a).

          “Term Maturity Date”: the date that is the earlier of (i) 91-days prior to the maturity of the Senior Subordinated Notes (as refinanced, extended or renewed as permitted hereunder) and (ii) the fifth anniversary of the Closing Date.

          “Term Note”: as defined in Section 2.3(b).

          “Term Percentage”: as to any Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of all Term Loans then outstanding.

          “Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

          “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

          “Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

CREDIT AGREEMENT

          “Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

          “United States”: the United States of America.

          “Unrestricted Subsidiary”: any Subsidiary of the Borrower (i) designated as such and listed on Schedule 4.15 on the Closing Date and (ii) any Subsidiary of the Borrower that is designated by a resolution of the Board of Directors of Holdings as an Unrestricted Subsidiary, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Holdings, the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings, the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings or the Borrower; (c) is a Person with respect to which neither Holdings, the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings, the Borrower or any of the Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. Subject to the foregoing, the Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation, (ii) that any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, (iii) that any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary equal to the fair market value of the Subsidiary so designated and (iv) after the Closing Date no more than one designation as an Unrestricted Subsidiary shall be made pursuant to this definition of “Unrestricted Subsidiary” in respect of any single Subsidiary of the Borrower (including transferring to any other Subsidiary of the Borrower substantially all of the assets or business of such Subsidiary).

     1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

CREDIT AGREEMENT

          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Holdings, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Borrower or any other Loan Party shall be construed to include the Borrower or such Loan Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Loan Party, as the case may be, in any bankruptcy or similar insolvency proceeding and (vii) references to agreements or other documents shall, unless otherwise specified, be deemed to refer to such agreements or other documents as amended, supplemented, restated or otherwise modified from time to time.

          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

     2.1 Term Commitments. (a) Subject to the terms and conditions hereof, each Lender with a Term Commitment severally and not jointly agrees to make, on the Closing Date, a Term Loan to the Borrower in an amount equal to such Lender’s Term Commitment.

          (b) The Borrower may make only one borrowing under the Term Commitments, which shall be on the Closing Date. Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.3, 2.11, 2.12 and 8, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Maturity Date. Each Lender’s Term Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Commitment on such date.

     2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, three Business Days prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term

CREDIT AGREEMENT

Lender having an obligation to make a Term Loan on the Closing Date shall make available to the Administrative Agent at the relevant Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower as specified in its notice of borrowing with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

     2.3 Repayment of Term Loans. (a) The Term Loans shall be payable in equal quarterly installments on the last business day of each of December, March, June, and September following the Closing Date in an amount equal to one quarter of one percent (0.25%) of the Term Loans funded on the Closing Date, with the remaining balance payable on the Term Maturity Date.

          (b) The Borrower agrees that, upon the request by any Term Lender, the Borrower will execute and deliver to such Term Lender a promissory note of the Borrower dated the Closing Date or such date such Lender becomes a party hereto, as appropriate, evidencing the Term Loans made by such Term Lender, substantially in the form of Exhibit I-1 (a “Term Note”), payable to the order of such Term Lender and in a principal amount equal to, in the case of Term Notes issued on the Closing Date, the lesser of (A) the initial Term Commitment of such Term Lender or (B) the unpaid principal amount of the Term Loan made by such Term Lender, and, in the case of Term Notes issued after the Closing Date, the unpaid principal amount of the Term Loan made by such Term Lender. Each Term Lender is hereby authorized to record the date, Type and amount of each Term Loan made by such Term Lender, the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period and Adjusted LIBO Rate with respect thereto, on the schedule (or any continuation of the schedule) annexed to and constituting a part of its Term Note, and any such recordation shall, to the extent permitted by applicable law, constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure to make any such recordation (or any error therein) shall not affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower in accordance with the terms of this Agreement. A Term Note and the Obligations evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Term Note and the Obligations evidenced thereby in the Register (and each Term Note shall expressly so provide).

     2.4 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Revolving Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Revolving Lender’s Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

CREDIT AGREEMENT

          (b) Subject to Sections 2.11, 2.13 and 8, the Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

          (c) The Borrower agrees that, upon the request by any Revolving Lender, the Borrower will execute and deliver to such Revolving Lender a promissory note of the Borrower dated the Closing Date or such date such Lender becomes a party hereto, as appropriate, evidencing the Revolving Commitment of such Revolving Lender, substantially in the form of Exhibit I-2 with appropriate insertions as to date and principal amount (a “Revolving Note”). Each Revolving Lender is hereby authorized to record the date, Type and amount of each Revolving Loan made by such Revolving Lender, the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period and Adjusted LIBO Rate with respect thereto, on the schedule (or any continuation of the schedule) annexed to and constituting a part of its Revolving Note, and any such recordation shall, to the extent permitted by applicable law, constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure to make any such recordation (or any error therein) shall not affect the obligation of the Borrower to repay (with applicable interest) the Revolving Loans made to the Borrower in accordance with the terms of this Agreement. A Revolving Note and the Obligations evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Revolving Note and the Obligations evidenced thereby in the Register (and each Revolving Note shall expressly so provide).

     2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day after the Closing Date; provided that the Borrower shall give the Administrative Agent irrevocable notice, (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. The Borrower may give the Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.5 provided that such notice shall within one Business Day be confirmed in writing to the Administrative Agent. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $100,000 or a whole multiple thereof and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the relevant Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower as specified in the notice of borrowing with the aggregate of the amounts made available to the

CREDIT AGREEMENT

Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

     2.6 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

          (b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.

     2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

          (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender to an account as specified in the notice of borrowing.

          (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender to the Administrative Agent no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the relevant Funding Office in immediately available funds, not later than 12:00 Noon., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded

CREDIT AGREEMENT

Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

          (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

          (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

          (e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

CREDIT AGREEMENT

          (f) The Borrower agrees that, upon the request by the Swingline Lender, the Borrower will execute and deliver to the Swingline Lender a promissory note of the Borrower, dated the Closing Date or such date such Lender becomes a party hereto, as appropriate, evidencing the Swingline Commitment of the Swingline Lender, substantially in the form of Exhibit I-3 with appropriate insertions as to date and principal amount (a “Swingline Note”). The Swingline Lender is hereby authorized to record the date and amount of each Swingline Loan made by the Swingline Lender and the date and amount of each payment or prepayment of principal thereof on the schedule annexed to and constituting a part of the Swingline Note, and any such recordation shall, to the extent permitted by applicable law, constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure to make any such recordation (or any error therein) shall not affect the obligation of the Borrower to repay (with applicable interest) the Swingline Loans made to the Borrower by the Swingline Lender in accordance with the terms of this Agreement. A Swingline Note and the Obligations evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Swingline Note and the Obligations evidenced thereby in the Register (and each Swingline Note shall expressly so provide). Any assignment or transfer of all or part of the Obligations evidenced by a Swingline Note shall be registered in the Register only upon surrender for registration of assignment or transfer of the Swingline Note evidencing such Obligations, accompanied by an Assignment and Acceptance duly executed by the assignor thereof, and thereupon one or more new Swingline Notes shall be issued to the designated assignee and the old Swingline Note shall be returned by the Administrative Agent to the Borrower marked “cancelled.”

     2.8 Funding by Lenders, Borrowers; Presumptions by Administrative Agent

          (a) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.2, 2.5 and 2.7 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

CREDIT AGREEMENT

          (b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

     2.9 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the Closing Date.

          (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

     2.10 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

     2.11 Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21 Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial

CREDIT AGREEMENT

prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

          (b) Optional prepayments of the Loans shall be applied first to prepay outstanding Swing Line Loans to the full extent thereof, and second to prepay the types of Loans as specified in the correlative notice of prepayment and, absent such specification, to prepay outstanding Term Loans to ratably reduce each scheduled installments of principal thereof set forth in subsection 2.3. Optional prepayments of the Term Loans may not be reborrowed.

     2.12 Mandatory Prepayments and Commitment Reductions.

          (a) If any Indebtedness shall be issued or incurred by Holdings, the Borrower or any of its Restricted Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.12(e).

          (b) If on any date the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event occurring after the Closing Date then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.12(e); provided that, notwithstanding the foregoing, (i) with respect to any such Asset Sale, such prepayment shall be required only to the extent the amount of such Net Cash Proceeds thereof, together with the aggregate Net Cash Proceeds of all other prior Asset Sales occurring after the Closing Date that have not been applied to a prepayment pursuant to this Section 2.12(b) (other than any Reinvestment Deferred Amount), exceeds $2,000,000, (ii) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events occurring after the Closing Date that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $2,500,000 (or its equivalent in other currencies as of the date of receipt of such proceeds, as determined by the Borrower in good faith based on then prevailing exchange rates) in the aggregate and (iii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.12(e).

          (c) If, for any fiscal year of the Borrower, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage (in effect as of the last day of such fiscal year) of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.12(e). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

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          (d) If on any date Holdings, the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any sale or issuance of equity or Capital Stock (except any proceeds of equity sold or issued (i) to the Permitted Investors or management or employees, (ii) the exercise of options and warrants held by them or (iii) to redeem preferred stock pursuant to Section 7.6(b)), then such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.12(e).

          (e) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 2.12 shall be applied, first, to prepay the Term Loans to ratably reduce each scheduled installments of principal thereof set forth in subsection 2.3, second, to prepay outstanding Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitment by the amount of such prepayment, third, to prepay Revolving Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitments by the amount of such prepayment, fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment, fifth, to cash collateralize Letters of Credit as provided in the Collateral Account Agreement and to further permanently reduce the Revolving Loan Commitments by the amount of such cash collateralization, and sixth, to the extent of any remaining amount, to further reduce the Revolving Loan Commitments; provided that the proceeds of equity sold through an initial public offering, to the extent not used as contemplated above, may be used first to prepay Revolving Loans without reducing the Revolving Commitments so long as the pro forma Consolidated Senior Debt Ratio is less than 2.50:1.00 after taking into account the application of such proceeds. Mandatory prepayments of the Term Loans may not be reborrowed.

     2.13 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify the Borrower and each relevant Lender thereof.

CREDIT AGREEMENT

          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, any Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify the Borrower and each relevant Lender thereof. The Borrower may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this Section 2.13; provided that such notice shall be promptly confirmed in writing by delivery to the Administrative Agent on or before the proposed conversion/continuation date.

     2.14 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof, and (b) no more than 8 Eurodollar Tranches shall be outstanding at any one time.

     2.15 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBO Rate determined for such day plus the Applicable Margin.

          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

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          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.15 shall be payable from time to time on demand.

     2.16 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of an Adjusted LIBO Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or Eurocurrency Reserve Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

     2.17 Inability to Determine Interest Rate. (a) If prior to the first day of any Interest Period (an “Affected Interest Period”):

               (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Affected Interest Period, or

               (ii) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Adjusted LIBO Rate, as the case may be, determined or to be determined for such Affected Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Affected Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof (a “Rate Determination Notice”) to the Borrower and the relevant Lenders as soon as practicable thereafter.

          (b) If such Rate Determination Notice is given with respect to the Adjusted LIBO Rate (x) any Eurodollar Loans having such Affected Interest Period under the relevant Facility requested to be made on the first day of such Affected Interest Period shall be made as ABR Loans, (y) any ABR Loans under the relevant Facility that were to have been converted on the first day of such Affected Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such Rate Determination Notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility having such Affected Interest Period shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans having such Affected Interest Period.

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     2.18 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the Applicable Percentage of the relevant Lenders.

          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Term Loan shall be made pro rata according to the respective outstanding principal amount of such Term Loan then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans. Amounts prepaid on account of the Term Loans may not be reborrowed.

          (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

          (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the relevant Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Except as otherwise provided herein, if any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

     2.19 Increased Costs.

          (a) Increased Costs Generally. If any Change in Law shall:

               (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

               (ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.20 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

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               (iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          (b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

          (c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.19 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

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          (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.19 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). The obligations of the Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the loans and all other amounts payable hereunder.

     2.20 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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          (e) Status of Lenders. Each Lender that is a U.S. person as that term is defined in Section 7701(a)(30) of the Code, other than a Lender that may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii), hereby agrees that it shall, on or prior to the date on which such Lender becomes a Lender under this Agreement (or in the case of a participant pursuant to a participation, on or before the date such Person becomes a participant hereunder), deliver to the Borrower and the Administrative Agent (or (A) in the case of a participant, to the Lender from which the related participation shall have been purchased or (B) in the case of a Related Lender Assignment that is not disclosed to the Administrative Agent or the Borrower pursuant to Section 10.6, to the assigning Lender) two accurate, complete and signed copies of Internal Revenue Service Form W-9 or successor form certifying that such Lender (or participant, if applicable) is on the date of delivery thereof entitled to an exemption from United States backup withholding tax.

          Any Foreign Lender shall deliver to the Borrower and the Administrative Agent (or (A) in the case of a participant, to the Lender from which the related participation shall have been purchased or (B) in the case of an assignee pursuant to a Related Lender Assignment that is not disclosed to the Administrative Agent in accordance with Section 10.6(b), to the assigning Lender) (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (or in the case of a participant pursuant to a participation, on or before the date such Person becomes a participant hereunder) (and from time to time thereafter upon the written request of the Borrower or the Administrative Agent), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI or duly completed copies of Internal Revenue Service Form W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or a reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement. In addition, in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, such Foreign Lender represents that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code. No Foreign Lender shall be required to deliver any form pursuant to this Section 2.20(e) that such Lender is not legally able to deliver.

          (f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the

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Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

          (g) The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     2.21 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.21 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of one year.

     2.22 Change of Lending Office. If any Lender requests compensation under Section 2.19, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.19 or 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     2.23 Replacement of Lenders. If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and

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consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents (other than indemnification rights that survive the termination of this Agreement and repayment of the Loans) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.6; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in an amount equal to unreimbursed drawings that have been funded by such Lender in respect of LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.21) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with applicable law.

          A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3. LETTERS OF CREDIT

     3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Bank, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower or any Restricted Subsidiary on any Business Day until 30 days prior to the Revolving Termination Date in such form as may be approved from time to time by such Issuing Bank; provided that no Issuing Bank shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

          (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

          (c) Each Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

     3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Bank, and such other certificates, documents and other papers and information as such Issuing Bank may request. Upon receipt of any Application, such Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in

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connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Bank and the Borrower. Such Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Such Issuing Bank shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders notice of the issuance of each Letter of Credit (including the amount thereof).

     3.3 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of the relevant Letter of Credit. In addition, the Borrower shall pay to the Issuing Banks for their respective own accounts a fronting fee of (i) in the case of CSFB, 0.25% per annum and (ii) in the case of any other Issuing Bank, a rate not to exceed 0.25% per annum as such other Lender and the Borrower shall agree, in each case on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Bank, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit.

          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Bank.

     3.4 L/C Participations. (a) Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Bank to issue the Letters of Credit to be issued by it hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Bank’s obligations and rights under each Letter of Credit issued by such Issuing Bank hereunder and the amount of each draft paid by such Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit for which such Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Bank upon demand at such Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

          (b) If any amount required to be paid by any L/C Participant to an Issuing Bank pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit issued by such Issuing Bank is paid to such Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is

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required to the date on which such payment is immediately available to such Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to such Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, such Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of such Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after an Issuing Bank has made payment under any Letter of Credit issued by such Issuing Bank and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by such Issuing Bank), or any payment of interest on account thereof, such Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Bank shall be required to be returned by such Issuing Bank, such L/C Participant shall return to such Issuing Bank the portion thereof previously distributed by such Issuing Bank to it.

     3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Bank on each date on which such Issuing Bank notifies the Borrower of the date and amount of a draft presented under any Letter of Credit issued by such Issuing Bank and paid by such Issuing Bank for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Bank in connection with such payment. Each such payment shall be made to such Issuing Bank at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section 3 from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(b) and (ii) thereafter, Section 2.15(c).

     3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Bank, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Bank that such Issuing Bank shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit issued by such Issuing Bank or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. Each Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by such Issuing Bank, except for errors or omissions found by a final and nonappealable decision of a court

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of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Bank. The Borrower agrees that any action taken or omitted by each Issuing Bank under or in connection with any Letter of Credit issued by such Issuing Bank or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Bank to the Borrower.

     3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of such Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Bank shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

     3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

     4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to the Administrative Agent on the Closing Date and each Lender thereafter, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made and the use of the proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based upon the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at October 2, 2004, assuming that the events specified in the preceding sentence had actually occurred at such date.

          (b) (i) The audited consolidated balance sheets of the Borrower and its Subsidiaries as at fiscal years ending 2001, 2002 and 2003 and the related consolidated statements of income and of cash flows for such fiscal years ended on such date and, reported on by and accompanied by an unqualified report from KPMG and (ii) the unaudited consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal quarters ended nearest to March 31, 2004 and June 30, 2004 present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (except as approved by the aforementioned firm of accountants and disclosed therein). Except as disclosed on

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Schedule 4.1, the Borrower and its Restricted Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives (as of the date no earlier than 30 days prior to the Closing Date), that are not reflected in the most recent financial statements referred to in this paragraph. During the period from the end of fiscal year 2003 to and including the Closing Date, there has been no Disposition by the Borrower of any material part of its business or property.

     4.2 No Change. Since December 31, 2003 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

     4.3 Corporate Existence; Compliance with Law. Each of Holdings, the Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where failure to do so could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of Holdings, the Borrower or any of its Restricted Subsidiaries and will not result in, or require, the

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creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Restricted Subsidiaries could reasonably be expected to have a Material Adverse Effect.

     4.6 Litigation. Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against Holdings, the Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

     4.7 No Default. Neither Holdings, the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     4.8 Ownership of Property; Liens. (a) Each of Holdings, the Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.3.

          (b) As of the Closing Date, Schedule 4.8 contains a true, accurate and complete list of (i) all owned real property (the “Owned Real Property”), and (ii) all leases, subleases or assignments of leases to the extent the annual rent due thereunder exceeds $140,000 (together with all amendments, modifications, supplements, renewals or extensions of any thereof) where Borrower, Holdings or any Domestic Subsidiary is tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment (the “Leased Real Property”; together with the Owned Real Property the “Real Property”). Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and neither Borrower, Holdings nor any Domestic Subsidiary has any knowledge of any default that has occurred and is continuing thereunder on the part of landlord or tenant, and each such agreement constitutes the legally valid and binding obligation of the tenant party thereto, enforceable against such party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

          (c) The Real Property represents all owned and leased real property used in or necessary for the operation of Borrower’s business as it is currently conducted and operated.

          (d) To the knowledge of any Responsible Officer, there is no, and the Borrower has not received any written notice of an existing or threatened change in the zoning classification of any Owned Real Property or Leased Real Property (or any portion thereof) from that in effect on the date of this Agreement, in each instance, which would have a Material Adverse Effect on the value or use of the Real Property.

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     4.9 Intellectual Property. Holdings, the Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. Other than as set forth on Schedule 4.9, no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by Holdings, the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person in any manner that is reasonably likely to have a Material Adverse Effect.

     4.10 Taxes. Each of Holdings, the Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Restricted Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

     4.11 Federal Regulations. Neither Holdings, the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities in the business of extending credit for the purpose (whether immediate, incidental or ultimate) of buying or carrying Margin Stock. No part of the proceeds of any Loans will be used directly or indirectly for the purpose (whether immediate, incidental or ultimate) of buying or carrying Margin Stock or for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to each Lender and the Administrative Agent a statement in conformity with the requirements of Federal Reserve Form FR U-1 or FR G-3 referred to in Regulation U, as to demonstrate the compliance of any Borrowing with Regulation U.

     4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Holdings, the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of Holdings or the Borrower, threatened; (b) the hours worked by and the payments made to employees of Holdings, the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings, the Borrower or the relevant Subsidiary.

     4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) in excess of $5,000,000 in the aggregate has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all

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material respects with the applicable provisions of ERISA and the Code except as set forth on Schedule 4.13 and where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.13, no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period with respect to which there is an unsatisfied liability. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA that could reasonably be expected to have a Material Adverse Effect, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA that could reasonably be expected to have a Material Adverse Effect if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

     4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness. No Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

     4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

     4.16 Use of Proceeds. (a) The proceeds of the Term Loans shall be applied to repay in full the obligations under the Existing Credit Facilities, to and pay related fees and expenses, as indicated in the Sources and Uses Table, and for general corporate purposes.

          (b) The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used to finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business, including Permitted Acquisitions.

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     4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

          (a) the facilities and properties owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

          (b) neither Holdings, the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by Holdings, the Borrower or any of its Subsidiaries (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

          (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

          (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which Holdings, the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

          (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Holdings, the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

          (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

          (g) neither Holdings, the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

     4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions

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contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

     4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent (to the extent not heretofore so delivered), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a) (to the extent not heretofore so filed), the Guarantee and Collateral Agreement shall (and, in the case of any stock certificates heretofore delivered and of any financing statements and other filings heretofore filed, does) constitute a fully perfected Lien on, to the extent perfection may occur by the filing of financing statements specified in the Guarantee and Collateral Agreement and as set forth in Section 6.10, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person.

          (b) Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3 and Liens in favor of JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) and Mercantile Bank of St. Louis, NA, the release of which Borrower is obligated to pursue under the terms hereof, which liens no longer secure indebtedness owed to such parties).

     4.20 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

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     4.21 Senior Indebtedness. (a) The Obligations constitute “Senior Indebtedness” of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Restricted Subsidiary under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Restricted Subsidiary under and as defined in the Senior Subordinated Note Indenture.

          (b) All borrowings of Loans and issuances of Letters of Credit permitted under this Agreement are, and when incurred or issued will be, permitted under (and shall give rise to no breach or violation of either of) the definitive documentation relating to the Senior Subordinated Note Indenture and the Senior Unsecured Notes and any refinancing indebtedness with respect thereto or any other subordinated indebtedness.

     4.22 Regulation H. Except as set forth on Schedule 4.22, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

     4.23 Mortgaged Properties. Based on the Borrower’s good faith judgment, except for property that is subject to the Liens under the Mortgages or is referred to in Section 5.1(l) or set forth on Schedule 7.3(f), neither the Borrower nor any of its Domestic Subsidiaries has a fee or leasehold interest in any real property having a fair market value in excess of $2,000,000 as of the Closing Date.

SECTION 5. CONDITIONS PRECEDENT

     5.1 Conditions to Effectiveness. The effectiveness of this Agreement, and the obligation of any Lender to make Loans hereunder on the Closing Date, are subject to the satisfaction of the following conditions precedent:

          (a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by Holdings, the Borrower, the Administrative Agent and each Lender having a Term Commitment or a Revolving Commitment, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Guarantor in existence on the Closing Date and (iii) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

          (b) Financial Conditions. (i) The Borrower’s Pro Forma EBITDA shall be not less than $74,000,000 and (ii) as of the Closing Date, after giving effect to the initial borrowings on the Closing Date and the repayment of the obligations under the Existing Credit Facilities, the Borrower’s Consolidated Senior Secured Debt Ratio shall not be greater than 2.65 to 1.0.

          (c) Existing Indebtedness. (i) The Borrower and its Restricted Subsidiaries shall have no Indebtedness for borrowed money outstanding as of the Closing Date other than under the Facilities, the Senior Subordinated Notes, the Senior Unsecured Notes and the other Indebtedness permitted by Section 7.2 and (ii) the Existing Credit Facility and all liens securing obligations under the Existing Credit Facility shall have been terminated.

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          (d) Pro Forma Balance Sheet; Financial Statements; Financial Plan. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) the financial statements of the Borrower and its Subsidiaries referred to in Section 4.1(b), and (iii) the business plan of Borrower and its Subsidiaries for the fiscal years 2004 through 2009 and for the fiscal quarter beginning with the fourth fiscal quarter of 2004 through the fourth fiscal quarter 2006; and such financial statements and plans shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries as reflected in the financial statements or projections previously furnished to the Lenders.

          (e) Approvals. All governmental and third party approvals (including landlords’ and other consents) advisable in connection the continuing operations of Holdings, the Borrower and its Restricted Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (f) Lien Searches. The Administrative Agent shall have received the results of a recent lien, tax and judgment search in each of the jurisdictions where assets of the Loan Parties are located or recorded, and such search shall reveal no Liens on any of the assets of the Borrower or its Restricted Subsidiaries except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

          (g) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), shall have been paid on or before the Closing Date.

          (h) Secretary’s Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

          (i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions: (i) an opinion of counsel to the Borrower and its Restricted Subsidiaries, substantially in the form of Exhibit F and (ii) of such other local counsel (including with respect to matters governed by the law of the Kingdom of Denmark, provided that the Borrower may supply such opinion with respect to the laws of Denmark within 30-days after the Closing Date or such later date as the Administrative Agent may consent) as may reasonably be required by the Administrative Agent (and the Borrower hereby instructs each such counsel to deliver such opinion to the Lenders and the Administrative Agent).

          (j) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof (or arrangements satisfactory to the Collateral Agent for delivery thereof shall have been made).

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          (k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

          (l) Mortgages, etc. The Collateral Agent shall have received (i) the Mortgages for the properties listed on Schedule 5.1(l), as required by the Collateral Agent each duly executed and delivered by the parties thereto, and such other documentation of a type referred to in Section 6.13 relating to each such Mortgage or the real property subject thereto as may reasonably be required by the Collateral Agent (or arrangements satisfactory to the Collateral Agent for delivery thereof shall have been made); (ii) evidence satisfactory to Collateral Agent that Borrower has paid (A) to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each title policy and (B) all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Owned Real Property (other than property subject to the Clinton IDB and Ottawa IDB) in the appropriate real estate records; (iii) legal opinions relating to the Mortgages described above with respect to the Owned Real Properties located in the states of California, Pennsylvania, Texas and Missouri, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent and (iv) evidence of flood insurance with respect to each Owned Real Property located in an area at high risk for flood in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent.

          (m) No Violation. The Administrative Agent shall be satisfied that the Borrower and its Subsidiaries are not subject to contractual or other restrictions that would be violated by the incurrence of indebtedness hereunder, including, without limitation, under the Senior Subordinated Notes and the Senior Unsecured Notes.

          (n) Money Laundering and PATRIOT Act. The Lenders shall have received all documentation and other information required by bank regulatory authorities from the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S.A. PATRIOT Act.

          (o) Hedging Strategies. The Administrative Agent shall have reviewed and be reasonably satisfied with the terms and provisions of, and arrangements relating to the Borrower’s hedging strategies with respect to commodity prices.

          (p) Insurance. The Administrative Agent and the Lenders shall have received insurance certificates satisfying the requirements of Section 5.3(b) of the Guarantee and Collateral Agreement.

          (q) Financial Condition Certificate. The Borrower shall have delivered to the Administrative Agent a certificate from the chief financial officer of the Borrower, substantially in the form of Exhibit H.

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          (q) Additional Matters. All required corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents in respect of the transactions contemplated hereby as it shall reasonably request.

     5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties (including, without limitation, Material Adverse Effect and litigation representations) made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

          Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall and shall cause each of its Restricted Subsidiaries to:

     6.1 Financial Statements. Furnish to the Administrative Agent who will distribute to each Lender:

          (a) as soon as available, but in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG or other independent certified public accountants of nationally recognized standing, reasonably acceptable to the Administrative Agent;

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          (b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

          (c) as soon as available, but in any event not later than 30 days after the end of each fiscal month of the Borrower (other than the fiscal month at the end of a fiscal quarterly period), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the corresponding fiscal month in the previous fiscal year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

     6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (f), to the relevant Lender):

          (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default in respect of Sections 7.1, 7.2 and 7.7, except as specified in such certificate;

          (b) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) and (b), (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by Holdings, the Borrower and its Restricted Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any material Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

          (c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year

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(including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and if any revisions are made to such budget, as soon as available, significant revisions of such budget with respect to such fiscal year (collectively, the “Budgets”), which Budgets shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budgets are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Budgets are incorrect or misleading in any material respect;

          (d) within 90 days after the end of each of the first three fiscal quarters of the Borrower, and within 100 days after the end of the fourth fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year (with the delivery of a quarterly or annual report filed with the SEC being deemed to satisfy the requirement so long as it contains the management discussion and analysis required by the instructions therefor on the Closing Date);

          (e) within five days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after quarterly reports are filed and within 10 days after annual reports are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC; and

          (f) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

     6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be.

     6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, licenses, permits and regulatory authorizations necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability,

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product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

     6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender including any advisor engaged by the Administrative Agent for such purpose (provided that in the case of each Lender or any of its advisors, such right shall be exercised at its own expense and unless an Event of Default has occurred and is continuing, be limited to once per fiscal year) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon not less than one Business Day’s notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and its Restricted Subsidiaries with officers and employees of Holdings, the Borrower and its Restricted Subsidiaries and with its independent certified public accountants.

     6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

          (a) the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation of Holdings, the Borrower or any of its Restricted Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between Holdings, the Borrower or any of its Restricted Subsidiaries and any Governmental Authority, that in case of either clause (i) or (ii), if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding affecting Holdings, the Borrower or any of its Restricted Subsidiaries in which the amount involved is $2,500,000 (or its equivalent in other currencies, as determined by the Borrower in good faith based on then prevailing exchange rates) or more and not covered by insurance or in which injunctive or similar relief is sought;

          (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure by the Borrower or any Commonly Controlled Entity to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan (other than the termination of a Single Employer Plan by a Loan Party or any Commonly Controlled Entity pursuant to a standard termination under Section 404(p) of ERISA); and

          (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

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Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

     6.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and materially comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

     6.9 Interest Rate Protection. At all times, commencing one hundred eighty (180) days after the Closing Date, the Borrower shall ensure that an aggregate principal amount equal to 50% of the aggregate outstanding principal amount of Consolidated Total Debt of the Borrower and its Subsidiaries is either (x) fixed rate Indebtedness or (y) subject to Hedge Agreements in form and substance reasonably satisfactory to the Administrative Agent with respect to Indebtedness of Borrower and its Subsidiaries.

     6.10 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date with a fair market value in excess of $500,000 by the Borrower or any of its Domestic Subsidiaries (other than (w) any property described in paragraph (b), (c) or (d) below, (x) any property subject to a Lien expressly permitted by Section 7.3(g), (y) property acquired by any Unrestricted Subsidiary or Joint Venture and (z) acquisition of any additional interest in Doane International Pet Products LLC to the extent its limited liability company agreement prohibits the granting of a security interest in its limited liability interests (provided, however, that the Borrower shall use commercially reasonable efforts to amend such agreement to permit such grant)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property, (ii) amend Schedule 5.1(1) and (iii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

          (b) With respect to any (a) fee interest in any real property having a value (together with improvements thereof) of at least $2,000,000 acquired after the Closing Date by the Borrower or any of its Domestic Subsidiaries (other than (x) any such real property subject to a Lien expressly permitted by Section 7.3(g) and (y) real property acquired by any Unrestricted Subsidiary or Joint Venture); or (b) any property subject to the Clinton IDB and the Ottawa IDB, following the repayment or termination of such IDB: (i) execute and deliver a first priority Mortgage, in favor of

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the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate reasonably satisfactory to Administrative Agent and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (c) With respect to any new Domestic Subsidiary or Domestic Joint Venture created or acquired after the Closing Date by the Borrower or any of the Domestic Subsidiaries (including the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Domestic Subsidiary or Domestic Joint Venture that is owned by the Borrower or any of its Restricted Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Domestic Subsidiary or Domestic Joint Venture, as the case may be, (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions consistent with Sections 6.10(a) and 6.10(b) necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Domestic Subsidiary including, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Domestic Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (d) With respect to any new Foreign Subsidiary or Foreign Joint Venture created or acquired after the Closing Date by the Borrower or any of its Domestic Subsidiaries (including the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Foreign Subsidiary or Foreign Joint Venture that is owned by the Borrower or any of its Restricted Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Foreign Subsidiary or Foreign Joint Venture be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower

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or such Foreign Subsidiary or Foreign Joint Venture, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (e) (i) With respect to each Operating Account and (ii) with respect to each other Deposit Account and each other Securities Account (other than any account the credit balance of which shall not exceed $250,000), enter into and/or maintain in effect control agreements for the purpose of perfecting the security interests therein granted pursuant to the Guarantee and Collateral Agreement, in each case, with the Collateral Agent and the financial institution at which such account is held, in form and substance reasonably satisfactory to the Collateral Agent (and the Collateral Agent shall be authorized for and on behalf of the Lenders to enter into each such agreement); provided that, with respect to any such account established after the Closing Date or any such account referred to in clause (ii) above existing on such date that thereafter exceeds the minimum amount specified above with respect thereto, the Borrower shall enter into such a control agreement therefor within 30 days after the later of the date such account is established or exceeds such minimum amount.

     6.11 No Speculative Transactions. The Borrower shall not, and shall not permit any Restricted Subsidiary to, engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars, in each case in the ordinary course of business and not for speculative purposes.

     6.12 Credit Rating. The Borrower shall at all times use its commercially reasonable efforts to cause the Loans to be rated at all times by S&P and by Moody’s.

     6.13 Post Closing Obligations.

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          (a) Borrower hereby agrees that within thirty (30) days after the Closing Date (or such later date to which the Administrative Agent expressly consents), Borrower shall deliver (i) current title reports dated within the last 30 days for each Owned Real Property (other than property subject to the Clinton IDB or Ottawa IDB), (ii) ALTA mortgagee title insurance policies or unconditional signed commitments therefor including all endorsements reasonably required by Administrative Agent issued by one or more title companies reasonably satisfactory to Administrative Agent with respect to (y) each Owned Real Property listed on Schedule 6.12(a)(ii) hereto and (z) each Owned Real Property the fair market value of which exceeds $2,000,000 to the extent that Administrative Agent requires such a title insurance policy or unconditional signed commitment therefor in its reasonable discretion in amounts not less than the fair market value of such real property or such other amount reasonably required by Administrative Agent and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, all in form and substance reasonably satisfactory to Administrative Agent; (iii) updates of surveys reasonably acceptable to Administrative Agent, of all Owned Real Properties listed on Schedule 6.12(a)(iii) hereto, certified to Administrative Agent by a form of certification reasonably acceptable to Administrative Agent and dated not more than thirty days prior to the Closing Date; (iv) Mortgages on the Owned Real Properties listed on Schedule 6.12(a)(iv) hereto to the extent Borrower failed to deliver any of such Mortgages on the Closing Date, provided, however that Borrower shall only be required to use commercially reasonable efforts to deliver the Mortgage for the Owned Real Property located in Butler, Missouri; and (v) with respect to each Owned Real Property subject to a recorded mortgage lien held by JPMorgan Chase Bank, releases of such mortgage liens in form and substance reasonably satisfactory to Administrative Agent executed by JPMorgan Chase Bank and in recordable form for each state where such Owned Real Properties are located.

          (b) The Borrower hereby agrees that within sixty (60) days after the Closing Date (or such later date to which the Administrative Agent expressly consents), the Borrower shall deliver to the Collateral Agent a landlord lien waiver in form and substance reasonably satisfactory to Collateral Agent with respect to the Leased Real Property.

SECTION 7. NEGATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

     7.1 Financial Condition Covenants.

          (a) Consolidated Senior Secured Debt Ratio. Permit the Consolidated Senior Secured Debt Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Ratio
Fiscal Quarter ending on or nearest to
September 30, 2004	2.75 to 1.00
December 31, 2004	2.75 to 1.00

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Ratio
March 31, 2005	2.75 to 1.00
June 30, 2005	2.50 to 1.00
September 30, 2005	2.50 to 1.00
December 31, 2005	2.25 to 1.00
March 31, 2006	2.25 to 1.00
June 30, 2006	2.25 to 1.00
September 30, 2006	2.25 to 1.00
December 31, 2006	2.25 to 1.00
March 31, 2007	2.25 to 1.00
June 30, 2007	2.25 to 1.00
September 30, 2007 and thereafter	2.00 to 1.00

          (b) Minimum Consolidated EBITDA. Permit Consolidated EBITDA as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the amount set forth below opposite such fiscal quarter:

Amount
Fiscal Quarter ending on or nearest to
September 30, 2004	70,000,000
December 31, 2004	70,000,000
March 31, 2005	72,500,000
June 30, 2005	75,000,000
September 30, 2005	80,000,000
December 31, 2005	80,000,000
March 31, 2006 and thereafter	85,000,000

     7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

          (a) Indebtedness of any Loan Party pursuant to any Loan Document;

          (b) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary (provided that any indebtedness incurred by a Foreign Subsidiary owing to the Borrower or any Domestic Subsidiary be evidenced by a note pledged to the Collateral Agent);

          (c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Restricted Subsidiary;

          (d) [Reserved]

          (e) Indebtedness (other than the Senior Unsecured Notes and the Senior Subordinated Notes) outstanding on the Closing Date and listed on Schedule 7.2(e) and any refinancings, refundings, renewals or extensions thereof (whether denominated in the existing

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currency or otherwise, but without increasing the principal amount, or shortening the maturity, thereof);

          (f) Indebtedness under the Senior Unsecured Notes and the Senior Subordinated Notes (including Guarantees thereof by a Restricted Subsidiary that is a Guarantor) in an aggregate principal amount not to exceed $213,000,000 and $150,000,000 for the Senior Unsecured Notes and the Senior Subordinated Notes, respectively, at any one time outstanding and any refinancings, renewals or extensions of the Senior Subordinated Notes (without increasing the principal amount (other than as a result of capitalization of accrued interest, fees or discounts) or shortening the maturity date or weighted average life to maturity thereof and on terms (other than the coupon, which shall be not more than the then current market rates) not less favorable to the obligors and the Lenders taken as a whole than the Senior Subordinated Notes);

          (g) Indebtedness with respect to IDB (other than the Clinton IDB and the Ottawa IDB) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding; and

          (h) additional Indebtedness of the Borrower or any of its Restricted Subsidiaries and any Guarantee Obligations of the Borrower in respect thereof in an aggregate principal amount (for the Borrower and all of its Restricted Subsidiaries) not to exceed $10,000,000 (or its equivalent in other currencies as of the date such Indebtedness is incurred, as determined by the Borrower in good faith based on then prevailing exchange rates) at any one time outstanding.

     7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

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          (f) Liens in existence on the Closing Date listed on Schedule 7.3(f) or Liens securing refinanced Indebtedness permitted by Section 7.2(e), provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness (including the amount of Indebtedness committed thereunder) secured thereby is not increased and (iii) no such Lien shall be permitted in respect of any property encumbered on the Closing Date pursuant to the Clinton IDB or Ottawa IDB following the repayment or termination of such IDB;

          (g) Liens securing Indebtedness permitted by Section 7.2(g);

          (h) Liens created pursuant to the Security Documents;

          (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased; and

          (j) Liens not otherwise permitted by this Section 7.3 and arising after the Closing Date so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby exceeds $10,000,000 (or its equivalent in other currencies as of the date such Indebtedness is incurred, as determined by the Borrower in good faith based on then prevailing exchange rates) at any time nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $20,000,000.

     7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, create any new subsidiary, or acquire by purchase or otherwise all or a substantial part of the business, property or assets of, or Capital Stock or other evidence of beneficial ownership of, any Person or any unit of division thereof , except that:

          (a) Holdings or any Restricted Subsidiary of the Borrower may be merged or consolidated with or into, or liquidated and dissolved and pay liquidating dividends to, the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Restricted Subsidiary (provided that such Restricted Subsidiary shall be the continuing or surviving corporation);

          (b) any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Restricted Subsidiary;

          (c) the Borrower and any Restricted Subsidiary may acquire inventory, equipment and other assets in the ordinary course of business;

          (d) the Borrower and any Restricted Subsidiary may make Permitted Acquisitions and form or acquire wholly-owned Domestic Subsidiaries in connection therewith and which are joined as additional Restricted Subsidiaries, Loan Parties and Guarantors in accordance with the terms hereof;

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          (e) the Borrower and any Restricted Subsidiary may create and form Domestic Subsidiaries which are joined as additional Restricted Subsidiaries, Loan Parties and Guarantors in accordance with the terms hereof; and

          (f) the Borrower and any Restricted Subsidiary may create and form Unrestricted Subsidiaries.

     7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

          (a) the Disposition of obsolete or worn out property in the ordinary course of business;

          (b) the sale of inventory in the ordinary course of business;

          (c) Dispositions permitted by Section 7.4(b);

          (d) Dispositions as set forth on Schedule 7.5;

          (e) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Restricted Subsidiary;

          (f) any Disposition of property or series of related Dispositions of property having a fair market value of less than $250,000 (or its equivalent in other currencies as of the date of such Disposition or the last of such series of Dispositions, as determined by the Borrower in good faith based on then prevailing exchange rates); and

          (g) Dispositions of other property after the Closing Date; provided that (i) at least 75% of the consideration received in connection with each such Disposition shall be in the form of cash and (ii) the aggregate market value of all such Dispositions shall not exceed $10,000,000 (or its equivalent in other currencies as of the date of such Disposition, as determined by the Borrower in good faith based on then prevailing exchange rates).

     7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, the Borrower or any Restricted Subsidiary, whether now or hereafter outstanding, or make any repurchases and redemptions of subordinated debt, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Restricted Subsidiary (collectively, “Restricted Payments”), except that:

          (a) any Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary;

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          (b) the Borrower may redeem shares of Preferred Stock with Replacement Preferred Stock or shares of common stock of the Borrower or Holdings;

          (c) the Borrower may pay dividends to Holdings to permit Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $1,000,000 in any fiscal year and (ii) pay any taxes that are due and payable by Holdings and the Borrower as part of a consolidated group;

          (d) the Borrower may pay dividends in kind of additional shares of Preferred Stock on Preferred Stock;

          (e) the Borrower may call, prepay, redeem or repurchase the Senior Subordinated Notes, pursuant to any refinancing thereof or pursuant to any asset sale tender offers required by the terms of such Indebtedness and may repay the Senior Subordinated Notes at any time within one year of the stated maturity thereof if (i) the aggregate principal amount of all outstanding Senior Subordinated Notes (prior to any such call, prepayment, redemption, or repurchase permitted by this Section 7.6(e)) is less than $20,000,000 and (ii) the Borrower’s Consolidated Senior Secured Debt Ratio is less than 2.0 to 1.0; and

          (f) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may repurchase shares of, or options to purchase shares of Capital Stock of the Borrower or any of its Subsidiaries from former employees and former directors pursuant to the terms of agreements or plans approved by the board of directors of Holdings; provided that the aggregate amount of such repurchases following the Closing Date shall not exceed $5,000,000.

     7.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Restricted Subsidiaries in the ordinary course of business not exceeding $25,000,000 for fiscal year 2004 and $30,000,000 for each fiscal year thereafter (or its equivalent in other currencies as of the date of such expenditure, as determined by the Borrower in good faith based on then prevailing exchange rates), provided that up to fifty percent (50%) of the amount referred to above that is not so expended in the fiscal year for which it is permitted may be carried over for expenditure in the next succeeding fiscal year, it being understood that Capital Expenditures during such succeeding fiscal year shall be deemed to be made, first, in respect of amounts permitted for such succeeding fiscal year as set forth above, and second, in respect of the amount so carried over; provided further that the applicable amount of permitted Capital Expenditures set forth in this Section 7.7 for any fiscal year shall be increased by the amount of any reimbursement in such fiscal year from customers for Capital Expenditures required to be made by such customers.

     7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

          (a) extensions of trade credit in the ordinary course of business;

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          (b) Investments in Cash Equivalents;

          (c) Guarantee Obligations permitted by Section 7.2;

          (d) loans and advances to employees of Holdings, the Borrower or any Subsidiary of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for Holdings, the Borrower or any Subsidiary of the Borrower not to exceed $2,000,000 (or its equivalent in other currencies, as determined by the Borrower in good faith based on prevailing exchange rates as of the end of the immediately preceding fiscal quarter) at any one time outstanding;

          (e) Permitted Acquisitions made pursuant to Section 7.4(d);

          (f) Investments in assets useful in the business of the Borrower and its Restricted Subsidiaries made by the Borrower or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

          (g) Investments by the Borrower or any Subsidiary in the Borrower or any Restricted Subsidiary (other than Investments by the Borrower or any Domestic Subsidiary in a Foreign Subsidiary after the occurrence and during the continuation of an Event of Default);

          (h) except after the occurrence of and during the continuation of a Default or an Event of Default, in addition to Investments otherwise expressly permitted by this Section 7.8, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $7,500,000 (or its equivalent in other currencies as of the date such Investment is made, as determined by the Borrower in good faith based on then prevailing exchange rates) net of cash received during such period as a return on capital or other return on or repayment of such Investment;

          (i) Investments received as consideration pursuant to Section 7.5(g); and

          (j) Investments in Unrestricted Subsidiaries listed in Schedule 4.15 and in Joint Ventures listed in Schedule 7.8(j), in each case as such Investments are in existence on the Closing Date.

     7.9 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes or any Senior Unsecured Notes, except as permitted under Section 7.2(f) or 7.6(e) (as applicable), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes, the Senior Subordinated Note Indenture or the Senior Unsecured Notes or any indenture related thereto or any agreement relating to Indebtedness refinancing, renewals or extending any of the foregoing (other than any such amendment, modification, waiver or other change pursuant to a refinancing of such Indebtedness permitted by Section 7.2(f) or that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee), (c) amend,

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modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock (other than any such amendment, modification, waiver or other change that (i) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon, (ii) does not involve the payment of a consent fee, (iii) converts such Preferred Stock into common shares of either Holdings or the Borrower or (iv) is not otherwise adverse to the interests of the Lenders) or (d) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents and the Senior Unsecured Notes) as “Designated Senior Indebtedness” for the purposes of the Senior Subordinated Note Indenture.

     7.10 Transactions with Affiliates. Except as set forth on Schedule 7.10, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Restricted Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of Holdings, the Borrower or such Subsidiary, as the case may be, or (c) upon fair and reasonable terms no less favorable to Holdings, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that, notwithstanding anything in this Section 7.10 or any other provision of this Agreement to the contrary, no management or similar fees shall be paid or payable by Holdings, the Borrower or any Restricted Subsidiary to any Affiliate (other than Holdings, the Borrower or any Restricted Subsidiary)at any time from and after Closing Date.

     7.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by Holdings, the Borrower or any Restricted Subsidiary of real or personal property that has been or is to be sold or transferred by Holdings, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Holdings, the Borrower or such Subsidiary.

     7.12 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than a Saturday or other day within one week of December 31.

     7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings (with respect to the Capital Stock of the Borrower), the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) the Senior Subordinated Note Indenture and each indenture in respect of the Senior Unsecured Notes and any agreement related to Indebtedness refinancing, renewal or extending of any of the foregoing permitted by Section 7.2(f), (c) IDB (only on property subject of IDB), (d) operating leases (only on property subject to an operating lease), (e) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (f) any agreements governing any Indebtedness of a Foreign Subsidiary (in which case, any prohibition or limitation shall only be effective against the assets of such Foreign Subsidiary and its Subsidiaries).

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     7.14 Clauses Restricting Restricted Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions under agreements in effect as of the Closing Date or any agreements replacing such agreements, and (iii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary.

     7.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date or that are reasonably related thereto.

     7.16 Issuances of Preferred Stock. Issue any shares of any preferred stock other than the Replacement Preferred Stock.

SECTION 8. EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three days after any such interest or other amount becomes due in accordance with the terms hereof; or

          (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

          (c) (i) any Loan Party shall default in the observance or performance of any agreement contained in the last sentence of Section 6.1, clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

          (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of 30 days; or

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          (e) Holdings, the Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000 (or its equivalent in other currencies, as determined by the Administrative Agent in good faith as of the date of the relevant default); or

          (f) (i) Holdings, the Borrower or any of its Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of its Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of its Restricted Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of its Restricted Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

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          (g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

          (h) one or more judgments or decrees shall be entered against Holdings, the Borrower or any of its Restricted Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 (or its equivalent in other currencies, as determined by the Administrative Agent in good faith as of the date of the relevant default) or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

          (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

          (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

          (k) a Change of Control shall occur; or

          (l) the Senior Subordinated Notes or any guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Restricted Subsidiaries under the Guarantee and Collateral Agreement, as the case may be, as provided in the indenture therefor, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert; then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C

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Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments terminated and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the Commitments shall immediately terminate and all Loans and other amounts arising hereunder shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

     9.1 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints CSFB to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes CSFB, in such capacities, to take such actions on its behalf and to exercise such powers as are delegated to CSFB, in such capacities, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Collateral Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

     9.2 Rights as a Lender. The Persons serving as an Agents hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Persons and their Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Persons were not Agents hereunder and without any duty to account therefor to the Lenders.

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     9.3 Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agents shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Persons serving as the Agents or any of its Affiliates in any capacity.

          No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

          The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents

     9.4 Reliance by the Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower),

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independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     9.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

     9.6 Resignation of Administrative Agent. The Administrative Agent and/or the Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent and/or Collateral Agent, as applicable which shall be a bank with an office in New York City, or an Affiliate of any such bank with an office in New York City. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent and/or Collateral Agent, as the case may be, gives notice of its resignation, then the retiring Administrative Agent and/or Collateral Agent, as the case may be, may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent and/or Collateral Agent, as applicable, meeting the qualifications set forth above provided that if the Administrative Agent and/or Collateral Agent, as applicable, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent and/or Collateral Agent, as the case may be, shall be discharged from its duties and obligations hereunder and under the Loan Documents (except that in the case of any collateral security held by the Administrative Agent and/or Collateral Agent, as the case may be, on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent and/or Collateral Agent, as the case may be, shall continue to hold such collateral security until such time as a successor Administrative Agent and/or Collateral Agent, as applicable, is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent and/or Collateral Agent, as applicable, shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as applicable, as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent and/or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent and/or Collateral Agent, as the case may be, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent and/or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s and/or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.5 shall continue in effect for

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the benefit of such retiring Administrative Agent and/or Collateral Agent, as the case may be, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and/or Collateral Agent, as applicable.

     9.7 Non-Reliance on Agents and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

     9.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Sole Bookrunner or Sole Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

     9.9 Authorization to Release Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each of the Lenders (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or to the extent reasonably related to the redesignation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions hereof or that has been consented to in accordance with Section 10.1.

SECTION 10. MISCELLANEOUS

     10.1 Amendments and Waivers. (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, modify or have the effect of modifying the definition of Term Maturity Date

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or Revolving Loan Maturity Date, extend the scheduled date or principal amount of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section 10.1 or forgive or reduce any percentage specified in the definition of Required Lenders or Applicable Percentage or permit an Interest Period as to any Eurodollar Loan in excess of six months unless available to all Lenders, consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release Holdings or all or substantially all of the other Guarantors from its or their obligations under the Guarantee and Collateral Agreement (except as set forth in Section 8.16 in the Guarantee and Collateral Agreement), in each case without the written consent of all Lenders; (iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 5.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Revolving Facility Lenders; (iv) amend, modify or waive any provision of Section 2.18 or alter the required application of any repayments or prepayments as between Facilities pursuant to Section 2.12(e), in each case, without the consent of Majority Facility Lenders in respect of each Facility which is being allocated a lesser repayment or prepayment as a result thereof (provided that Required Lenders may waive, in whole or in part, any mandatory prepayment under Section 2.12); (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (viii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Banks or (ix) amend, modify or waive any provisions in the Loan Documents to add additional facilities (with tenors not shorter than and on terms no less favorable than the Facilities) entitled to share ratably in the Collateral and in prepayments without the written consent of the Required Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          (b) Each Lender grants (x) to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s Commitments and Loans owing to it and the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents, and (y) to the Borrower the right to cause an assignment of all (but not less than all) of such Lender’s Commitments and Loans owing to it, its participations in the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents to Eligible Assignees, which right may be exercised by the Administrative Agent or the Borrower, as the case may be, if such Lender (a “Non Consenting Lender”) refuses to execute any amendment, waiver or consent which requires the written consent of Lenders other than Required Lenders and to which Required Lenders, the Administrative Agent and the Borrower have otherwise agreed; provided that such Non Consenting

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Lender shall receive, in connection with such assignments, payment equal to the aggregate amount of outstanding Loans owed to such Lender (together with all accrued and unpaid interest, fees and other amounts (other than indemnities) owed to such Lender). Each Lender agrees that if the Administrative Agent or the Borrower, as the case may be, exercises their option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in subsection 10.6(a). Such Lender shall nonetheless continue to benefit from all indemnification obligations which are specified herein to survive the termination of this Agreement. The Borrower shall be entitled (but not obligated) to execute and deliver such agreement and documentation on behalf of such Non Consenting Lender and any such agreement and/or documentation so executed by the Borrower shall be effective for purposes of documenting an assignment pursuant to subsection 10.6.

     10.2 Notices. (a) In the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

Holdings:	Doane Pet Care Enterprises, Inc.
600 Travis, Suite 6110
Houston, TX 77002
Attention: George B. Kelly
Telecopy: (713) 332-2700
Telephone: (713) 332-2702

The Borrower:	Doane Pet Care Company
210 Westwood Place South, Suite 400
Brentwood, TN 37027
Attention: Chief Financial Officer
Telecopy: (615) 309-1191
Telephone: (615) 373-7774

with a copy to:	Vinson & Elkins LLP
2300 First City Tower
1001 Fannin
Houston, TX 77002
Attention: Robert R. Rabalais
Telecopy: (713) 615-5929
Telephone: (713) 758-4526

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The Administrative Agent, the Collateral Agent and CSFB in its capacity as Issuing Bank:	Credit Suisse First Boston, acting
through its Cayman Islands Branch
Eleven Madison Avenue
New York, New York 10010
Attention of Agency Group
Telecopy: 212-325-8304
Telephone: 212-325-9936

Lender or any other Issuing Bank:	to it at its address (or telecopier
number) set forth in its Administrative
Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

          (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to subsection 2.1 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

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          (c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

     10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

     10.5 Expenses, Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and/or the Collateral Agent and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

          (b) Indemnification by the Borrower. The Borrower shall indemnify each Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents

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presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

          (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.13.

          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither the Borrower nor Holdings shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

          (e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

     10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither

CREDIT AGREEMENT

the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower or such other Loan Party without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

               (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $1,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, and except in the case of a Related Lender Assignment, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that such amounts shall be aggregated in respect of a Lender and its Affiliates or Approved Funds, if any;

               (ii) each partial assignment shall be made as an assignment (including without limitation a Related Lender Assignment) of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

               (iii) any assignment of a Revolving Commitment (including without limitation a Related Lender Assignment) must be approved by the Administrative Agent and the Issuing Bank and

               (iv) except as provided below with respect to Related Lender Assignments, the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption (A) via an electronic settlement system acceptable to the Administrative Agent (which initially shall be Clear Par, LLC) or (B) manually, together with a processing and recordation fee of $3,500 (with only one such fee payable in connection with

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simultaneous assignments to or by two or more Approved Funds) and (y) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholdings matters as the assignee under such Assignment and Assumption may be required to deliver pursuant to Section 2.20(e), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

          Notwithstanding anything contained in this Section 10.6 to the contrary, a Lender may effect a Related Lender Assignment without delivering an Assignment and Assumption to the Administrative Agent and without payment of the processing and recordation fee (provided that, subject to Section 10.6(b)(iv), such fee shall be payable if a Related Lender Assignment is disclosed by delivery of a manually executed Assignment and Assumption to the Administrative Agent) and without delivering an Administrative Questionnaire (provided that should an assignee party to a Related Lender Assignment that is not a Lender deliver an Assignment and Assumption for recording, such assignee shall also deliver an Administrative Questionnaire and applicable tax forms); provided that the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such assigning Lender until such Assignment and Assumption has been delivered to the Administrative Agent and promptly recorded in the Register in accordance with Section 10.6(c). The failure of such assigning Lender to deliver to the Administrative Agent an Assignment and Assumption with respect to such Related Lender Assignment shall not affect the legality, validity or binding effect of such assignment, which shall be effective upon the date specified therein. Subject to the provisions set forth in the following sentence, the Borrower agrees that each assignee party to a Related Lender Assignment shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 to the same extent as if it had consummated such assignment by delivery of an Assignment and Assumption pursuant to paragraph (b)(iv) of this Section. To the extent permitted by law, each assignee party to a Related Lender Assignment also shall be entitled to the benefits of Section 10.7, provided that as a Lender such assignee shall be subject to Section 10.8. An assignee party to a Related Lender Assignment shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable assignor Lender would have been entitled to receive with respect to the Loans assigned in such Related Lender Assignment until an Assignment and Assumption has been delivered to the Administrative Agent and recorded in the Register in accordance with Section 10.6(c). Any assignee party to a Related Lender Assignment shall not be entitled to the benefits of Section 2.20(a) unless such assignee complies with Section 2.20(e).

          Except in the case of Related Lender Assignments, subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations

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in accordance with paragraph (d) of this Section. In the case of Related Lender Assignments (and notwithstanding the immediately preceding sentence), the failure of the assigning Lender to deliver an Assignment and Assumption with respect to any such Related Lender Assignment to the Administrative Agent shall not affect the legality, validity or binding effect of such assignment, which shall be effective upon the date specified therein; provided that the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such assigning Lender until an Assignment and Assumption has been delivered to the Administrative Agent and recorded in the Register in accordance with Section 10.6(c) below.

          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations (a “Registered Loan”) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”); provided, however, that in the case of any Related Lender Assignment, and which assignment is not delivered to the Administrative Agent and not recorded in the Register, the assigning Lender, acting for this purpose as an agent of the Borrower shall maintain a comparable register. Upon written request of the Administrative Agent, the assigning Lender party to a Related Lender Assignment shall provided a written report setting forth the name of each assignee entered an such Lender’s register as of the date of written report and the amount of the obligations than held by each such assignee. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any forms required under Section 2.20(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (to the extent required) and any written consent to such assignment required by paragraph (b) of this Section (in each case to the extent required), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (except to the extent provided herein with respect to Related Lender Assignments).

          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

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          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any action (i) effecting the extension of the final maturity of the Loan allocated to such participation, (ii) effecting a reduction of the principal amount of or the rate of interest payable on any Loan or any fee allocated to such participation or increasing the amount of the Participant’s participation over the amount then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if such Participant’s participation is not increased as a result thereof), (iii) releasing all or substantially all of the Collateral, or (iv) releasing all or substantially all of the Guarantors from their obligations under the Guaranties. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 10.8 as though it were a Lender.

          In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) as though it were a Lender.

          (f) Certain Pledges. Without the consent of or notice to any Agent or any Loan Party, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank and this Section shall not apply to any pledge or assignment of a security interst; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

CREDIT AGREEMENT

          (g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Bank to Administrative Agent and Borrower, the option to provide to Borrower all or any part of the Borrowing that such Granting Bank would otherwise be obligated to make to Borrower pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to make the Borrowing, (ii) if a SPC elects not to exercise such option or otherwise fails to provide all or any part of such Borrowing, the Granting Bank shall be obligated to make the borrowing pursuant to the terms hereof. The making of a borrowing by a SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, the borrowing were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.6(g), any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any borrowings to the Granting Bank or to any financial institutions (consented to by Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of its Loans and (ii) disclose on a confidential basis any non-public information relating to its Loan to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC.

     10.7 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

CREDIT AGREEMENT

     10.8 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

     (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

          The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

     10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.10 [Reserved].

     10.11 Obligations Several; Independent Nature of the Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

CREDIT AGREEMENT

     10.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

     10.13 Submission To Jurisdiction; Waivers. (a) Each Holdings and the Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

          (b) Waiver of Venue. Each of Holdings and the Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

     10.14 Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) neither the Agents nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

CREDIT AGREEMENT

     10.15 Confidentiality. Each of the Agents, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

          For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     10.16 Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this agreement or any other loan document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement and the other loan documents by, among other things, the mutual waivers and certifications in this section.

     10.17 Counterparts; Integration; Electronic Effectiveness.

          (a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This

CREDIT AGREEMENT

Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          (b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

     10.18 Maximum Amount.

                    (a) It is the intention of the Borrower and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness or obligations of the Borrower to the Lenders, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of the Borrower evidenced hereby, outstanding from time to time shall, to the extent permitted by applicable law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Notes until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this subsection 10.18 shall control and supersede every other provision of all agreements between the Borrower or any endorser of the Notes and the Lenders.

CREDIT AGREEMENT

                    (b) If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under subsection 2.11(a) and shall be so applied in accordance with subsection 2.11(b) or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of the Borrower in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be promptly refunded to the Borrower.

CREDIT AGREEMENT

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:	DOANE PET CARE COMPANY

By:

Name:
Title:

HOLDINGS:	DOANE PET CARE ENTERPRISES, INC., as Guarantor

By:

Name:
Title:

ADMINISTRATIVE AGENT:	CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent and as a Lender

By:

Name:
Title:

By:

Name:
Title:

CREDIT AGREEMENT

     The following annex, exhibits and schedules to the Credit Agreement, dated as of November 5, 2004 among Doane Pet Care Company, as borrower, Doane Pet Care Enterprises, Inc., as guarantor, Credit Suisse First Boston, as administrative agent, and the lenders party thereto have been omitted, but will be furnished supplementally to the Securities and Exchange Commission upon request.

ANNEX:
A	Sources and Uses Table

SCHEDULES:
1.1A	Commitments
4.1	Material Leases/Commitments
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation; Claims
4.8	Real Property
4.9	Intellectual Property Claims
4.13	ERISA Terminations
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.19(b)	Mortgage Filing Jurisdictions
4.22	Flood Zone Properties
5.1(1)	Certain Properties
6.13	Post-Closing Schedule
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens
7.5	Permitted Dispositions
7.8(j)	Existing Joint Ventures
7.10	Transactions with Affiliates

EXHIBITS:
B	Form of Compliance Certificate
C	Form of Secretary’s Certificate
E	Form of Assignment and Assumption
F	Form of Legal Opinion of Counsel for the Borrower
H	Financial Condition Certificate
I-1	Form of Term Loan Note
I-2	Form of Revolving Note
I-3	Form of Swingline Note

EXHIBIT A

TO
CREDIT AGREEMENT

[FORM OF] GUARANTEE AND COLLATERAL AGREEMENT

made by

DOANE PET CARE COMPANY

and

EACH OF THE OTHER GRANTORS

(as defined herein)

in favor of

CREDIT SUISSE FIRST BOSTON,
ACTING THROUGH ITS CAYMAN ISLANDS BRANCH,
as Collateral Agent

Dated as of November 5, 2004

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SCHEDULES:

1	Notice Addresses of Guarantors
2	Description of Pledged Securities
3	Filings and Other Actions Required to Perfect Security Interests
4	General Information
5	Location of Inventory and Equipment
6	Copyrights, Patents and Trademarks
7	Accounts
8	Existing Prior Liens
9	Investment Accounts
10	Commercial Tort Claims
11	Pledged Debt
12	Letters of Credit
ANNEXES:
1	Form of Assumption Agreement
EXHIBITS
A	Trademark Security Agreement
B	Copyright Security Agreement
C	Patent Security Agreement

ii

GUARANTEE AND COLLATERAL AGREEMENT

     GUARANTEE AND COLLATERAL AGREEMENT, dated as of November 5, 2004 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), made by DOANE PET CARE ENTERPRISES, INC., a Delaware corporation (“Holdings”), DOANE PET CARE COMPANY, a Delaware corporation (the “Borrower”), each of the signatories hereto (Holdings, the Borrower and each of the signatories hereto, together with any other subsidiary of the Borrower that becomes a party hereto from time to time after the date hereof, the “Grantors”), in favor of CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH , as Collateral Agent (together with its successors and assigns, in such capacity, the “Collateral Agent”) for the Secured Parties (as defined herein).

W I T N E S S E T H:

     WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Holdings, the lenders party thereto from time to time (the “Lenders”), Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative Agent, Sole Bookrunner and Sole Lead Arranger, and the Collateral Agent.

     WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

     WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

     WHEREAS, it is a condition precedent to the obligation of the Lenders to make or continue their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Secured Parties;

     NOW, THEREFORE, the parties hereto agree that the Existing Guarantee and Collateral Agreement shall, as of the date hereof, be amended and restated in its entirety as follows:

SECTION 1. DEFINED TERMS

     1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, or if not defined therein, in the UCC.

     The following terms shall have the following meanings:

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     “Account Debtor”: an “account debtor” (as such term is defined in Article 9 of the UCC).

     “Accounts”: all “accounts” (as such term is defined in Article 9 of the UCC) of the Grantors, including, without limitation , accounts, accounts receivable and other rights of any Grantor to payment for goods sold or leased or for services rendered, whether now existing or hereafter arising and wherever arising, and whether or not they have been earned by performance.

     “Agreement”: shall have the meaning set forth in the preamble.

     “Borrower Obligations”: the collective reference to the “Obligations” as defined in the Credit Agreement.

     “Chattel Paper”: all “chattel paper” as such term is defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper,” as each term is defined in Article 9 of the UCC.

     “Collateral”: as defined in Section 3.1.

     “Commercial Tort Claims”: all “commercial tort claims” as such term is defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 10 (as such schedule may be amended or supplemented from time to time).

     “Commodities Accounts”: all “commodity accounts” as such term is defined in Article 9 of the UCC and shall include all of the accounts listed on Schedule 9 (as such schedule may be amended or supplemented from time to time) except for commodities accounts with account numbers 13554 and 13555 maintained with Rand Financial Services, Inc., as commodity intermediary and commodity accounts agreed in writing by Collateral Agent to be excluded from the definition of Collateral under this Agreement.

     “Concentration Account”: any concentration account established by the Collateral Agent as provided in Section 6.1 or 6.4.

     “Copyright Licenses”: any written agreement (including, without limitation, those listed in Schedule 6, as such schedule may be amended or supplemented from time to time), granting any right under any Copyright (whether such Grantor is licensee or licensor thereunder), including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

     “Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act) whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6) as such schedule may be amended or supplemented from time to time, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, (ii) the right to obtain all renewals and

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extensions of the foregoing thereof, (iii) all rights corresponding to the foregoing throughout the world, and (iv) all rights to sue for past, present and future infringements of the foregoing.

     “Danish Demand Note”: the demand promissory note (and any replacement thereof) issued by Arovit Holdings in favor of DPC Investment dated as of January 31, 2004, in the principal amount of DKK 1,419,337,236.15, as from time to time amended (without prejudice to Section 5.7(d)).

     “Deposit Account”: all “deposit accounts” as such term is defined in Article 9 of the UCC and shall include, without limitation, all of the accounts listed on Schedule 9 (as such schedule may be amended or supplemented from time to time).

     “Documents”: all “documents” as such term is defined in Article 9 of the UCC.

     “DPC Investment”: DPC Investment Corp., a Delaware corporation.

     “Equipment”: all “equipment” as such term is defined in Article 9 of the UCC, all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefore, wherever located, now or hereafter existing, including any fixtures.

     “General Intangibles”: all “general intangibles” as such term is defined in Article 9 of the UCC and, in any event, including, without limitation, with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.

     “Goods”: all “goods” as such term is defined in Article 9 of the UCC and shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

     “Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) the Borrower Obligations and (ii) all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or to the Secured Partys that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

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     “Guarantors”: the collective reference to Holdings and each Grantor other than the Borrower.

     “Instruments”: all “instruments” as such term is defined in Article 9 of the UCC.

     “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

     “Inventory”: all “inventory” as such term is defined in Article 9 of the UCC and all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

     “Investment Accounts”: all Securities Accounts, Commodities Accounts and Deposit Accounts.

     “Issuers”: the collective reference to each issuer of a Pledged Security.

     “Lender Counterparty”: each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement.

     “MDFC Operating Lease”: the Equipment Lease Agreement, between the Borrower and MDFC Equipment Leasing Corporation, dated as of October 2, 1998, as amended.

     “Money”: all “money” as such term is defined in Article 9 of the UCC.

     “New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

     “Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

     “Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent (whether such Grantor is licensee or licensor thereunder), including, without limitation, any of the foregoing referred to in Schedule 6 (as such schedule may be amended or supplemented from time to time).

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     “Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6 (as such schedule may be amended or supplemented from time to time), (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6 (as such schedule may be amended or supplemented from time to time), (iii) all rights to obtain any reissues or extensions of the foregoing, (iv) all rights corresponding to the foregoing throughout the world, (v) all inventions and improvements described in the foregoing, (vi) all rights to sue for past, present and future infringements of the foregoing and (vii) all licenses, claims, damages and proceeds of suit arising therefrom.

     “Pledged Debt”: all Indebtedness owed to such Grantor, whether or not evidenced by any instrument, including without limitation, all Pledged Notes.

     “Pledged LLC Interests”: all interests in any limited liability company listed on Schedule 2 (as such schedule may be amended or supplemented from time to time), together with any other interests, certificates, options or rights of any nature whatsoever in respect of the limited liability company interest of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

     “Pledged Notes”: all promissory notes listed on Schedule 2 (as such schedule may be amended or supplemented from time to time), all Intercompany Notes at any time issued to any Grantor (including, without limitation, the Danish Demand Note) and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

     “Pledged Partnership Interests”: all interests in any general partnership, limited partnership, limited liability partnership or other partnership listed on Schedule 2 (as such schedule may be amended or supplemented from time to time), together with any other interests, certificates, options or rights of any nature whatsoever in respect of the partnership interest of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

     “Pledged Trust Interests”: all interests in a Delaware business trust or other trust listed on Schedule 2 (as such schedule may be amended or supplemented from time to time), together with any other interests, certificates, options or rights of any nature whatsoever in respect of the trust interest of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

     “Pledged Securities”: the collective reference to the Pledged Notes, the Pledged Stock the Pledged LLC Interests, the Pledged Partnership Interests and the Pledged Trust Interests.

     “Pledged Stock”: the shares of Capital Stock listed on Schedule 2 (as such schedule may be amended or supplemented from time to time), together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of

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any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect (which, in the case of the Foreign Subsidiaries, shall not exceed 65% of the Capital Stock of such Foreign Subsidiaries).

     “Proceeds”: all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

     “Secured Parties”: the Lenders, the Lender Counterparties and Agents and shall include, without limitation, all former Lenders, Lender Counterparties and Agents to the extent that any Obligations owing to such Persons were incurred while such Persons were Lenders, Lender Counterparties or Agents and such Obligations have not been paid or satisfied in full.

     “Securities Accounts”: all “securities accounts” as such term is defined in Article 8 of the UCC and shall include, without limitation, all of the accounts listed on Schedule 9 (as such schedule may be amended or supplemented from time to time).

     “Securities Act”: the Securities Act of 1933, as amended.

     “Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark (whether such Grantor is licensee or licensor thereunder), including, without limitation, any of the foregoing referred to in Schedule 6 (as such schedule may be amended or supplemented from time to time).

     “Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith other than any pending intent to use applications for which a statement of use or an amendment to allege use have not been filed and accepted, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, (as such schedule may be amended or supplemented from time to time) (ii) the right to obtain all renewals and extensions of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing and (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill.

     “UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

     “Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles and equipment covered by a certificate of title of any state or of the United States of America and all tires and other appurtenances to any of the foregoing.

     1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this

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Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     (c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GUARANTEE

     2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent, for the ratable benefit of the Lenders, the Lender Counterparties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

     (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

     (c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Collateral Agent or any Secured Party hereunder.

     (d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement, no Borrower Obligations may be outstanding.

     (e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent or any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.

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     2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

     2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Collateral Agent or any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Collateral Agent and the Secured Parties by the Borrower on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Collateral Agent and the Secured Parties, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

     2.4 Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Collateral Agent or any Secured Party may be rescinded by the Collateral Agent or such Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any Secured Party, and the Credit Agreement, the other Loan Documents, and any Hedging Agreement, and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Collateral Agent (or the Required Lenders, the Majority Facility Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

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     2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Collateral Agent or any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Collateral Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Collateral Agent or any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

     2.6 Bankruptcy, etc. (a) The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or recovered directly or indirectly from any Lender, Lender Counterparty and their respective successors, indorsees, transferees, and assignees as a preference, fraudulent transfer or otherwise, or must otherwise be restored or returned by the Collateral Agent or any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the

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Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

     (b) So long as any Borrower Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

     (c) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (b) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

     2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars at the office of the Collateral Agent located at the relevant Funding Office.

     2.8 Waivers. Each Guarantor hereby waives, for the benefit of Lenders, the Lender Counterparties and their respective successors, indorsees, transferees and assigns: (a) any right to require any Person, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Borrower Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Lender, Lender Counterparty and their respective successors, indorsees, transferees and assigns in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Lender, Lender Counterparty and their respective successors, indorsees, transferees and assigns whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Borrower Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Borrower Obligations; (c) any defense based

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upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any errors or omissions in the administration of the Borrower Obligations by any Agent, Lender, the Lender Counterparty and their respective successors, indorsees, transferees and assigns, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Agent, Lender, the Lender Counterparty and their respective successors, indorsees, transferees and assigns protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Borrower Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 2 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

     2.9 Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Borrower Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of the Lenders, the Lender Counterparties and their respective successors, indorsees, transferees and assigns to be credited and applied against the Borrower Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

     2.10 Authority of Guarantors or Borrower. It is not necessary for any Lender, Lender Counterparty and their respective successors, indorsees, transferees and assigns to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

     2.11 Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Lender, Lender Counterparty and their respective successors, indorsees, transferees and assigns shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge

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Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Borrower Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Lender, Lender Counterparty and their respective successors, indorsees, transferees and assigns to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Lender, Lender Counterparty and their respective successors, indorsees, transferees and assigns.

SECTION 3. GRANT OF SECURITY INTEREST

     3.1 Grant of Security Interest. Each Grantor hereby assigns, transfers and grants to the Collateral Agent for the ratable benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)	all Accounts;

(b)	all Chattel Paper;

(c)	Commercial Tort Claims listed on Schedule 10 (as such schedule may be amended or supplemented from time to time);

(d)	all Commodities Accounts;

(e)	all Documents;

(f)	all General Intangibles;

(g)	all Goods;

(h)	all Instruments;

(i)	all Intellectual Property;

(j)	all Investment Accounts;

(k)	all Letter of Credit Rights;

(l)	all Money;

(m)	all Pledged Debt;

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(n)	all Pledged Securities and, in the case of the Danish Demand Note, including, without limitation, any right of DPC Investment to make demand for payment upon Arovit Holdings thereunder;

(o)	all books and records pertaining to the Collateral and;

(p)	to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

     provided, however, that no Grantor assigns, transfers or grants a security interest in and to any of its right, title and interests under nor shall the term “Collateral” include (a) any of the property now or hereafter securing an IDB financing or now or hereafter subject of the MDFC Operating Lease; (b) any lease, license, contract, property rights or agreement to which any Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (in each case, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), provided, that the Collateral shall include, the applicable Grantor hereby grants a security interest in and such security interest shall attach to, such lease, license, contract, property rights or agreement at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above; (c) any outstanding Capital Stock of a Foreign Subsidiary in excess of 65% of the voting power of all classes of Capital Stock of such Foreign Subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower or (d) commodities accounts with account numbers 13554 and 13555 maintained with Rand Financial Services, Inc., as commodity intermediary and commodity accounts agreed in writing by Collateral Agent to be excluded from the definition of Collateral under this Agreement.

     3.2 Stock Powers. Concurrently with the delivery to the Collateral Agent of each certificate representing one or more shares of Pledged Stock to the Collateral Agent, the Grantor owning such Pledged Stock shall deliver an undated stock power covering such certificate, duly executed in blank by such Grantor.

SECTION 4. REPRESENTATIONS AND WARRANTIES

     To induce the Secured Parties to enter into the Credit Agreement, the Letters of Credit and/or Hedge Agreements and to induce the Secured Parties to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party that:

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     4.1 Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

     4.2 Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns its respective items of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are filed to secure Liens permitted by the Credit Agreement and except in the case of public notice filings at the U.S. Patent and Trademark Office which remain “on file” despite the filing of a subsequent release.

     4.3 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Collateral Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for (i) Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law and (ii) Liens described on Schedule 8 (as such schedule may be amended or supplemented from time to time).

     4.4 Organization Information. Such Grantor has indicated on Schedule 4(A) (as such schedule may be amended or supplemented from time to time): (a) the type of organization of such Grantor, (b) the jurisdiction of organization of such Grantor, (c) its organization identification number and (d) the jurisdiction where the chief executive office or its sole place of business is, and for the five-year period preceding the Effective Date has been, located.

     4.5 Legal Name. The full legal name of such Grantor is as set forth on Schedule 4(A) (as such schedule may be amended or supplemented from time to time) and it has not done for the past five (5) years prior to the Effective Date, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4(C) (as such schedule may be amended or supplemented from time to time).

     4.6 Change in Name, Structure, etc. Except as set forth on Schedule 4(C) (as such schedule may be amended or supplemented from time to time), it has not changed its name,

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jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years.

     4.7 Inventory and Equipment. On the date hereof, the Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5.

     4.8 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

     4.9 As-extracted collateral, etc. On the date hereof, it does not own any “as extracted collateral” (as defined in the UCC) or any timber to be cut.

     4.10 No Actions or Consents. Other than the actions required to register the Pledged Securities in the name of the Collateral Agent after an Event of Default, all actions and consents, including all filings, notices, registrations and recordings necessary or desirable for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies respect of the Collateral have been made or obtained.

     4.11 No authorization. No authorization, approval or other action by, and no notice to or filing with any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except for filings contemplated by Section 4.3 above and as may be required, in connection with the disposition of any Pledged Equity Interests, by laws generally affecting the offering and sale of securities.

     4.12 Pledged Securities. (a) The shares of Pledged Securities pledged by such Grantor hereunder constitute (i) in the case of any Issuer which is a Domestic Subsidiary or a Domestic Joint Venture, all the issued and outstanding shares of all classes of the Capital Stock of such Issuer owned by such Grantor, (ii) in the case of any Issuer which is a Foreign Subsidiary, 65% of all the issued and outstanding shares of all classes of the Capital Stock of such Issuer owned by such Grantor and (iii) in the case of any Issuer which is a Foreign Joint Venture, all the issued and outstanding shares of all classes of the Capital Stock of such Issuer owned by such Grantor.

     (b) All the shares of the Pledged Securities have been duly and validly issued and are fully paid and nonassessable.

     (c) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Pledged Securities pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

     (d) With respect to any Pledged Securities that is represented by a certificate (other than any Pledged Securities credited to a Securities Account) or that is an “instrument”,

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such Grantor shall deliver such certificate or instrument to the Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC).

     4.13 Accounts. (a) No amount payable to such Grantor under or in connection with any Account is evidenced by any Instrument or Chattel Paper in excess of $100,000 in the aggregate which has not been delivered to the Collateral Agent.

     (b) The amounts represented by such Grantor to the Secured Parties from time to time as owing to such Grantor in respect of the Accounts will at such times be accurate.

     (c) The places where such Grantor keeps its records concerning such Grantor’s Accounts are listed on Schedule 7 or such other location or locations of which such Grantor shall have provided prior written notice to the Collateral Agent pursuant to Section 5.6.

     4.14 Intellectual Property. (a) Schedule 6 lists all material registered Intellectual Property owned and currently used by such Grantor on the date hereof.

     (b) On the date hereof, all material registered U.S. Intellectual Property is valid, subsisting, unexpired and enforceable, has not been abandoned and to such Grantor’s knowledge and as used in connection with the business of such Grantor, and, except as set forth in Schedule 6, does not infringe the intellectual property rights of any other Person.

     (c) Except as set forth in Schedule 6, on the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

     (d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

     (e) Except as set forth in Schedule 4.9 to the Credit Agreement, no action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value of any Intellectual Property.

     4.15 Investment Accounts. (a) Schedule 9 (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Commodities Accounts,” “Deposit Accounts” and “Securities Accounts,” respectively, all of the Commodities Accounts, Deposit Accounts and Securities Accounts in which each Grantor has an interest. Each Grantor is the sole entitlement holder (in the case of Commodities Accounts and Securities Accounts) and sole account holder (in the case of Deposit Accounts), and such Grantor has not consented to, and is not otherwise aware of, any Person (other the Collateral Agent pursuant hereto) (i) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or securities or other property credited thereto or (ii) having “control” (within the meanings of Section 9-104 of the

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UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein.

     (b) Each Grantor has taken all actions necessary or desirable to comply with Section 6.10(e) of the Credit Agreement.

     4.16 Commercial Tort Claims. Schedule 10 (as such schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims of each Grantor on the date hereof in excess of $1,000,000 in the aggregate.

     4.17 Pledged Debt. Schedule 11 (as such schedule may be amended or supplemented from time to time) lists all Pledged Debt of such Grantor on the date hereof other than Pledged Notes.

     4.18 Letter of Credit Rights. Schedule 12 (as such schedule may be amended or supplemented from time to time) lists all material letters of credit to which such Grantor has rights on the date hereof. Each Grantor has obtained the consent of each issuer of any material letter of credit to the assignment of the proceeds of the letter of credit to the Collateral Agent.

SECTION 5. COVENANTS

     Each Grantor covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Agreement until the Borrower Obligations shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated:

     5.1 Covenants in Credit Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Restricted Subsidiaries.

     5.2 Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Chattel Paper having a value in excess of $100,000 in the aggregate, such Instrument or Chattel Paper shall be immediately delivered to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.

     5.3 Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Collateral Agent and (ii) to the extent requested by the Collateral Agent, insuring such Grantor, the Collateral Agent and the Secured Parties against liability for personal injury and property damage relating to such Inventory and Equipment, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Collateral Agent and the Secured Parties.

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     (b) All such insurance shall (i) provide that the insurer affording such coverage will endeavor to mail 30 days’ written notice to the Collateral Agent in the event of cancellation of such coverage, (ii) name the Collateral Agent as insured party or loss payee, (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Collateral Agent.

     (c) The Borrower shall deliver to the Collateral Agent and the Secured Parties a certificate of coverage from a reputable insurance broker with respect to such insurance during the month of January in each calendar year beginning 2005 and such supplemental reports with respect thereto as the Collateral Agent may from time to time reasonably request.

     5.4 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.

     (b) Such Grantor will furnish to the Collateral Agent and the Secured Parties from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

     (c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, or otherwise authorize the filing of, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

     (d) Such Grantor shall not sell, transfer or assign (by operation of law or otherwise) any Collateral except as permitted in accordance with the Credit Agreement.

     5.5 Changes in Locations, Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 5 showing any:

(i)	change the location of its chief executive office or sole place of business from that referred to in Section 4.4; or

(ii)	change its name, identity or type of organization or jurisdiction of organization corporate structure to such an extent that any financing statement filed by the Collateral Agent in connection with this Agreement would become misleading.

     5.6 Notices. Such Grantor will advise the Collateral Agent and the Secured Parties promptly, in reasonable detail, of:

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     (a) any Lien (other than security interests created hereby, by any Loan Document or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

     (b) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

     5.7 Pledged Securities. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Pledged Securities of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent and the Secured Parties, hold the same in trust for the Collateral Agent and the Secured Parties and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Securities shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

     (b) Without the prior written consent of the Collateral Agent, such Grantor will not (i) unless otherwise permitted hereby, vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Securities or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Pledged Securities or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Pledged Securities or Proceeds thereof.

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     (c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Pledged Securities issued by it.

     (d) Such Grantor will not cause or consent to any amendment or modification of or waiver under the Danish Demand Note or the Danish Pledge Agreement without the prior written approval of the Required Secured Parties. DPC Investment will promptly forward to the Collateral Agent any notice or other communication delivered pursuant to the Danish Demand Note or the Danish Pledge Agreement.

     (e) Such Grantor shall deliver to Collateral Agent immediately upon acquiring rights therein hereafter any Pledged Securities that is represented by a certificate or that is an “instrument” (other than any Investment Related Property credited to a Securities Account), indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC).

     5.8 Accounts. (a) Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Account, (ii) compromise or settle any Account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Account, (iv) allow any credit or discount whatsoever on any Account or (v) amend, supplement or modify any Account in any manner that could materially and adversely affect the value thereof.

     (b) Such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 10% of the aggregate amount of the then outstanding Accounts.

     5.9 Intellectual Property. (a) Such Grantor (either itself or through licensees) will, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) continue to use each material registered Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

     (b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

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     (c) Notwithstanding anything to the contrary, any breach of clauses (a) or (b) of this Section 5.9 by a licensee shall not be a breach by any Grantor if the terms of the license granted to such licensee prohibit or require the licensee to abide by the acts set forth therein and such Grantor is diligently taking all reasonable action to cause such licensee to comply with the terms of such licensee.

     (d) Such Grantor will notify the Collateral Agent and the Secured Parties immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

     (e) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Collateral Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the Secured Parties’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby (including, but not limited to Trademark Security Agreements, Copyright Security Agreements and Patent Security Agreements in the Form of Exhibits A, B, & C, respectively).

     5.10 Investment Accounts. With respect to any Commodities Accounts, Securities Accounts or Deposit Accounts that are created or acquired after the Effective Date, as of or prior to the deposit or transfer of any commodity contract, securities entitlements or funds, into such Commodities Accounts, Securities Accounts or Deposit Accounts, respectively, unless otherwise in accordance with Section 6.10(e) of the Credit Agreement, such Grantor shall have established the Collateral Agent’s “control” (within the meaning of Section 9-106 of the UCC in the case of Commodities Accounts, Section 8-106 of the UCC in the case of Securities Accounts or Section 9-104 of the UCC in the case of Deposit Accounts) over all such Investment Accounts.

     5.11 Commercial Tort Claims. With respect to any Commercial Tort Claims in excess of $1,000,000 in the aggregate hereafter arising, it shall amend Schedule 10 identifying such new Commercial Tort Claims.

     5.12 Letter of Credit Rights. With respect to any material letter of credit hereafter arising, such Grantor shall obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to the Collateral Agent.

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     5.13 Covenants of Holdings. Holdings covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Agreement until the Loans, any Reimbursement Obligations, and all other Borrower Obligations then due and owing have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated:

     (a) Holdings shall not conduct or otherwise engage in any business or operations other than (i) transactions contemplated by the Loan Documents or the provision of administrative, legal, accounting and management services to or on behalf of the Borrower or any of its Subsidiaries, (ii) the ownership of the Capital Stock of the Borrower or any other Person (or any successor thereto), and the exercise of rights and performance of obligations (including entering into guarantees and pledge agreements) in connection therewith, (iii) the entry into, and exercise of rights and performance of obligations in respect of, (A) the Transaction Documents to which Holdings is a party, this Agreement and the other Loan Documents to which Holdings is a party, and any other agreement to which Holdings is a party on the date hereof, in each case as amended, supplemented, waived or otherwise modified from time to time, and any refinancings, refundings, renewals or extensions thereof, (B) contracts and agreements with officers, directors and employees of the Holdings or a Subsidiary thereof relating to their employment or directorships, (C) insurance policies and related contracts and agreements, and (D) equity subscription agreements, registration rights agreements, voting and other stockholder agreements, engagement letters, underwriting agreements and other agreements in respect of its equity securities or any offering, issuance or sale thereof, (iv) the offering, issuance and sale of its equity securities, (v) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vi) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (vii) the retention of transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (viii) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of the Borrower and its Subsidiaries, (ix) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable, and (x) other activities incidental or related to the foregoing.

     (b) Holdings shall not own, lease, manage or otherwise operate any properties or assets (other than in connection with the activities described in Section 5.13(a)), or incur, create, assume or suffer to exist any Indebtedness or Guarantee Obligations of Holdings (other than such as may be incurred, created or assumed or exist in connection with the activities described in Section 5.10(a)).

SECTION 6. REMEDIAL PROVISIONS

     6.1 Certain Matters Relating to Accounts. (a) At any time and from time to time after the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and the relevant Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the

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continuance of an Event of Default, upon the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts.

     (b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any Proceeds constituting collections of such Accounts, when collected by such Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Concentration Account established by such Grantor maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. All Proceeds constituting collections of Accounts while held by the Concentration Account bank (or by any Guarantor in trust for the benefit of the Collateral Agent and the other Secured Parties) shall continue to be collateral security for all of the Obligations and shall not constitute payment thereof until applied as hereinafter provided. At any time when an Event of Default has occurred and is continuing, at the Collateral Agent’s election, the Collateral Agent may apply all or any part of the funds on deposit in the Concentration Account established by the relevant Grantor to the payment of the Obligations of such Grantor then due and owing, such application to be made as set forth in Section 6.5.

     (c) At any time and from time to time after the occurrence and during the continuance of an Event of Default, at the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent all Instruments and Chattel Paper evidencing any Accounts not otherwise in the possession of the Collateral Agent and all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to such Grantor’s Accounts, including, without limitation, all original orders, invoices and shipping receipts.

     6.2 Communications with Obligors; Grantors Remain Liable. (a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, communicate with obligors under the Accounts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts.

     (b) Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Accounts that the Accounts have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

     (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts to observe and perform all the material conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of

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any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

     6.3 Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities.

     (b) If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in such order as the Collateral Agent may determine in accordance with the Loan Documents, and (ii) any or all of the Pledged Securities shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. Without limiting the foregoing, with respect to the Danish Demand Note and the Danish Pledge Agreement the Collateral Agent shall have the right to exercise all rights and remedies of DPC Investment thereunder if an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors.

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     (c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent.

     6.4 Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Collateral Agent and the Secured Parties specified in Section 6.1 with respect to payments of Accounts, if an Event of Default shall occur and be continuing, and the Collateral Agent shall have sent a written direction to the Borrower directing it to do so, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Concentration Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Concentration Account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

     6.5 Application of Proceeds. So long as no Event of Default shall have occurred and be continuing, at such intervals as may be agreed upon by the Borrower and the Collateral Agent, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds held in any Concentration Account in payment of the Obligations in such order as the Collateral Agent may elect, and any part of such funds which the Collateral Agent elects not so to apply and deems not required as collateral security for the Obligations shall be paid over from time to time by the Collateral Agent to the Borrower or to whomsoever may be lawfully entitled to receive the same. After an Event of Default shall have occurred and be continuing, except as expressly provided elsewhere in the Loan Documents, all Proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Obligations in the following order of priority: first, to repay Revolving Loans and Swingline Loans that have been advanced by the Administrative Agent or the Swingline Lender, respectively, and to reimburse the Issuing Bank for draws on Letters of Credit, in each case to the extent not paid or reimbursed by the Company or the Lenders; second, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not as a Lender) and all advances made by the Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under any other Loan Document, all in accordance with the terms hereof or thereof; third, to the extent of any excess of such proceeds, to the payment of all other Obligations for the

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ratable benefit of the Secured Parties; and fourth, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

     6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6 in accordance with Section 6.5 of this Agreement To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

     6.7 Registration Rights. (a) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Collateral Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such

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Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

     (b) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

     (c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Collateral Agent and the Secured Parties, that the Collateral Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

     6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.

SECTION 7. THE COLLATERAL AGENT

     7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

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     (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account or with respect to any other Collateral whenever payable;

     (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

     (iii) unless being disputed under Section 6.3 of the Credit Agreement, pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

     (iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

     (v) (i) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (ii) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (iii) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (iv) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (v) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (vi) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (vii) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (viii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ security interests therein

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and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

     Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

     (b) If any Grantor fails to perform or comply with any of its agreements contained herein within the applicable grace periods, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

     (c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

     (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

     7.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

     7.3 Filing of Financing Statements. Pursuant to Section 9-509 of the New York UCC and any other applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement.

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     7.4 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. SECTION 8. MISCELLANEOUS

     8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

     8.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

     8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

     8.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Secured Party for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party.

     (b) Each Guarantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to

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any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

     (c) Each Guarantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

     (d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

     8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that, except as set forth in Section 7.4 of the Credit Agreement, no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

     8.6 Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party at any time and from time to time, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Collateral Agent or such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have.

     8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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     8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

     8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

     8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages.

     8.13 Acknowledgements. Each Grantor hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

     (b) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand,

32

and the Collateral Agent and other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

     8.14 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     8.15 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

     8.16 Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

     (b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, or such Grantor is designated as an Unrestricted Subsidiary in accordance with the Credit Agreement, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral and the Capital Stock of such Grantor. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement or such Grantor is designated as an Unrestricted Subsidiary in accordance with the Credit Agreement; provided that the Borrower shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

     (c) With respect to the pledge by DPC Investment of the Capital Stock of Arovit Holdings pursuant to this Agreement, such pledge, to the extent that such Capital Stock exceeds

33

65% of the outstanding Capital Stock of Arovit Holdings, shall be released in the event of a change in law subsequent to the date hereof that, in the opinion of counsel (or a nationally recognized accounting firm) reasonably acceptable to the Collateral Agent (such opinion to be in form and substance reasonably satisfactory to the Collateral Agent), results or has a substantial likelihood of resulting in such pledge giving rise to a “deemed dividend” to the Borrower under § 956(c) of the Code (and the U.S. Treasury regulations thereunder) or otherwise has materially adverse United States tax consequences for the Borrower.

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     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

DOANE PET CARE ENTERPRISES, INC.
By:
Name:
Title:

DOANE PET CARE COMPANY
By:
Name:
Title:

DOANE/WINDY HILL JOINT VENTURE L.L.C.
By:	Doane Pet Care Company, its sole member

By:
Name:
Title:

DPC INVESTMENT CORP.
By:
Name:
Title:

DOANE MANAGEMENT CORP.
By:
Name:
Title:

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Acknowledged and Agreed to as of the date hereof by: CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Collateral Agent
By:
Name:
Title:

By:
Name:
Title:

36

EXHIBIT D

MORTGAGE

from

DOANE PET CARE COMPANY, Mortgagor

to

CREDIT SUISSE FIRST BOSTON, as administrative agent, Mortgagee

DATED AS OF NOVEMBER __, 2004

After recording, please return to:

Latham & Watkins LLP
885 Third Ave.
New York, NY 10022

ATTN: Dana A. Wallach, esq.

1

[INSERT STATE]

     THIS MORTGAGE, dated as of November ___, 2004 is made by DOANE PET CARE COMPANY, a Delaware corporation (“Mortgagor”), whose address is 210 Westwood Place South, Suite 400, Brentwood, Tennessee, 37027, to CREDIT SUISSE FIRST BOSTON, as administrative agent for the Lenders, referred to below (“Mortgagee”), whose address is Eleven Madison Avenue, New York, New York 10010. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

Background

     A. Doane Pet Care Company, has entered into the Credit Agreement dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) with several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Mortgagee. The terms of the Credit Agreement are incorporated by reference in this Mortgage as if the terms thereof were fully set forth herein.

     Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. In the event of a conflict between this Mortgage and the Credit Agreement, the terms of the Credit Agreement shall control. References in this Mortgage to the “Interest Rates” shall mean the interest rates provided for in Section 2.14 of the Credit Agreement.

     B. Mortgagor is the owner of the parcel(s) of real property described on Schedule A attached hereto and made a part hereof (such real property, together with all of the buildings, improvements, structures and fixtures (including, without limitation, all gas and electric fixtures, radiators, heaters, docks, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters, cleaning apparatus and other items which are or are to be attached to such real property) now or subsequently located thereon (the “Improvements”), being collectively referred to as the “Real Estate”).

     C. Pursuant to the terms and conditions of the Credit Agreement, (i) each Term Loan Lender has agreed to make a Term Loan to Mortgagor, as evidenced by the Credit Agreement and if requested by any Lender, a Term Note; (ii) the Swing Line Lender has agreed to make Swing Line Loans to Mortgagor; (iii) each Revolving Lender has agreed to make Revolving Loans to Mortgagor; and (iv) the Issuing Lenders have agreed to issue letters of credit on behalf of Mortgagor (the “Letters of Credit”). The Reimbursement Obligations with respect to drawings under the Letters of Credit are evidenced by the Credit Agreement.

     D. The obligations of the Lenders to make the Loans, to issue Letters of Credit and to enter into Hedge Agreements are conditioned upon, among other things, the execution and delivery by Mortgagor of this Mortgage.

Granting Clauses

1

     For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure:

     (a) repayment of the principal in the amount of $___or so much thereof as may be outstanding from time to time of and payment of interest (including, without limitation, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans made by each Lender to, and the Notes, if any, held by each Lender of, Mortgagor;

     (b) payment of all Reimbursement Obligations with respect to drawings under the Letters of Credit;

     (c) payment of all obligations under any Hedge Agreement;

     (d) payment of all other obligations and liabilities of Mortgagor to Mortgagee and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, the Letters of Credit, the Guarantee and Collateral Agreement, the Hedge Agreements, this Mortgage, the other Security Documents and other Loan Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, Reimbursement Obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to Mortgagee or to the Lenders that are required to be paid by Mortgagor pursuant to the terms of the Credit Agreement, this Mortgage or any other Loan Documents) (the items set forth in clauses (a) through (d) being referred to herein collectively as the “Indebtedness”); and

     (e) the performance and observance of each obligation, term, covenant and condition to be performed or observed by Mortgagor (the “Obligations”) under, in connection with or pursuant to the provisions of the Credit Agreement, the Notes, the Letters of Credit, the Guarantee and Collateral Agreement, the Hedge Agreements, this Mortgage and any of the other Security Documents or any of the other Loan Documents;

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES, GRANTS, ASSIGNS, TRANSFERS, HYPOTHECATES, PLEDGES, CONVEYS AND SETS OVER TO MORTGAGEE WITH MORTGAGE COVENANTS:

     (A) the Real Estate;

     (B) all the estate, right, title, interest, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

2

     (C) all right, title, estate and interest of Mortgagor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

     (D) all right, title, estate and interest of Mortgagor in and to all of the fixtures, “equipment” (as defined in the Uniform Commercial Code) chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

     (E) all right, title, estate and interest of Mortgagor in and to all substitutes and replacements of, and all additions, improvements and concessions to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor;

     (F) all right, title, estate and interest of Mortgagor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues,

3

profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

     (G) all right, title, estate and interest of Mortgagor in and to all trade names, trade marks, logos, copyrights, licenses, good will and books and records resident in any form or on any media relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles (as defined in the Uniform Commercial Code) related to the operation of the Real Estate, Equipment or Improvements now existing or hereafter arising and the license to use intellectual property such as computer software owned or licensed by Mortgagor or other proprietary business information relating to Mortgagor’s policies, procedures, manuals and trade secrets;

     (H) all right, title, estate and interest of Mortgagor in and to all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

     (I) all right, title, estate and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale, leasing or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment (collectively, the “Contracts”), (ii) all consents, licenses, permits variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”);

     (J) all right, title, estate and interest of Mortgagor in and to any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Mortgagee as provided in this Mortgage; and all “documents” as defined in the Uniform Commercial Code or other receipts covering, evidencing or representing goods now owned or hereafter acquired by Mortgagor (collectively, “Documents”); all (i) “instruments” as defined in the Uniform Commercial Code, “chattel paper” as defined in the Uniform Commercial Code, or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the

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Collateral (including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Mortgagor in connection with the Mortgaged Property (including, without limitation, all ledger sheets, computer records and printouts, databases, programs, books of account and files of Mortgagor relating thereto) and (ii) notes or other obligations of indebtedness owing to Mortgagor from whatever source arising, in each case now owned or hereafter acquired by Mortgagor; all “inventory” as defined in the Uniform Commercial Code, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Mortgaged Property, all Documents representing the same and all Proceeds and products of the same (including, without limitation, all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by Mortgagor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Mortgaged Property (including, without limitation, fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and claims of Mortgagor against anyone who may store or acquire the same for the account of Mortgagor, or from whom Mortgagor may purchase the same); and

     (K) all proceeds (as defined in the Uniform Commercial Code) and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the Mortgaged Property (including, without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including, without limitation, all claims of Mortgagor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with respect to any of the Mortgaged Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any governmental authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property), both cash and noncash, of the foregoing;

     (All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (K) are collectively referred to as the “Mortgaged Property”).

     TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth herein, until the Indebtedness is fully paid and the Obligations fully performed.

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Terms and Conditions

     Mortgagor further represents, warrants, covenants and agrees with Mortgagee as follows:

     1. Warranty of Title. Mortgagor warrants the good and marketable title to the Premises, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage (the “Permitted Exceptions”) and that Mortgagor has the full power, authority and right to execute, deliver and perform its obligations under this Mortgage and to encumber, mortgage, transfer, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate the same and that this Mortgage is and will remain a valid and enforceable first lien on and security interest in the Mortgaged Property, subject only to the Permitted Encumbrances. Mortgagor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against the claims of all persons whomsoever.

     2. Payment of Indebtedness. Mortgagor shall pay the Indebtedness at the times and places and in the manner specified in the Notes, the Credit Agreement, Guarantee and Collateral Agreement and any Hedge Agreement and shall perform all the Obligations in a timely manner.

     3. Requirements. (a) Mortgagor shall promptly comply with, or cause to be complied with, and conform to (i) all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each Governmental Authority which has jurisdiction over the Mortgaged Property and (ii) all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Mortgagor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Premises are collectively referred to as the “Legal Requirements”.

     (b) Notwithstanding the provisions of paragraph (a) of this Section, Mortgagor shall have the right to contest or object in good faith to the validity or application of any Legal Requirement by appropriate legal proceedings diligently conducted in good faith, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to comply with any such Legal Requirement unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to such Legal Requirement, (ii) Mortgagor shall demonstrate to Mortgagee’s reasonable satisfaction that any delay in compliance with such Legal Requirement shall not entail a risk of forfeiture of any of the Mortgaged Property or subject Mortgagor or Mortgagee to any criminal liability, (iii) by the terms of such Legal Requirement, compliance therewith pending prosecution of any such legal proceeding may legally be delayed without incurring any lien, charge or liability of any kind

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against the Mortgaged property (other than for Permitted Exceptions or Liens permitted under Section 7.3 of the Credit Agreement), or any part thereof, unless Mortgagor shall furnish a good and sufficient bond or surety as required by and reasonably satisfactory to Mortgagee and (iv) all material permits required for the operation of the Mortgaged property remain in effect.

     4. Payment of Taxes and Other Impositions. (a) Promptly when due, Mortgagor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). (i) Upon reasonable request of Mortgagee evidence acceptable to Mortgagee showing the payment of any other such Imposition.

     (b) Mortgagor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Imposition at the time and in the manner provided in this Section 4 unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to an Imposition, (ii) Mortgagor shall demonstrate to Mortgagee’s satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Mortgaged Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Mortgagor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Mortgagee in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Mortgaged Property.

     5. Insurance. (a) Mortgagor shall maintain or cause to be maintained on all of the Premises proper insurance in accordance with Section 6.5(b) of the Credit Agreement.

     (b) Each insurance policy (other than flood insurance) shall (x) provide that the insurer affording such coverage shall mail 30 days’ written notice to the Administrative Agent in the event of cancellation of such coverage, and (y) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Mortgagee and contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Mortgagee), with loss payable solely to Mortgagee (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Mortgagee without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” mortgagee clause acceptable to Mortgagee. Liability insurance policies shall name Mortgagee as an additional insured and contain a waiver of subrogation against Mortgagee. Each policy shall expressly provide that any proceeds which are payable to Mortgagee shall be paid by check payable to the order of Mortgagee and Mortgagor and requiring the endorsement of Mortgagee and Mortgagor.

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     (c) Mortgagor shall deliver to Mortgagee a certificate of such insurance in Acord Form 28 acceptable to Mortgagee, together with a copy of the declaration page for each such policy. Mortgagor shall (i) pay as they become due all premiums for such insurance and (ii) not later than 30 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section 5, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Mortgagee.

     (d) Mortgagor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

     (e) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged, Mortgagor shall give immediate notice thereof to Mortgagee. All insurance proceeds shall be paid to Mortgagee to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Mortgagor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over to Mortgagor; provided that Mortgagor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Mortgagee shall have the right to adjust such loss and use the insurance proceeds to pay the Indebtedness or repair the Mortgaged Property in its sole and absolute discretion.

     (f) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

     (g) Mortgagor may maintain insurance required under this Mortgage by means of one or more blanket insurance policies maintained by Mortgagor; provided, however, that (A) any such policy shall specify, or Mortgagor shall furnish to Mortgagee a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Mortgaged Property and any sublimits in such blanket policy applicable to the Premises and the other Mortgaged Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Mortgaged Property in an amount equal to the coverages required to be maintained by Mortgagor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

     6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement,

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Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

     7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

     8. Maintenance. Mortgagor shall maintain or cause to be maintained all the Improvements in good condition and repair, ordinary wear and tear expected, and shall not commit or suffer any waste of the Improvements. Mortgagor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever.

     9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Mortgagor shall notify Mortgagee of the pendency of such proceedings. Mortgagee is hereby authorized and empowered by Mortgagor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Mortgagor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

     10. Leases. (a) Mortgagor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Mortgagee, execute or permit to exist any Lease of any of the Mortgaged Property.

     (b) As to any Lease now in existence or subsequently consented to by Mortgagee, except as expressly permitted under the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, accept a surrender or terminate, cancel, rescind, supplement, alter, revise, modify or amend such Lease or permit any such action to be taken nor shall Mortgagor accept the payment of rent more than thirty (30) days in advance of its due date.

     11. Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property, a separate assignment of each Lease in recordable form and any Uniform Commercial Code financing statements) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee.

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     12. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor (other than with respect to the failure to maintain insurance as required hereunder, in which case Mortgagee can immediately perform), and such failure constitutes an Event of Default, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in Section 2.14(c) of the Credit Agreement, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section 12 shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

     13. Hazardous Material. Mortgagee shall have the right at any time to conduct an environmental audit of the Premises and Mortgagor shall cooperate in the conduct of such environmental audit. Mortgagor shall give Mortgagee and its agents and employees access to the Premises to remove Material of Environmental Concern. Mortgagor shall comply with all provisions of Section ___of the Credit Agreement regarding Materials of Environmental concern and environmental laws.

     14. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

     15. Remedies. (a) Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 8(f) of the Credit Agreement with respect to Mortgagor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Facility Lenders, the Administrative Agent shall, by notice to Mortgagor declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Mortgagor, declare the Loans (with accrued interest thereon) and all other amounts owing under this Mortgage and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 15, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuation of any Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged

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Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

     (i) Mortgagee may, to the extent permitted by applicable law, (A) take immediate possession of all of the Mortgaged Property and take such action as Mortgagee, in its sole judgment, deems necessary to protect and preserve the Mortgaged Property, (B) institute, maintain and complete an action of mortgage foreclosure against all or any part of the Mortgaged Property and cause the Mortgaged Property to be sold in total or in parts, (C) purchase the Mortgaged Property at foreclosure sale, (D) institute and maintain an action on the Indebtedness, (E) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (F) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the rate provided for in Section 2.14(c) of the Credit Agreement and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the rate provided for in Section 2.14(c) of the Credit Agreement shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment.

     (ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

     (b) In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

     16. Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable law, the proceeds or avails of a foreclosure sale and all moneys received by Mortgagee pursuant to any right given or action taken under the provisions of this Mortgage, shall be applied as follows:

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     First: To the payment of the costs and expenses of any such sale or other enforcement proceedings in accordance with the terms hereof and of any judicial proceeding wherein the same may be made, and in addition thereto, reasonable compensation to Mortgagee, its agents and counsel, and of all sums due to Mortgagee under the Loan Documents and all actual out-of-pocket expenses, advances, liabilities and sums made or furnished or incurred by Mortgagee or the holders under this Mortgage and the Loan Documents, together with interest at the rate provided for in Section 2.15 of the Credit Agreement (or such lesser amount as may be the maximum amount permitted by law), and all taxes, assessments or other charges, except any taxes, assessments or other charges subject to which the Mortgaged Property shall have been sold;

     Second: To the payment of the whole amount when due, owing or unpaid upon the Indebtedness for principal and interest; and in case such proceeds shall be insufficient to pay in full the whole amount so due and unpaid, then first, to the payment of all amounts of interest at the time due and payable on the Indebtedness, without preference or priority of any installment of interest over any other installment of interest, and second, to the payment of all amounts of principal; all such payments of principal and interest to be made ratably to the holders entitled thereto;

     Third: To the payment of any other sums required to be paid by Mortgagor pursuant to any provision of this Mortgage, the Loan Agreement and any other document or instrument securing the Indebtedness; and

     Fourth: To the payment of the surplus, if any, to whomsoever may be lawfully entitled to receive the same.

     17. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, Notes, Guarantee and Collateral Agreement and documents evidencing expenditures secured hereby may be presented to the Person conducting the sale in order that the amount so used or applied may be credited upon the Indebtedness as having been paid.

     18. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of

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entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

     19. Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Indebtedness, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Indebtedness outstanding.

     (b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

     (c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Indebtedness or to foreclose the lien of this Mortgage.

     (d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same Person, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

     20. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code (the “Code”) of the State of [___]. If an Event of Default shall occur under this Mortgage, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Mortgagee shall elect to proceed under the Code, then five days’ notice of sale of the personal

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property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

     (b) Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of the Code; (ii) Mortgagor is the record owner of the Real Estate; and (iii) the addresses of Mortgagor and Mortgagee are as set forth on the first page of this Mortgage.

     (c) Mortgagor, upon request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee one or more separate security agreements, in form reasonably satisfactory to Mortgagee, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Mortgagee may reasonably request in order to perfect, preserve, maintain, continue or extend the security interest under and the priority of this Mortgage and such security instrument. Mortgagor further agrees to pay to Mortgagee on demand all costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Mortgagee shall reasonably require. If Mortgagor shall fail to furnish any financing or continuation statement within 10 days after request by Mortgagee, then pursuant to the provisions of the Code, Mortgagor hereby authorizes Mortgagee, without the signature of Mortgagor, to execute and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth above.

     21. Assignment of Rents. Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence of any Event of Default under this Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor. In the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

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     22. Trust Funds. All lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Mortgagor. Within 10 days after request by Mortgagee, Mortgagor shall furnish Mortgagee satisfactory evidence of compliance with this Section 22, together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Mortgagee, which statement shall be certified by Mortgagor.

     23. Additional Rights. The holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Indebtedness. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

     24. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 10.2 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

     25. No Oral Modification. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 10.1 of the Credit Agreement. To the extent permitted by Applicable Law, any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

     26. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the Indebtedness or Loan Documents, the obligations of Mortgagor and of any other obligor under the Indebtedness or Loan Documents shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

     27. Mortgagor’s Waiver of Rights. To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or

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exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all Persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

     28. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

     29. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Indebtedness upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Indebtedness (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the Indebtedness, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or

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more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Indebtedness, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Indebtedness, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

     30. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in its sole discretion it deems such waiver advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee, its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.

     31. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to

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the remainder of the security, in anywise impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien.

     32. Governing Law, etc. This Mortgage shall be governed by and construed in accordance with the laws of [___], except that Mortgagor expressly acknowledges that by its terms the Credit Agreement and the Notes shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflict of law, and for purposes of consistency, Mortgagor agrees that in any in personam proceeding related to this Mortgage the rights of the parties to this Mortgage shall also be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in that State, without regard to principles of conflict of law.

     33. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee or any successor agent for the Lenders,” the word “Notes” or “Guarantee” shall mean the “Notes”, “Credit Agreement”, the “Guarantee”, the “Collateral Agreement”, or any other evidence of indebtedness secured by this Mortgage, the word “person” shall include any individual, corporation, partnership, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

     [34. Maximum Secured Amount. With respect to this Mortgage on properties located in [___], the maximum amount secured hereby is $___. Property located in [___] may be released from this Mortgage upon payment of the above amount secured in [___]. The aggregate maximum Indebtedness under the Credit Agreement is $[___].]

     This Mortgage has been duly executed by Mortgagor on the date first above written.

DOANE PET CARE COMPANY
By:
Name:

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Exhibit 15.1

November 10, 2004

Doane Pet Care Company
Brentwood, Tennessee

Re: Registration Statement Nos. 333-43643 and 333-70759 on Form S-3 and Registration Statement Nos. 333-104767, 333-104767-01 and 333-104767-02 on Form S-2.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 10, 2004 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Nashville, Tennessee

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

I, Douglas J. Cahill, President and Chief Executive Officer of Doane Pet Care Company, hereby certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Doane Pet Care Company;

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this quarterly report based on such evaluation; and

c)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal controls over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date: November 12, 2004

/s/ DOUGLAS J. CAHILL
Douglas J. Cahill
President and Chief Executive Officer Doane Pet Care Company

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

I, Philip K. Woodlief, Vice President and Chief Financial Officer of Doane Pet Care Company, hereby certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Doane Pet Care Company;

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this quarterly report based on such evaluation; and

c)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal controls over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date: November 12, 2004

/s/ PHILIP K. WOODLIEF
Philip K. Woodlief
Vice President, Finance and Chief Financial Officer Doane Pet Care Company

Exhibit 32.1

SECTION 906 — CERTIFICATION OF CHIEF EXECUTIVE OFFICER
OF PERIODIC FINANCIAL REPORT

     Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1350, and in connection with the accompanying quarterly report on Form 10-Q of Doane Pet Care Company for the quarter ended October 2, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned officer of Doane Pet Care Company hereby certifies that:

     1. The Report fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934; and

     2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of the operations of Doane Pet Care Company.

Date: November 12, 2004

/s/ DOUGLAS J. CAHILL
Douglas J. Cahill
President and Chief Executive Officer Doane Pet Care Company

A signed original of this written statement required by Section 906 has been provided to Doane Pet Care Company and will be retained by Doane Pet Care Company and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

SECTION 906 — CERTIFICATION OF CHIEF FINANCIAL OFFICER
OF PERIODIC FINANCIAL REPORT

     Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1350, and in connection with the accompanying quarterly report on Form 10-Q of Doane Pet Care Company for the quarter ended October 2, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned officer of Doane Pet Care Company hereby certifies that:

     1. The Report fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934; and

     2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of the operations of Doane Pet Care Company.

Date: November 12, 2004

/s/ PHILIP K. WOODLIEF
Philip K. Woodlief
Vice President, Finance and Chief Financial Officer Doane Pet Care Company

A signed original of this written statement required by Section 906 has been provided to Doane Pet Care Company and will be retained by Doane Pet Care Company and furnished to the Securities and Exchange Commission or its staff upon request.